UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

CHENIERE ENERGY, INC. 2020 PROXY STATEMENT

April 10, 2020

To our Shareholders:

It is our pleasure to invite you to attend the Cheniere Energy, Inc. 2020 Annual Meeting of Shareholders. The meeting will be held at 3:00 p.m., Central Time on May 14, 2020 at our corporate headquarters located at 700 Milam Street, Suite 1900, Houston, Texas 77002. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance as promptly as practicable, and details on how to participate will be included in a press release available at www.cheniere.com/2020AnnualMeeting and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to participate in the Meeting, please check the Company’s website prior to the meeting date. This does not represent a change in our shareholder engagement philosophy, and we currently intend to host an in-person meeting next year.

The following Notice of Annual Meeting describes the business to be conducted at the 2020 Annual Meeting of Shareholders. We encourage you to review the materials and vote your shares.

You may vote via the Internet, by telephone, or by submitting your completed proxy card by mail. If you attend the 2020 Annual Meeting of Shareholders, you may vote your shares in person if you are a shareholder of record.

Thank you for your continued support as investors in Cheniere Energy, Inc.

Very truly yours,

G. Andrea Botta	Jack A. Fusco
Chairman of the Board	President and Chief Executive Officer

CHENIERE ENERGY, INC.

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TIME AND DATE:	3:00 p.m., Central Time on May 14, 2020

PLACE:	Cheniere Energy, Inc. 700 Milam Street, Suite 1900 Houston, TX 77002*

ITEMS OF BUSINESS:

•  To elect eleven members of the Board of Directors to hold office for a one-year term expiring at the 2021 Annual Meeting of Shareholders.

•  To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for 2019.

•  To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020.

•  To approve the Cheniere Energy, Inc. 2020 Incentive Plan.

•  To act on a shareholder proposal regarding climate change risk analysis.

•  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE:	You can vote if you were a shareholder of record as of the close of business on March 30, 2020.

PROXY VOTING:

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and mailing the enclosed proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS:

We are making this Proxy Statement, including the Notice of Annual Meeting and 2019 Annual Report on Form 10-K for the year ended December 31, 2019, available on our website at: http://www.cheniere.com/2020AnnualMeeting.

By order of the Board of Directors

Sean N. Markowitz

Corporate Secretary

April 10, 2020

*

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance as promptly as practicable, and details on how to participate will be included in a press release available at www.cheniere.com/2020AnnualMeeting and filed with the Securities and Exchange Commission as additional proxy materials. It is important that you retain a copy of the control number found on the proxy card, as such number will be required in order for shareholders to gain access to any meeting held solely by means of remote communication.

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements relating to, among other things, business strategy, performance and expectations for project development. The reader is cautioned not to place undue reliance on these statements and should review the sections captioned “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for important information about these statements, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations and projections expressed in any forward-looking statements. These forward-looking statements speak only as of the date made, and, other than as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise.

PROXY SUMMARY

The following is an overview of information that you will find throughout this Proxy Statement, but does not contain all of the information that you should consider. For more complete information about these topics, please review the complete Proxy Statement prior to voting.

ANNUAL MEETING OF SHAREHOLDERS
TIME AND DATE:	3:00 p.m., Central Time on May 14, 2020

PLACE:

Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance as promptly as practicable, and details on how to participate will be included in a press release available at www.cheniere.com/2020AnnualMeeting and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to participate in the Meeting, please check the Company’s website prior to the meeting date.

RECORD DATE:	March 30, 2020 (the “Record Date”)

VOTING:	Shareholders as of the close of business on the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted upon.

ADMISSION:

No admission card is required to enter the Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”) 2020 Annual Meeting of Shareholders (the “Meeting”), but you will need proof of your stock ownership and valid government-issued picture identification. Please see “Frequently Asked Questions” on page 91 of this Proxy Statement for more information.

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSAL	DESCRIPTION	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAILS)

1	Election of directors	FOR EACH NOMINEE	8

2	Advisory and non-binding vote on the compensation of the Company’s named executive officers for 2019	FOR	73

3	Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020	FOR	75

4	Approval of Cheniere Energy, Inc. 2020 Incentive Plan	FOR	77

5	Shareholder Proposal regarding climate change risk analysis	AGAINST	87

2020 PROXY STATEMENT	1

PROXY SUMMARY

2019 PERFORMANCE AND

STRATEGIC ACCOMPLISHMENTS

The following items highlight our 2019 and recent accomplishments. For more information about these accomplishments and their relationship to our executive compensation program, please see “Compensation Discussion and Analysis” on page 36 of this Proxy Statement.

Record financial results: ~$10 billion revenue ~$650 million net income >$2.9 billion Consolidated Adjusted EBITDA*	Substantial Completion Achieved: Corpus Christi Trains 1 & 2, Sabine Pass Train 5 On Budget, Ahead of Schedule	Final Investment Decision with respect to Sabine Pass Train 6	Record production: Over 425 cargoes exported in 2019 totaling over 1.5 TCF of LNG

*	For a definition of Consolidated Adjusted EBITDA and a reconciliation of this non-GAAP measure to net income, the most directly comparable GAAP financial measure, please see Appendix D.

Strategic

•

In November 2019, we received approval from the Federal Energy Regulatory Commission (“FERC”) to site, construct and operate an expansion (“Corpus Christi Stage 3”) of the Corpus Christi terminal adjacent to the natural gas liquefaction and export facility at the Corpus Christi LNG terminal (the “CCL Project”), which is being developed for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG.

•

In September 2019, our subsidiaries Corpus Christi Liquefaction, LLC (“CCL”) and Cheniere Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”) entered into an integrated production marketing (“IPM”) transaction with EOG Resources, Inc. to purchase 140,000 MMBtu per day of natural gas, for a term of approximately 15 years beginning in early 2020, at a price based on the Platts Japan Korea Marker, net of a fixed liquefaction fee and certain costs incurred by Cheniere.

•

In May 2019, CCL Stage III entered into an IPM transaction with Apache Corporation to purchase 140,000 MMBtu per day of natural gas, for a term of approximately 15 years, at a price based on international LNG indices, net of a fixed liquefaction fee and certain costs incurred by Cheniere.

•

In May 2019, the board of directors of the general partner of Cheniere Energy Partners, L.P. (NYSE American: CQP), of which we own 100% of the general partner interest and 48.6% of the limited partner interest (“Cheniere Partners”), made a positive final investment decision (“FID”) with respect to Train 6 of the natural gas liquefaction and export facilities at the Sabine Pass LNG terminal in Louisiana (the “SPL Project”) and issued a full notice to proceed with construction to Bechtel Oil, Gas and Chemicals, Inc. in June 2019.

Operational

•

As of February 21, 2020, over 1,000 cumulative LNG cargoes totaling over 70 million tonnes of LNG have been produced, loaded and exported from the SPL Project and the CCL Project (the “Liquefaction Projects”). Cheniere achieved the 1,000 cargo milestone faster than any other LNG operator.

•

In March 2019, substantial completion was achieved on Train 5 of the SPL Project and operating activities commenced. Train 5 of the SPL Project reached substantial completion over nine months ahead of the guaranteed completion schedule.

•

In February 2019 and August 2019, substantial completion was achieved on Trains 1 and 2 of the CCL Project, respectively, and operating activities commenced. Trains 1 and 2 of the CCL Project reached substantial completion over seven and eleven months ahead of the guaranteed completion schedule, respectively.

•	For full year 2019, approximately 7 million hours of labor were completed with a Lost Time Incident Rate of approximately 0.03.

•	For full year 2019, a total of over 1,500 TBtu of LNG was exported from the SPL Project and the CCL Project, which was approximately 80% of all LNG exported from the United States.

2	CHENIERE

2019 PERFORMANCE AND STRATEGIC ACCOMPLISHMENTS

Financial

•

For full year 2019, we achieved record results in multiple key financial metrics, including net income attributable to common stockholders of approximately $650 million, consolidated revenues of nearly $10 billion and Consolidated Adjusted EBITDA of over $2.9 billion. For a definition of Consolidated Adjusted EBITDA and a reconciliation of this non-GAAP measure to net income, the most directly comparable GAAP financial measure, please see Appendix D.

•

In June 2019, we announced a capital allocation framework which prioritizes investments in the growth of our liquefaction platform, improvement of consolidated leverage metrics, and a return of excess capital to shareholders under a three-year, $1.0 billion share repurchase program. We commenced share repurchase activity in the second quarter of 2019 and commenced prepayment of outstanding debt in the third quarter of 2019.

•	We reached the following contractual milestones:

¡

In September 2019, the date of first commercial delivery was reached under the 20-year LNG sale and purchase agreements (“SPAs”) with Centrica plc and Total Gas & Power North America, Inc. relating to Train 5 of the SPL Project.

¡	In June 2019, the date of first commercial delivery was reached under the 20-year SPAs with Endesa S.A. and PT Pertamina (Persero) relating to Train 1 of the CCL Project.

¡	In March 2019, the date of first commercial delivery was reached under the 20-year SPA with BG Gulf Coast LNG, LLC relating to Train 4 of the SPL Project.

•	During 2019, our stock price increased by approximately 3% and the total enterprise value of the Company increased by approximately 3.5%.

2020 PROXY STATEMENT	3

PROXY SUMMARY

CORPORATE GOVERNANCE

We are committed to the values of effective corporate governance and high ethical standards. Our Board of Directors (the “Board”) believes that these values are conducive to strong performance and creating long-term shareholder value. Our governance framework gives our highly experienced directors the structure necessary to provide oversight, advice and counsel to Cheniere.

Since our 2017 Annual Meeting, we have taken the following governance actions:

•	engaged with shareholders holding in excess of 50% of our common stock each year regarding governance matters;

•	added details regarding the experience of our directors to our proxy statements;

•	increased ownership levels in our director ownership guidelines;

•	adopted non-employee director equity compensation limits; and

•	expanded the oversight responsibilities of the Governance and Nominating Committee to include oversight of environmental, social and governance (“ESG”) issues.

The “Governance Information” section of this Proxy Statement, beginning on page 18, describes our corporate governance structure and policies, which include the following:

Board Independence

•  9 out of 11 of our current directors and director nominees are independent.

•  Independent directors meet regularly without management present.

•  Our President and CEO is the only management director.

Board Composition

•  The Board consists of 11 directors, with an average age of 60 (as of May 14, 2020).

•  We added another highly qualified member to our Board in 2019, Michele A. Evans.

•  The Board values diversity and experience in assessing its composition.

Board Performance	• The Board regularly assesses its performance through Board and committee self-evaluations.

Board Committees	• We have three standing Board committees—Audit, Governance and Nominating and Compensation. • All of our Board committees are comprised of and chaired solely by independent directors.

Leadership Structure

•  Our Chairman of the Board and CEO roles were split in December 2015.

•  Our independent Non-Executive Chairman of the Board provides leadership to the Board and ensures that the Board operates independently of management.

Risk Oversight

•  The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board review the risks that are within their areas of responsibility.

Open Communication	• We encourage open communication and strong working relationships among the Non-Executive Chairman of the Board and other directors. • Our directors have access to management and employees.

Director and Executive Stock Ownership

•  We have had rigorous stock ownership guidelines for our directors and executive officers since 2008 and amended our stock ownership guidelines for our directors in February 2017 to make them more rigorous.

Director Compensation Limit

•  We have capped the annual ordinary course equity award that may be granted to a non-employee director at $495,000 per calendar year. Please see “Director Compensation” on page 29 of this Proxy Statement.

Accountability to Shareholders

•  Directors are elected annually by a majority of the votes cast with respect to such director. If a director does not receive the necessary vote at the annual meeting, they are required to tender their resignation for consideration by the Board.

•  The Board maintains a process for shareholders to communicate with the Board.

•  We conduct an annual advisory say-on-pay vote.

•  A shareholder, or a group of up to 20 shareholders, continuously owning at least 3% of our common stock for at least the prior 3 consecutive years (and meeting certain other requirements) has the ability to nominate up to 20% of the number of directors serving on our Board (proxy access).

4	CHENIERE

OUR DIRECTOR NOMINEES

Management Succession Planning	• The Governance and Nominating Committee has oversight of succession planning, both planned and emergency.

Governance Policies

•  Directors are required to retire at age 75.

•  We maintain codes of conduct for directors, officers and employees.

•  We do not allow pledging of Company stock as collateral for a loan or holding Company stock in margin accounts.

•  We do not allow hedging or short sales of Company stock.

•  We do not have a shareholder rights plan, or “poison pill”.

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the 11 director nominees listed below. Each director is elected annually by a majority of the votes cast. Detailed information about each nominee, including background, skills and expertise, can be found in “Proposal 1 – Election of Directors” beginning on page 8.

NAME	AGE (AS OF MAY 14, 2020)	DIRECTOR SINCE	PRINCIPAL OCCUPATION

G. Andrea Botta	66	2010	Chairman of the Board, Cheniere Energy, Inc.; President, Glenco LLC

Jack A. Fusco	57	2016	President and Chief Executive Officer, Cheniere Energy, Inc.

Vicky A. Bailey	68	2006	President, Anderson Stratton International, LLC

Nuno Brandolini	66	2000	Former General Partner, Scorpion Capital Partners, L.P.

Michele A. Evans	54	2019	Executive Vice President of Lockheed Martin Corporation

David I. Foley	52	2012	Senior Managing Director, The Blackstone Group L.P.; Chief Executive Officer, Blackstone Energy Partners L.P.

David B. Kilpatrick	70	2003	President, Kilpatrick Energy Group

Andrew Langham	47	2017	General Counsel, Icahn Enterprises L.P.

Courtney R. Mather	43	2018	Former Portfolio Manager of Icahn Capital

Donald F. Robillard, Jr.	68	2014	President of Robillard Consulting, LLC, Former Executive Vice President, Chief Financial Officer and Chief Risk Officer of Hunt Consolidated, Inc. and Former Chief Executive Officer and Chairman, ES Xplore, LLC

Neal A. Shear	65	2014	Senior Advisor and Chair of the Advisory Committee of Onyxpoint Global Management LP

Each director nominee attended or participated in at least 75% of the aggregate number of all meetings of the Board and of each committee on which he or she sits for which the director was eligible to attend in 2019.

EXECUTIVE COMPENSATION HIGHLIGHTS

In late 2016 and early 2017, our leadership team and Compensation Committee considered input from our shareholders regarding executive compensation. As a result, we implemented several fundamental changes to our executive compensation program to align with our peer group at the time, which focused on our national industry classification – natural gas storage and transportation – and included a number of regulated utilities and smaller pipeline companies. As a result of our growth from a development company into a top tier LNG operator and receipt of shareholder feedback, the Compensation Committee, together with Meridian Compensation Partners, its independent compensation consultant, further refined the framework of our executive compensation program for 2019. Our achievements and success over the past several years led to a realignment with a new peer group for 2019 that includes companies across the oil and gas industry, excludes large regulated utilities, focuses on companies of comparable size, and offers a large number of peers in order to provide more consistent and credible results over time and reduce the impact of

2020 PROXY STATEMENT	5

PROXY SUMMARY

outliers. In addition, we reassessed our compensation framework to be consistent with our new peer group and more closely align with our share price performance. Our executive compensation program continues to contemplate awarding all compensation within the designed framework of the approved plan, rather than featuring ad-hoc grants that can lead to significant variation in year over year compensation. We believe the changes made in 2019 align our program with competitive ranges in our peer group and take into account the shareholder feedback that we received.

Compensation Governance Practices

•	Clear, direct link between pay and performance

•	Majority of incentive awards earned based on performance

•	No hedging or “short sales” of Company stock

•	No pledging of Company stock as collateral for a loan or holding Company stock in margin accounts

•	Robust stock ownership guidelines

•	No defined benefit retirement plan or supplemental executive retirement plan

•	Robust compensation risk management program

•	Non-employee director equity compensation limits

•	Minimum vesting schedule for long-term incentive awards of at least 12 months, subject to limited exceptions

•	No material perquisites

•	Solicit annual advisory vote on executive compensation

•	Annually review the independence of the compensation consultant retained by the Compensation Committee

Philosophy and Objectives

The Board and the Compensation Committee are committed to a pay-for-performance compensation structure that aligns our executive compensation with the key drivers of long-term growth and creation of shareholder value, including:

•	Annual and long-term incentive awards are primarily performance-based

•	Annual incentive awards earned are based on achievement of specific financial, operating, safety and strategic goals

•	A significant portion of long-term incentive awards earned is based on financial performance and growth metrics

•	Equity-based compensation delivers annual, market-competitive opportunities within common norms of shareholder dilution and value creation

Executive Compensation Components

The primary components of our executive compensation program, as applied to our 2019 Named Executive Officers, are as follows:

TYPE	PURPOSE	PAGE REFERENCE

Base Salary	Provide a minimum, fixed level of cash compensation to compensate executives for services rendered during the fiscal year.	45

Annual Incentive Program	Drive achievement of annual corporate goals including key financial, operating, safety and strategic goals that create value for shareholders.	46-48

LTI Program	Align executive officers’ interests with the interests of shareholders by rewarding sustained financial performance and growth through a multi-year performance period.	49-51

Post-Employment Compensation	Assist executive officers and other eligible employees to prepare financially for retirement, to offer benefits that are competitive and tax-efficient and to provide a benefits structure that allows for reasonable certainty of future costs. Help retain executive officers and certain other qualified employees, maintain a stable work environment and provide financial security in the event of a change-in-control or in the event of an involuntary termination of employment.	52-54

6	CHENIERE

RATIFICATION OF KPMG AS AUDITOR FOR 2020

RATIFICATION OF KPMG AS AUDITOR FOR 2020

As a matter of good corporate governance, we are asking our shareholders to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019. The following table sets forth the fees billed to us by KPMG for professional services for 2019 and 2018.

	2019	2018

Audit Fees	$7,391,505	$6,663,332

Audit Related Fees	$—	$—

Tax Fees	$80,000	$196,480

All Other Fees	$3,000	$2,430

Total	$7,474,505	$6,862,242

See “Report of the Audit Committee” on page 74 and the information provided in Proposal 3, beginning on page 75, for more details.

CHENIERE ENERGY, INC. 2020 INCENTIVE PLAN

On April 7, 2020, the Board unanimously approved the Cheniere Energy, Inc. 2020 Incentive Plan (the “2020 Plan”), subject to shareholder approval. The 2020 Plan will be effective on May 14, 2020 (the “Effective Date”) if it is approved by our shareholders at the Meeting. The 2020 Plan will apply only to awards granted on or after the Effective Date. The terms and conditions of awards granted under the Cheniere Energy, Inc. Amended and Restated 2011 Incentive Plan (the “2011 Plan”) prior to the Effective Date will not be affected by the adoption or approval of the 2020 Plan. If the 2020 Plan is not approved by our shareholders at the Meeting, then the 2011 Plan will remain in effect on the terms in force prior to the Meeting with the 2020 Plan not taking effect.

Consistent with the 2011 Plan, the 2020 Plan incorporates several features designed to protect shareholder interests and promote current best practices, including:

•

Minimum Vesting Requirements: Awards under the 2020 Plan will be subject to a minimum vesting schedule of at least 12 months following the date of grant of the award; provided, however, that up to 5% of the shares underlying awards granted after the Effective Date may be subject to vesting schedules of less than 12 months. For purposes of this minimum vesting requirement, awards granted to non-employee directors in respect of regular annual fees will be deemed to satisfy the requirement, even if the regular annual shareholder meeting at which the award would vest is not at least 12 months following the grant date of the award.

•	No Dividend Payments on Unvested Awards: The 2020 Plan expressly prohibits the payment of dividends or dividend equivalents on any award before the date on which the award vests.

•

Director Grant Limit: No non-employee director may be granted in any calendar year awards under the 2020 Plan in respect of regular annual fees with an aggregate grant date fair value exceeding $495,000.

•

Clawbacks: Awards under the 2020 Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time or any clawback or recapture provisions set forth in an award agreement.

•	No Evergreen: The 2020 Plan does not contain any “evergreen” provisions.

•	No Discount or Repriced Options: The 2020 Plan does not permit discounted stock options, or repricing options to reduce the exercise price without shareholder approval.

See Proposal 4, beginning on page 77, for more details.

2020 PROXY STATEMENT	7

PROPOSAL 1 – ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

This year, there are 11 nominees standing for election as directors at the Meeting. Below is a summary of our director nominees, including their committee memberships as of April 10, 2020. The Board, with assistance from the Governance and Nominating Committee, will evaluate and reassign committee memberships as needed following the Meeting and election of the director nominees. Detailed information about each director’s background, skills and expertise is provided below.

				NOMINEE COMMITTEE MEMBERSHIPS
NAME CURRENT POSITION	AGE (AS OF MAY 14, 2020)	DIRECTOR SINCE	INDEPENDENT	AUDIT	GOVERNANCE AND NOMINATING	COMPENSATION

G. Andrea Botta Chairman of the Board, Cheniere Energy, Inc. President, Glenco LLC	66	2010	YES		Chair

Jack A. Fusco President and Chief Executive Officer, Cheniere Energy, Inc.	57	2016	NO

Vicky A. Bailey President, Anderson Stratton International, LLC	68	2006	YES	●	●

Nuno Brandolini Former General Partner, Scorpion Capital Partners, L.P.	66	2000	YES		●	●

Michele A. Evans Executive Vice President of Lockheed Martin Corporation	54	2019	YES	●	●

David I. Foley Senior Managing Director, The Blackstone Group L.P. Chief Executive Officer, Blackstone Energy Partners L.P.	52	2012	NO

David B. Kilpatrick President, Kilpatrick Energy Group	70	2003	YES	●		●

Andrew Langham General Counsel, Icahn Enterprises L.P.	47	2017	YES		●	●

Courtney R. Mather Former Portfolio Manager of Icahn Capital	43	2018	YES	● F

Donald F. Robillard, Jr. President of Robillard Consulting, LLC, Former Executive Vice President, Chief Financial Officer and Chief Risk Officer of Hunt Consolidated, Inc. and Former Chief Executive Officer and Chairman, ES Xplore, LLC	68	2014	YES	Chair; F

Neal A. Shear Senior Advisor and Chair of the Advisory Committee of Onyxpoint Global Management LP	65	2014	YES			Chair

F     Audit Committee Financial Expert

The Board has determined that each of Messrs. Mather and Robillard is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

8	CHENIERE

DIRECTORS AND NOMINEES

Summary of Director Core Competencies

The following chart summarizes the core competencies of our director nominees.

SNAPSHOT OF 2020 DIRECTOR NOMINEES

Our director nominees complement each other to create a well-rounded boardroom, and each adds:

•	A deep commitment to stewardship
•	A proven record of success
•	Unique and valuable insight
•	International industry experience

There are 11 nominees standing for election as directors at the Meeting. Each nominee, if elected, will hold office for a one-year term expiring at the 2021 Annual Meeting of Shareholders and will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Each of the director nominees has consented to serve as a director if elected or re-elected.

Each of the director nominees currently serves on the Board. Directors are elected by a majority of votes cast with respect to such director nominee. Unless your proxy specifies otherwise, it is intended that the shares represented by your proxy will be voted for the election of these 11 nominees. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if the bank, broker or other holder of record does not receive specific voting instructions from you. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board recommends a vote FOR the election of the 11 nominees as directors of the Company to hold office for a one-year term expiring at the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2020 PROXY STATEMENT	9

PROPOSAL 1 – ELECTION OF DIRECTORS

DIRECTOR NOMINATIONS AND QUALIFICATIONS

Director Nomination Policy and Procedures. Our Director Nomination Policy and Procedures is attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board from any source, including current members of the Board and our management, advisors and shareholders. The Governance and Nominating Committee evaluates potential nominees by reviewing their qualifications and any other information deemed relevant. Director nominees are recommended to the Board by the Governance and Nominating Committee.

The full Board will select and recommend candidates for nomination as directors for shareholders to consider and vote upon at the annual shareholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a shareholder or shareholder group in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board include the following:

•	highest professional and personal ethical standards and integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of the Company’s business and industry;

•	sufficient time to effectively carry out their duties;

•	strategic thinking and willingness to share ideas;

•	loyalty and commitment to driving the success of the Company;

•	network of business and industry contacts; and

•	diversity of experiences, expertise and backgrounds among members of the Board.

Board Expansion. In 2019 we engaged an independent director search firm to help identify prospective director candidates, with the goal of adding one director to our Board. In addition to the minimum criteria described above, the Governance and Nominating Committee evaluated the skill sets needed to maximize Board effectiveness and support the strategic direction of the Company. We looked at a diverse pool of candidates, considering each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience. We view and define diversity in a broad sense, which includes gender, ethnicity, age, education, experience and leadership qualities.

Practices for Considering Diversity. The minimum criteria for selection of members to serve on our Board are designed to ensure that the Governance and Nominating Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees. These evaluations assess the diversity of talents, expertise and occupational and personal backgrounds of the Board members.

Shareholder Nominations for Director. A shareholder of the Company may nominate a candidate or candidates for election to the Board at an annual meeting of shareholders if such shareholder (1) was a shareholder of record at the time the notice provided for below is delivered to the Corporate Secretary, (2) is entitled to vote at the meeting of shareholders called for the election of directors and is entitled to vote upon such election and (3) complies with the notice procedures set forth in our Bylaws. Nominations made by a shareholder must be made by giving timely notice in writing to the Corporate Secretary of the Company at the following address: Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. To be timely, a shareholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. However, if (and only if) the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of an annual meeting of

10	CHENIERE

DIRECTOR NOMINATIONS AND QUALIFICATIONS

shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. A shareholder’s notice must include information about the shareholder and the nominee, as required by our Bylaws, which are available on our website at www.cheniere.com.

Director Nominations for Inclusion in Proxy Statement (Proxy Access). A shareholder, or group of up to 20 shareholders, continuously owning at least 3% of the Company’s common stock for at least the prior three consecutive years (and meeting the other requirements set forth in our Bylaws) may nominate for election to our Board and inclusion in our proxy statement for our annual meeting of shareholders up to 20% of the number of directors then serving on our Board. In September 2016, the Board amended the Company’s proxy access bylaw to (i) expand the definition of Eligible Holder to specifically allow groups of funds under common management and funded primarily by the same employer to be treated as one Eligible Holder, (ii) clarify the timing required for a shareholder to propose a director nominee and (iii) eliminate the provision that allowed the Company to omit from its Proxy Statement a director nominee who receives a vote of less than 25% of the shares of common stock entitled to vote for such nominee at one of the two preceding annual meetings.

Notice must include all information required by our Bylaws, which are available on our website at www.cheniere.com. In addition to complying with the other requirements set forth in our Bylaws, an eligible shareholder must provide timely notice in writing to the Corporate Secretary of the Company at the following address: Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. To be timely for purposes of proxy access, a shareholder’s notice must be delivered not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the Company first mailed its proxy statement to shareholders for the prior year’s annual meeting of shareholders. However, if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), notice must be given in the manner provided in our Bylaws by the later of the close of business on the date that is 180 days prior to such Other Meeting Date and the 10th day following the date on which public announcement of such Other Meeting Date is first made.

Director Qualifications. The Board has concluded that, in light of our business and structure, each of our director nominees possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board as of the date of this Proxy Statement. The primary qualifications of our directors are further discussed under “Director Biographies” below.

Director Retirement Policy. The Board has adopted a mandatory director retirement policy that requires each director who has attained the age of 75 to retire from the Board at the annual meeting of shareholders of the Company held in the year in which his or her current term expires, unless the Board determines such mandate for a particular director is not at the time in the best interests of the Company. The Board believes this policy will ensure a healthy rotation of directors, which will promote the continued influx of new ideas and perspectives to the Board.

2020 PROXY STATEMENT	11

PROPOSAL 1 – ELECTION OF DIRECTORS

DIRECTOR BIOGRAPHIES

JACK A. FUSCO PRESIDENT & CEO	AGE: 57 DIRECTOR SINCE: JUNE 2016

Jack A. Fusco is a director and the President and Chief Executive Officer of Cheniere. Mr. Fusco has served as President and Chief Executive Officer since May 2016 and as a director since June 2016. In addition, Mr. Fusco serves as Chairman, President and Chief Executive Officer of Cheniere Energy Partners GP, LLC, a wholly-owned subsidiary of Cheniere and the general partner of Cheniere Energy Partners, L.P. (”Cheniere Partners”) a publicly-traded limited partnership that is operating the Sabine Pass LNG terminal. Mr. Fusco served as Chairman, President and Chief Executive Officer of Cheniere Holdings from June 2016 to September 2018. Mr. Fusco is also a Manager, President and Chief Executive Officer of the general partner of Sabine Pass LNG, L.P. and Chief Executive Officer of Sabine Pass Liquefaction, LLC. Mr. Fusco received recognition as Best CEO in the electric industry by Institutional Investor in 2012 as ranked by all industry analysts and for Best Investor Relations by a CEO or Chairman among all mid-cap companies by IR Magazine in 2013. Institutional Investor also recognized Mr. Fusco as the 2020 All-American Executive Team Best CEO in the natural gas industry.

Mr. Fusco served as Chief Executive Officer of Calpine Corporation (“Calpine”) from August 2008 to May 2014 and as Executive Chairman of Calpine from May 2014 through May 11, 2016. Mr. Fusco served as a member of the board of directors of Calpine from August 2008 until March 2018, when the sale of Calpine to an affiliate of Energy Capital Partners and a consortium of other investors was completed. Mr. Fusco was recruited by Calpine’s key shareholders in 2008, just as that company was emerging from bankruptcy. Calpine grew to become America’s largest generator of electricity from natural gas, safely and reliably meeting the needs of an economy that demands cleaner, more fuel-efficient and dependable sources of electricity. As Chief Executive Officer of Calpine, Mr. Fusco managed a team of approximately 2,300 employees and led one of the largest purchasers of natural gas in America, a successful developer of new gas-fired power generation facilities and a company that prudently managed the inherent commodity trading and balance sheet risks associated with being a merchant power producer.

Mr. Fusco’s career of over 30 years in the energy industry began with his employment at Pacific Gas & Electric Company upon graduation from California State University, Sacramento with a Bachelor of Science in Mechanical Engineering in 1984. He joined Goldman Sachs 13 years later as a Vice President with responsibility for commodity trading and marketing of wholesale electricity, a role that led to the creation of Orion Power Holdings, an independent power producer that Mr. Fusco helped found with backing from Goldman Sachs, where he served as President and Chief Executive Officer from 1998-2002. In 2004, he was asked to serve as Chairman and Chief Executive Officer of Texas Genco LLC by a group of private institutional investors, and successfully managed the transition of that business from a subsidiary of a regulated utility to a strong and profitable independent company, generating a more than 5-fold return for shareholders upon its merger with NRG in 2006.

Skills and Qualifications:

Mr. Fusco brings his prior experience leading successful energy industry companies and his perspective as President and Chief Executive Officer of Cheniere.

G . ANDREA BOTTA CHAIRMAN OF THE BOARD AND CHAIRMAN OF GOVERNANCE AND NOMINATING COMMITTEE	AGE: 66 DIRECTOR SINCE: 2010

G. Andrea Botta is the Chairman of the Board and Chairman of our Governance and Nominating Committee. Mr. Botta has served as President of Glenco LLC (“Glenco”), a private investment company, since February 2006. Prior to joining Glenco, Mr. Botta served as Managing Director of Morgan Stanley from 1999 to February 2006. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. From March 2008 until February 2018, Mr. Botta served on the board of directors of Graphic Packaging Holding Company. Mr. Botta earned a degree in Economics and Business Administration from the University of Torino in 1976.

Skills and Qualifications:

Mr. Botta brings a unique international perspective to our Board and significant investing expertise. He has over 30 years of investing experience primarily in private equity investing.

12	CHENIERE

DIRECTOR BIOGRAPHIES

VICKY A . BAILEY MEMBER OF AUDIT COMMITTEE AND GOVERNANCE AND NOMINATING COMMITTEE	AGE: 68 DIRECTOR SINCE: 2006

Vicky A. Bailey is a member of our Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C., from March 2004 through October 2006. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs of the U.S. Department of Energy from 2001 through February 2004. From February 2000 until May 2001, she was President and a director of PSI Energy, Inc., the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves on the board of directors of Equitrans Midstream Corporation, a publicly-traded natural gas midstream company, PNM Resources, Inc., an investor-owned energy holding company and Battelle Memorial Institute, a private nonprofit applied science and technology development company in Columbus, Ohio. Ms. Bailey previously served on the board of directors of EQT Corporation, a publicly-traded petroleum and natural gas exploration and pipeline company, from July 2004 to November 2018. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in Industrial Management from Purdue University and completed the Advanced Management Program at the Wharton School in 2013.

Skills and Qualifications:

Ms. Bailey has extensive knowledge of the energy industry, including significant experience with the Federal Energy Regulatory Commission, and government and public relations. She brings a diverse perspective to our Board based on her experience as a strategic consultant, a former energy executive and having served as Assistant Secretary for the Office of Policy and International Affairs.

NUNO BRANDOLINI MEMBER OF COMPENSATION COMMITTEE AND GOVERNANCE AND NOMINATING COMMITTEE	AGE: 66 DIRECTOR SINCE: 2000

Nuno Brandolini is a member of our Compensation Committee and Governance and Nominating Committee. Mr. Brandolini was a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company, until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini currently serves as a director of Lilis Energy, Inc., an oil and gas exploration and production company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Skills and Qualifications:

Mr. Brandolini brings a unique financial perspective to our Board based on his extensive experience as an investment banker and having actively managed private equity investments for approximately 20 years.

2020 PROXY STATEMENT	13

PROPOSAL 1 – ELECTION OF DIRECTORS

MICHELE A. EVANS MEMBER OF AUDIT COMMITTEE AND GOVERNANCE AND NOMINATING COMMITTEE	AGE: 54 DIRECTOR SINCE: 2019

Michele A. Evans is a member of our Audit Committee and Governance and Nominating Committee. Ms. Evans is Executive Vice President of Lockheed Martin Aeronautics, the largest business area of Lockheed Martin Corporation, with a workforce of approximately 25,000 people and revenue of over $20 billion. Ms. Evans has over 30 years of experience in the defense and aerospace industry, holding positions of increasing responsibility throughout her career at Lockheed Martin and leading a significant number of programs in support of the U.S. military, as well as commercial and international military customers. Ms. Evans is actively involved in Lockheed Martin’s diversity and inclusion initiatives, serving as the executive sponsor for the Women’s Impact Network and Leadership Forum. Ms. Evans graduated magna cum laude from Clarkson University with a Bachelor of Science degree in mechanical engineering. She serves on the board of the Smithsonian National Air and Space Museum and is a member of the Clarkson University Coulter School of Engineering Advisory Board.

Skills and Qualifications:

Ms. Evans has more than 30 years of experience in the defense and aerospace industry. She brings to our Board significant executive-level experience, including business strategy, crisis planning and global communications, and government relations. Ms. Evans has experience in sales, operations, engineering, finance, supply chain management, program management and business development.

DAVID I. FOLEY DIRECTOR	AGE: 52 DIRECTOR SINCE: 2012

David I. Foley is a director of the Company. Mr. Foley is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm (“Blackstone”), and Chief Executive Officer of Blackstone Energy Partners L.P. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors Inc., a private equity investment firm, from 1991 to 1993, and a consultant with The Monitor Company, a business management consulting firm, from 1989 to 1991. Mr. Foley previously served on the board of directors of PBF Energy, Inc., from 2008 to 2014, Kosmos Energy Ltd., from 2004 to 2018, and Falcon Minerals Corp., from 2011 to 2018. Mr. Foley received a B.A. and an M.A. in Economics from Northwestern University and an M.B.A. from Harvard Business School.

Skills and Qualifications:

Mr. Foley brings industry expertise and a unique financial perspective to our Board based on his extensive experience having actively managed private equity investments for over 20 years. Mr. Foley’s appointment to the Board of Cheniere was made pursuant to an Investors’ and Registration Rights Agreement that was entered into by the Company, Cheniere Energy Partners GP, LLC, Blackstone CQP Holdco, LP (“Blackstone Holdco”) and various other related parties in connection with Blackstone Holdco’s purchase of Class B units in Cheniere Partners.

14	CHENIERE

DIRECTOR BIOGRAPHIES

DAVID B. KILPATRICK MEMBER OF AUDIT COMMITTEE AND COMPENSATION COMMITTEE	AGE: 70 DIRECTOR SINCE: 2003

David B. Kilpatrick is a member of our Audit Committee and Compensation Committee. Mr. Kilpatrick previously served as our Lead Director from June 2015 to January 2016. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. He has been the President of Kilpatrick Energy Group, which invests in oil and gas ventures and provides executive management consulting services, since 1998. Mr. Kilpatrick served on the board of directors and as Chairman of the Compensation and Governance Committee of the general partner of Breitburn Energy Partners, L.P., a publicly traded MLP, from 2008 to 2018. Mr. Kilpatrick served on the board of managers of Woodbine Holdings, LLC, a privately held company engaged in the acquisition, development and production of oil and natural gas properties in Texas from June 2011 to December 2016. In May 2013, he was elected Chairman of the Board of Applied Natural Gas Fuels, Inc., a producer and distributor of liquefied natural gas fuel for the transportation and industrial markets, until the company was sold in February 2018. He also served on the board of directors of PYR Energy Corporation, a publicly-traded oil and gas exploration and production company, from 2001 to 2007, and of Whittier Energy Corporation, a publicly-traded oil and gas field exploration services company, from 2004 to 2007. He was the President and Chief Operating Officer for Monterey Resources, Inc., a publicly traded oil and gas company, from 1996 to 1998 and held various positions with Santa Fe Energy Resources, an independent oil and gas production company, from 1983 to 1996. Mr. Kilpatrick received a B.S. in Petroleum Engineering from the University of Southern California and a B.A. in Geology and Physics from Whittier College.

Skills and Qualifications:

Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry and brings significant executive-level and consulting experience in the oil and gas industry to our Board.

ANDREW LANGHAM MEMBER OF COMPENSATION COMMITTEE AND GOVERNANCE AND NOMINATING COMMITTEE	AGE: 47 DIRECTOR SINCE: 2017

Andrew Langham is a member of our Compensation Committee and Governance and Nominating Committee. Mr. Langham has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion) since 2014. From 2005 to 2014, Mr. Langham was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Langham was an associate at Latham & Watkins LLP focusing on corporate finance, mergers and acquisitions, and general corporate matters. Mr. Langham has been a director of: Occidental Petroleum Corporation, an international oil and gas exploration and production company, since March 2020; Welbilt, Inc. (formerly Manitowoc Foodservice, Inc.), a commercial food service equipment manufacturer, since 2016; and CVR Partners LP, a nitrogen fertilizer company, since 2015. Mr. Langham was previously a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from

2014 to 2017; CVR Refining, LP, an independent downstream energy limited partnership, from 2014 to 2019; Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, from 2015 to 2018; and Newell Brands Inc., a global marketer of consumer and commercial products, in 2018. Mr. Langham received a B.A. from Whitman College and a J.D. from the University of Washington.

Skills and Qualifications:

Mr. Langham brings a unique perspective to our Board based on his significant corporate governance, compliance, regulatory, finance and mergers and acquisitions expertise. Mr. Langham was initially appointed to the Board of Cheniere in accordance with a Nomination and Standstill Agreement that was entered into on August 15, 2015 by the Company, Icahn Capital LP and certain affiliates of Icahn Capital LP.

2020 PROXY STATEMENT	15

PROPOSAL 1 – ELECTION OF DIRECTORS

COURTNEY R. MATHER, CAIA, CFA, FRM MEMBER OF AUDIT COMMITTEE	AGE: 43 DIRECTOR SINCE: 2018

Courtney R. Mather, CAIA, CFA, FRM is a member of our Audit Committee. Mr. Mather served as Portfolio Manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, from December 2016 until February 2020, and was previously Managing Director of Icahn Capital from April 2014 to November 2016. Mr. Mather was responsible for identifying, analyzing, and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co. from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients. Mr. Mather has served as a director of: Caesars Entertainment Corporation, a global casino-entertainment and hospitality services provider, since March 2019; Newell Brands Inc., a manufacturer and distributor of a broad range of consumer products, since March 2018; Conduent Inc., a provider of business process outsourcing services, since December 2016; Herc Holdings Inc., an international provider of equipment rental and services, since June 2016; TER Holdings I, Inc. (formerly known as Trump Entertainment Resorts, Inc.), a company engaged in real estate holdings, since February 2016; and Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015. Mr. Mather was previously a director of: Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, from October 2015 to March 2019; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from May 2015 to January 2017; Viskase Companies Inc., a meat casing company, from June

2015 to March 2016; American Railcar Industries, Inc., a railcar manufacturing company, from July 2014 to March 2016; CVR Refining, LP, an independent downstream energy limited partnership, from May 2014 to March 2016; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2014 to March 2016. TER Holdings, Ferrous Resources Limited, Federal-Mogul, American Railcar Industries, CVR Refining, CVR Energy, and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Caesars Entertainment, Cheniere, Newell Brands, Conduent, Herc Holdings, and Freeport-McMoRan through the ownership of securities. Mr. Mather received a B.A. from Rutgers College, and attended the United States Naval Academy. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIA), Chartered Financial Analyst (CFA), and Certified Financial Risk Manager (FRM) professional designations.

Skills and Qualifications:

Mr. Mather brings significant experience in finance to our Board and experience providing strategic advice and guidance to companies through his service as a director on various public company boards. Mr. Mather was initially appointed to the Board of Cheniere in accordance with a Nomination and Standstill Agreement that was entered into on August 15, 2015 by the Company, Icahn Capital LP and certain affiliates of Icahn Capital LP

DONALD F. ROBILLARD, JR. CHAIRMAN OF AUDIT COMMITTEE	AGE: 68 DIRECTOR SINCE: 2014

Donald F. Robillard, Jr. is the Chairman of our Audit Committee. Mr. Robillard served as a director and the Executive Vice President, Chief Financial Officer and Chief Risk Officer of Hunt Consolidated, Inc. (“Hunt”), a private holding company with interests in oil and gas exploration and production, refining, real estate development, private equity investments and ranching, from July 2015 until his retirement on January 31, 2017. Mr. Robillard began his association with Hunt in 1983 as Manager of International Accounting for Hunt Oil Company, Inc., a wholly-owned subsidiary of Hunt. Serving nine of his 34 years of service to the Hunt organization in Yemen in various accounting, finance and management positions, Mr. Robillard returned to the United States to join Hunt’s executive team in 1992. Mr. Robillard was named Senior Vice President and Chief Financial Officer of Hunt in April 2007. Mr. Robillard also served, from February 2016 through August of 2017, as Chief Executive Officer and Chairman of ES Xplore, LLC, a direct hydrocarbon indicator technology company which in 2016 was spun out of Hunt. He is currently President of Robillard Consulting, LLC, an oil and gas advisory firm. Mr. Robillard is currently on the board of directors of Helmerich & Payne, Inc., a publicly-traded oil and gas drilling company. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants, the National Association of Corporate Directors, Financial Executives International and an advisory board member of the Institute for Ethics in Corporate Governance at the Naveen Jindal School of Management at the University of Texas at Dallas. Mr. Robillard received a B.B.A. from the University of Texas, Austin.

Skills and Qualifications:

Mr. Robillard has over 40 years of experience in the oil and gas industry and over 25 years of senior management experience. Mr. Robillard brings significant executive-level experience in the oil and gas industry, including experience with project financing for LNG facilities.

16	CHENIERE

DIRECTOR BIOGRAPHIES

NEAL A. SHEAR CHAIRMAN OF COMPENSATION COMMITTEE	AGE: 65 DIRECTOR SINCE: 2014

Neal A. Shear is the Chairman of our Compensation Committee. Mr. Shear is Senior Advisor and Chair of the Advisory Committee of Onyxpoint Global Management LP. Mr. Shear served as Interim Special Advisor to the Chief Executive Officer of Cheniere from May 2016 to November 2016 and as Interim Chief Executive Officer and President of Cheniere from December 2015 to May 2016. Mr. Shear was the Chief Executive Officer of Higgs Capital Management, a commodity focused hedge fund until September 2014. Prior to Higgs Capital Management, Mr. Shear served as Global Head of Securities at UBS Investment Bank from January 2010 to March of 2011. Previously, Mr. Shear was a Partner at Apollo Global Management, LLC, where he served as the Head of the Commodities Division. Prior to Apollo Global Management, Mr. Shear spent 26 years at Morgan Stanley serving in various roles including Head of the Commodities Division, Global Head of Fixed Income, Co-Head of Institutional Sales and Trading and Chair of the Commodities Business. He currently serves on the Advisory Board of Green Key Technologies, a financial Voice over Internet Protocol (“VoIP”) technology company. Mr. Shear also serves as a director of Galileo Technologies S.A., a global provider of modular technologies for compressed natural gas and LNG production and transportation, since February 2017; Sable Permian Resources LLC, an independent oil and natural gas company focused on the acquisition, development and production of unconventional oil and natural gas reserves within the Permian Basin of West Texas, since May 2017; and Narl Refining Inc., the refining arm of North Atlantic Holdings St John’s Newfoundland, since November 2014. Mr. Shear received a B.S. from the University of Maryland, Robert H. Smith School of Business Management in 1976 and an M.B.A. from Cornell University, Johnson School of Business in 1978.

Skills and Qualifications:

Mr. Shear brings a unique financial and trading perspective to our Board based on his more than 30 years of experience managing commodity activity and investments.

2020 PROXY STATEMENT	17

GOVERNANCE INFORMATION

BOARD COMMITTEE MEMBERSHIP AND ATTENDANCE

The following table shows the fiscal year 2019 membership and chairpersons of our Board committees, committee meetings held and committee member attendance as a percentage of meetings eligible to attend. The current Chair of each Board committee is indicated in the table.

	NUMBER OF MEETINGS HELD	BOTTA	FUSCO	BAILEY	BRANDOLINI	EVANS(1)	FOLEY	KILPATRICK	LANGHAM	MATHER	ROBILLARD	SHEAR
Audit	7	—	—	100%	—	67%	—	100%	—	100%	100% Chair	—
Governance and Nominating	5	100% Chair	—	80%	100%	50%	—	—	100%	—	—	—
Compensation	7	—	—	—	100%	—	—	100%	100%	—	—	100% Chair

(1)	In June 2019, Ms. Evans was appointed to the Board, Audit Committee and Governance and Nominating Committee.

DIRECTOR INDEPENDENCE

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the SEC and the NYSE American LLC (“NYSE American”) independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE American independence standards state that the following list of persons will not be considered independent:

•

a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company other than prior employment as an interim executive officer for less than one year;

•

a director who accepts, or has an immediate family member who accepts, any compensation from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of 12 consecutive months within the past three years, other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, benefits under a tax-qualified retirement plan or non-discretionary compensation;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is, or has an immediate family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

18	CHENIERE

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

As of February 2020, the Board determined that Messrs. Botta, Brandolini, Kilpatrick, Langham, Mather, Robillard and Shear and Mses. Bailey and Evans are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership Structure. Mr. Botta serves as the Non-Executive Chairman of the Board. Mr. Fusco serves as President and CEO of the Company.

The Company has in place strong governance mechanisms to ensure the continued accountability of the CEO to the Board and to provide strong independent leadership, including the following:

•

the Non-Executive Chairman of the Board provides independent leadership to the Board and ensures that the Board operates independently of management and that directors have an independent leadership contact;

•

each of the Board’s standing committees, consisting of the Audit, Compensation and Governance and Nominating Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE American listing standards and the SEC;

•	the independent directors of the Board, along with the Compensation Committee, evaluate the CEO’s performance and determine his compensation;

•

the independent directors of the Board meet in executive sessions without management present and have the opportunity to discuss the effectiveness of the Company’s management, including the CEO, the quality of Board meetings and any other issues and concerns; and

•	the Governance and Nominating Committee has oversight of succession planning, both planned and emergency, and the Board has approved an emergency CEO succession process.

The Board believes that its leadership structure assists the Board’s role in risk oversight. See the discussion on the “Board’s Role in Risk Oversight” below.

Non-Executive Chairman of the Board. The Non-Executive Chairman of the Board position is held by Mr. Botta, an independent director. The Board has appointed an independent Chairman of the Board to provide independent leadership to the Board. The Non-Executive Chairman of the Board role allows the Board to operate independently of management with the Non-Executive Chairman of the Board providing an independent leadership contact to the other directors. The responsibilities of the Non-Executive Chairman of the Board are set out in a Non-Executive Chairman of the Board Charter. These responsibilities include the following:

•	preside at all meetings of the Board, including executive sessions of the independent directors;

•	call meetings of the Board and meetings of the independent directors, as may be determined in the discretion of the Non-Executive Chairman of the Board;

•	work with the CEO and the Corporate Secretary to prepare the schedule of Board meetings to assure that the directors have sufficient time to discuss all agenda items;

•	prepare the Board agendas in coordination with the CEO and the Corporate Secretary;

•	advise the CEO of any matters that the Non-Executive Chairman of the Board determines should be included in any Board meeting agenda;

•	advise the CEO as to the quality, quantity, appropriateness and timeliness of the flow of information from the Company’s management to the Board;

•	recommend to the Board the retention of consultants who report directly to the Board;

2020 PROXY STATEMENT	19

GOVERNANCE INFORMATION

•	act as principal liaison between the directors and the CEO on all issues, including, but not limited to, related party transactions;

•	in the discretion of the Non-Executive Chairman of the Board, participate in meetings of the committees of the Board;

•	in the absence of the CEO or as requested by the Board, act as the spokesperson for the Company; and

•	be available, if requested, for consultation and direct communication with major shareholders of the Company.

Board’s Role in Risk Oversight. Risks that could affect the Company are an integral part of Board and committee deliberations throughout the year. The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility. The Board and its committees receive regular reports directly from members of management who are responsible for managing particular risks within the Company. The Audit Committee discusses with management the Company’s major financial and risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Governance and Nominating Committee reviews with management the current and emerging environmental, sustainability and social responsibility issues impacting the Company. For a discussion of the Compensation Committee’s risk oversight, please see “Review of Compensation Risk” on page 28 of this Proxy Statement. The Board and its committees regularly discuss the risks related to the Company’s business strategy at their meetings.

SHAREHOLDER OUTREACH–GOVERNANCE

The Company proactively engages with shareholders on governance topics as a matter of strategic priority, and the continuous evolution of our governance framework is a product of the Board’s responsiveness to shareholder input.

Ahead of our 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), members of our Board and management reached out to, and had extensive dialogue with, shareholders representing more than 50% of our outstanding common stock, through both in-person and telephonic meetings, with governance topics being a priority in these engagements.

Following our 2019 Annual Meeting, we engaged with shareholders holding more than 50% of our outstanding common stock, as well as proxy advisory firms, and we intend to continue our proactive and constructive shareholder outreach efforts going forward and to consider any shareholder concerns that are raised with respect to our governance framework.

The Board believes that its current system of corporate governance oversight enables the directors to be prudent stewards of shareholder capital and the long-term interests of the Company and our shareholders. In addition, the Board is responsive to evolution in the general corporate governance environment.

Key Themes from Our Shareholder Outreach

Many of our shareholders have different methodologies and processes for evaluating governance programs. However, a number of common themes emerged during our engagements with shareholders, which included:

•

Additional disclosure regarding the Company’s prioritization and efforts regarding Environmental, Social, and Governance (“ESG”) issues. An increasing number of our shareholders have expressed a desire for improved disclosure regarding the Company’s efforts to address ESG-related issues and opportunities. Addressing ESG-related issues and opportunities is a focus of the Company’s executive management, with oversight from the Governance and Nominating Committee of the Board, and we believe we have made significant progress with respect to addressing these issues. We have added disclosure regarding ESG and the Company’s progress below in “Corporate Social Responsibility and Political Advocacy and Oversight.” We will continue to work to address these important issues and evolve our related disclosure in the future.

•

Continued monitoring and implementation of best governance practices. Several of our shareholders have expressed a desire that our Board continue to monitor changes in the general corporate governance environment and consider any appropriate changes to our governance practices. Our Board is responsive to changes in the general corporate governance environment and strives to implement best governance practices in a timely manner.

Please see pages 40-42 of this Proxy Statement for a discussion regarding actions taken by our Board with respect to compensation matters as a result of shareholder outreach.

20	CHENIERE

CORPORATE SOCIAL RESPONSIBILITY AND POLITICAL ADVOCACY AND OVERSIGHT

CORPORATE SOCIAL RESPONSIBILITY AND POLITICAL ADVOCACY AND OVERSIGHT

Climate Change Strategy

At Cheniere, we believe climate change creates important opportunities to address the dual challenge of advancing economic and environmental progress through delivery and use of our product in lieu of more environmentally intensive energy sources.

Our focus on clean energy sources is so central to our operations that it comprises our vision statement: “We provide clean, secure, and affordable energy to the world.”

The International Energy Agency (“IEA”) concludes that even under a 2-degree carbon-constrained scenario, natural gas may provide a quarter of the global energy demand by 2040 and that LNG facilities will remain critical to meet this future demand. The IEA estimates that switching to natural gas has already helped limit the rise in global emissions since 2010 and has avoided over 500 million metric tons (Mt) of CO2 emissions between 2010 and 2018.

To help us realize our opportunity to help address climate and sustainability, Cheniere has:

•	Adopted a set of climate and sustainability principles, reviewed by the Board as part of its climate and sustainability oversight:

1.	Science: Cheniere will promote and follow peer-reviewed science to assess our impacts, anchor our engagements, and determine our actions.

2.	Operational Excellence: Cheniere will design and operate our facilities to reduce environmental impacts.

3.	Supply Chain: Cheniere will work with our partners to reduce environmental impacts throughout our supply chain.

4.	Transparency: We will communicate openly and proactively with our stakeholders.

•	Co-founded and announced the formation of the Collaboratory to Advance Methane Science to improve scientific understanding of methane emissions across the entire natural gas value chain

•	Implemented an Environmental Policy and elements of an Environmental Management System in line with the ISO 14001 standard

•	Implemented Leak Detection and Repair programs at our terminals and compressor stations to monitor fugitive emissions, including methane

•

Designed and constructed facilities to optimize cost-effective, energy-efficient operations. For example, at our Sabine Pass and Corpus Christi facilities, we capture waste heat from our refrigeration gas turbines and reuse it to support various energy-intensive processes

•	Addressed opportunities to better understand the lifecycle greenhouse gas emissions of Cheniere’s supply chain by engaging our major natural gas suppliers and developing analytical models

•	Participated in studies coordinated by the National Petroleum Council to assess the opportunities and actions needed to expand the application of carbon capture, utilization, and sequestration

We plan to publish our inaugural Corporate Responsibility (“CR”) report in 2020. The report is expected to be aligned with elements of reporting standards and recommendations set by the Task Force on Climate Related Financial Disclosures (“TCFD”), and the Sustainability Accounting Standards Board (“SASB”), and other guidelines such as International Petroleum Industry Environmental Conservation Association and the Global Reporting Initiative (“GRI”).

Climate and Sustainability Governance

Our Board oversees our climate and sustainability issues. The Governance and Nominating Committee of the Board oversees our climate and sustainability policies and strategies. Cheniere’s Policy, Government, and Public Affairs (“PGPA”) organization, led by a Senior Vice President (“SVP”), heads our enterprise-wide climate and sustainability initiatives and maintains oversight of climate-related risks. We have a cross-functional CR team, made up of representatives from across the company, led by a dedicated climate and sustainability department.

Additional details can be found at https://www.cheniere.com/corporate-responsibility/climate/.

2020 PROXY STATEMENT	21

GOVERNANCE INFORMATION

Health and Safety

Cheniere is committed to conducting our business in a way that protects the safety and well-being of our workforce, customers, and others who may be affected by our operations.

Cheniere facilitates this commitment through the Health and Safety Policy which promotes:

•	A Generative Safety Culture where no job is so important that it cannot be done safely

•	Performance measurement to drive continual improvement towards eliminating injuries and ill-health

•	Proactive identification and management of risk

•	Compliance with applicable legal and regulatory requirements

•	Conformance with industry standards

•	Integrating process safety into the design and operation of our facilities

•	Proactive committed leadership and individual accountability for health and safety

•	Employee engagement

•	Training and competence in safe work practices and procedures

•	Assurance assessments and reviews

•	Investigation of health and safety incidents and the implementation of lessons learned

•	Integration of health and safety into all aspects of the business

Cheniere’s commitment to a robust Safety Culture and Committed Leadership is supported through the following key programs that seek to deliver on safety practices and promote safety culture through locally established programs:

•

An Executive Safety Committee that sets the strategic health and safety direction for Cheniere. It is chaired by a member of our senior leadership with attendance of other senior leaders, including the Chief Executive Officer. Representatives from our assets and office locations serve on the Committee.

•

Asset location and Office Safety Committees that are chaired by and include Company employees. These Committees seek to deliver on safety practices and promote safety culture through locally established programs.

Cheniere utilizes a risk-based approach that establishes the processes through which health and safety excellence is delivered, and it defines the standards and procedures to enable delivery of critical processes, in a consistent approach.

To ensure that our employees can effectively implement safety processes relevant to their roles at Cheniere, we maintain a robust training program. It ensures compliance with all safety regulatory requirements while establishing the competency and training needs to deliver on the health and safety processes.

Governance and assurance programs are also in place which define the safety performance metrics and verification processes that are used to assess the effectiveness of the health and safety programs. In addition, these programs enable a proactive approach to safety through the collation and analysis of the safety performance metrics and determination of health and safety trends. An assurance process verifies that implemented programs are value-added, effective and meeting or exceeding the health and safety requirements.

Through LiveWell 365, Cheniere’s well-being program, employees can participate in activities such as well-being assessments, company and personal challenges, and fitness tracking to earn rewards over the course of the year.

Cheniere has established processes to share lessons learned and promote continuous improvement in systems and processes in meeting our commitment to our core value of safety.

The Health and Safety Policy is reviewed annually to ensure relevance, sustainability, and to adopt any changes to further enhance our commitments.

Additional details can be found at https://www.cheniere.com/corporate-responsibility/health-safety/.

22	CHENIERE

CORPORATE SOCIAL RESPONSIBILITY AND POLITICAL ADVOCACY AND OVERSIGHT

Community Engagement

We work with our communities throughout all stages of a project lifecycle—from early development through permitting, construction, and operation. The Vice President of State and Local Government and Community Affairs manages community stakeholder engagement, community investments, philanthropy, and volunteer efforts. Oversight and initiatives include:

•	A robust stakeholder engagement plan whereby our site leadership engages with their community counterparts on a regular basis

•	A social risk assessment process that informs our community investments and aligns them with community needs

•	Direct community engagement including public safety workshops, public presentations to community organizations, community open houses and meet-and-greets

•	A Community Advisory Panel with members from the Coastal Bend community to engage with residents from nine different communities near our Corpus Christi facility

•	Formal feedback mechanisms that allow us to track, investigate and resolve (or mitigate) community concerns

Community Investments

We are dedicated to improving our communities to positively impact the areas where we work and live. We demonstrate our commitment not just by opening our wallets, but by rolling up our sleeves. Through our Cheniere Foundation and direct company contributions, we invested more than $3.6 million in 2019 including over $200,000 of in-kind donations. Employee programs include volunteer time-off allowance, matching gifts program and a new employee giving fund. Corporate giving highlights included:

•	Empowering individuals and families: literacy and GED programs, community mammograms, apprenticeship programs, low income housing and support for local emergency services

•

Supporting our military and veterans: USO renovations, Texas A&M Veterans Resource Center for tutoring and successful transitions into the civilian workforce, wounded warriors and support for a homeless wing at the Salvation Army

•

Protecting our environment: Continued support to the Coalition to Restore Coastal Louisiana and Restore America’s Estuaries to support the restoration of the Chenier Plain shoreline in southwest Louisiana. Our support since 2008 has helped restore over 50 acres of coastal habitat by planting more than 143,000 marsh plants, installing at least 10,000 feet of sand fence and enhancing over 24 miles of shoreline

Invested over $3.6 million	Provided over 8,000 volunteer hours	Received Joe D. May Excellence in Public Policy Award	Matching Gift Program expanded to include UK and Singapore offices – nearly 50% of employees at these sites utilized the program

Additional details can be found at https://www.cheniere.com/corporate-responsibility/community/feedback-consultation/ and https://www.cheniere.com/corporate-responsibility/community/community-investment/.

Human Capital Management

Cheniere’s human capital management programs focus on talent attraction and retention, rewards and remuneration, employee relations, employee engagement, diversity and inclusion, and training and development.

Highlights include:

Talent Attraction and Employee Engagement

•	Entry-level rotational positions

•	Paid internships with mentoring, structured learning, and real business experience

2020 PROXY STATEMENT	23

GOVERNANCE INFORMATION

•	Competitive benefits package and wellness incentives including subsidies for fitness devices and gym memberships, as well as online training related to health and nutrition

•	Cheniere Listens, a program for employees to submit questions or concerns

•	Anonymous engagement surveys to better understand our employees’ connection with Cheniere and their work, and to identify opportunities for improvement

Development and Training

•	A Learning Management System, Cheniere LEARN, through which employees can access more than 160 online learning courses covering topics including office productivity, project management, and leadership

•	Core curriculum training offered to all employees on topics such as project management, crucial conversations, presentation skills, and negotiations

•	Leadership development, including executive coaching, university-based immersion programs, and the Leadership Foundations Program

•	Funding for employees’ external professional certifications, continuing education, and professional conferences

•	Mentoring and job shadowing programs through our partnerships

•	Annual performance reviews to ensure the ongoing development of skills and expertise

We encourage our employees to leverage their unique backgrounds in support of our efforts to grow a culture of diversity. Our employee resource group Women Inspiring and Leading Success—affiliated with Pink PETRO, Lean In Energy, and Women’s Energy Network—has a mission to promote a global culture of diversity and inclusion that fosters teamwork, respect, and a rewarding work environment.

We communicate progress on our human capital programs to our Board annually.

Additional details can be found at https://www.cheniere.com/corporate-responsibility/workplace/.

Advocacy and Oversight

We align all political engagement efforts with our vision statement—to provide clean, secure, and affordable energy to the world. We lend our LNG operational and business expertise to regulators, policymakers, and the global energy industry. Led by the SVP of PGPA, the organization develops and advocates policy positions through our participation in trade associations and partnerships. The SVP of PGPA updates the Board at least annually on political involvement programs and practices.

As the leading provider of LNG in the U.S., we engage with industry, trade, and business associations as a matter of strategic priority. While our participation and involvement in such organizations is important, at times our official position on certain issues may differ from positions or views advocated by such organizations. We provide our insight and expertise on policy issues affecting the natural gas industry and our operations. Our employees may periodically serve on federal advisory committees or non-governmental organizational committees to provide expert counsel.

We expect employees to uphold the highest standards of ethical behavior and conduct all political advocacy activities in compliance with applicable state and federal laws as well as company policies. We comply with regulatory standards associated with registration and reporting of our lobbying activities, which are limited to the U.S. only. Our lobbying expenses are made public as required by Congress in the Federal Lobbying Database and by state agencies in the Texas and Louisiana state databases.

The Cheniere Energy, Inc. Political Action Committee (“PAC”) is a vehicle through which employees may voluntarily make contributions to a fund, which supports the election of candidates (federal or state) in the U.S. only. A five-member PAC Committee oversees the PAC. The Committee reviews and either approves or denies each individual contribution. The dollar value of each contribution and its recipient is publicly available at the Federal Contributions Database. In the 2019 calendar year, the PAC contributed $76,800 to U.S. political parties and candidates.

Cheniere also makes direct corporate contributions as permitted by law. It is our policy that company funds or assets will not be used to make a political contribution to any political party or candidate, unless approval has been given by a compliance officer. In 2019, our direct political contributions were $67,500.

Cheniere’s memberships in 501(c)(4) and 501(c)(6) organizations can be found at https://www.cheniere.com/files/comms/Cheniere_Memberships_2019_Final.pdf.

Additional details can be found at https://www.cheniere.com/corporate-responsibility/governance/political-involvement-program/.

24	CHENIERE

MEETINGS AND COMMITTEES OF THE BOARD

MEETINGS AND COMMITTEES OF THE BOARD

Our operations are managed under the broad supervision and direction of the Board, which has the ultimate responsibility for the oversight of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to authority delegated by the Board, certain Board functions are discharged by the Board’s standing Audit, Governance and Nominating and Compensation Committees. Members of the Audit, Governance and Nominating and Compensation Committees for a given year are selected by the Board following the annual shareholders’ meeting. During the fiscal year ended December 31, 2019, our Board held 8 meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of: (i) Board meetings; and (ii) committee meetings held by each committee of the Board on which the director served during the period for which each director served. Although directors are not required to attend annual shareholders’ meetings, they are encouraged to attend such meetings. At the 2019 Annual Meeting of Shareholders, 9 of the 10 members of the Board then serving were present.

Committee Membership as of April 10, 2020:

AUDIT COMMITTEE	GOVERNANCE AND NOMINATING COMMITTEE	COMPENSATION COMMITTEE

Donald F. Robillard, Jr.*	G. Andrea Botta*	Neal A. Shear*

Vicky A. Bailey	Vicky A. Bailey	Nuno Brandolini

Michele A. Evans	Nuno Brandolini	David B. Kilpatrick

David B. Kilpatrick	Michele A. Evans	Andrew Langham

Courtney R. Mather	Andrew Langham

*	Chair of Committee

AUDIT COMMITTEE

Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE American listing standards and by the SEC, and the Board determined that each of Messrs. Robillard and Mather is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 7 meetings during the fiscal year ended December 31, 2019.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in overseeing:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent auditor;

•	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures; and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee maintains a channel of communication among the independent auditor, principal financial and accounting officers, VP-internal audit, compliance officer and the Board concerning our financial and compliance position and affairs. The Audit Committee has and may exercise all powers and authority of the Board in connection with carrying out its functions and responsibilities and has sole authority to select and retain the independent auditor and authority to engage and determine funding for independent legal, accounting or other advisers. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

2020 PROXY STATEMENT	25

GOVERNANCE INFORMATION

GOVERNANCE AND NOMINATING COMMITTEE

Each member of the Governance and Nominating Committee has been determined by the Board to be “independent” as defined by the NYSE American listing standards and by the SEC. The Governance and Nominating Committee held 5 meetings during the fiscal year ended December 31, 2019.

The Governance and Nominating Committee has a written charter, which is available on our website at www.cheniere.com. The Governance and Nominating Committee is appointed by the Board to develop and maintain the Company’s corporate governance policies. The Governance and Nominating Committee also oversees our Director Nomination Policy and Procedures. The Governance and Nominating Committee has the following duties and responsibilities, among others:

•	develop a process, subject to approval by the Board, for an annual evaluation of the Board and its committees and oversee this evaluation;

•

identify, recruit and evaluate individuals qualified to serve on the Board in accordance with the Company’s Director Nomination Policy and Procedures and recommend to the Board such director nominees to be considered for election at the Company’s annual meeting of shareholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board;

•	identify, at least annually, members of the Board to serve on each Board committee and as chairman of each Board committee and recommend each such member and chairman to the Board for approval;

•	assist the Board in evaluating and determining director independence under applicable laws, rules and regulations, including the rules and regulations of the NYSE American;

•	develop and maintain policies and procedures with respect to the evaluation of the performance of the CEO;

•	review periodically the size of the Board and the structure, composition and responsibilities of the committees of the Board to enhance continued effectiveness;

•	review, at least annually, director compensation for service on the Board and Board committees, including committee chairmen compensation, and recommend any changes to the Board;

•	review, at least annually, the Company’s policies and practices relating to corporate governance and, when necessary or appropriate, recommend any proposed changes to the Board for approval;

•

provide oversight of a process by each committee of the Board to review, at least annually, the applicable charter of such committee and, when necessary or appropriate, recommend changes in such charters to the Board for approval;

•

along with the independent directors of the Board, develop and maintain policies and principles with respect to the search for and evaluation of potential successors to the CEO, and maintain a succession plan in accordance with such policies;

•	develop and oversee a continuing education program for directors;

•	review with management the current and emerging environmental, sustainability and social responsibility issues impacting the Company; and

•	review, at least annually, the Company’s climate change and sustainability policies and strategies.

COMPENSATION COMMITTEE

Each member of the Compensation Committee has been determined by the Board to be “independent” as defined by the NYSE American listing standards and by the SEC. The Compensation Committee held 7 meetings during the fiscal year ended December 31, 2019. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the independent compensation consultant, determines the agenda and dates of Compensation Committee meetings.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority

26	CHENIERE

COMPENSATION COMMITTEE

to retain, oversee and terminate any compensation consultant, independent legal counsel or other adviser engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such adviser’s fees and other retention terms. Pursuant to the charter, the Compensation Committee has the following duties and responsibilities, among others:

•

review and approve corporate goals and objectives, after consultation with the Board and management and consistent with stockholder-approved compensation plans, for performance-based compensation for the CEO and other executive officers for the defined performance period;

•	review and recommend to the Board for approval the maximum amount of performance-based compensation for the CEO and other executive officers for the defined performance period;

•

review and certify, in writing, whether established goals and objectives of any performance-based compensation plans for the CEO and other executive officers have been met for the completed performance period;

•

review and recommend to the Board for approval performance-based compensation, if any, for the CEO and other executive officers based on the established corporate goals and objectives for the completed performance period;

•	review and recommend to the Board for approval the compensation level for the CEO and other executive officers based on the Compensation Committee’s evaluations;

•	report to the Board on the performance of the CEO and other executive officers in light of the established corporate goals and objectives for the performance period;

•	assess the ongoing competitiveness of the total executive compensation package;

•	review and approve budgets and guidelines for performance-based compensation;

•	review existing cash-based and equity-based compensation plans;

•

review and recommend to the Board for approval all new cash-based, equity-based and performance-based compensation plans and all material modifications to existing compensation plans, provided that any equity-based inducement plans shall be approved by the Compensation Committee;

•

review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information and recommend that the CD&A and related executive compensation information be included in the Company’s proxy statement and annual report on Form 10-K, as required by the rules and regulations of the SEC;

•

approve the Compensation Committee Report on executive officer compensation included in the Company’s proxy statement or annual report on Form 10-K, as required by the rules and regulations of the SEC;

•

review and recommend to the Board for approval the frequency with which the Company will conduct say-on-pay votes, taking into account the results of the most recent shareholder advisory vote on frequency of say-on-pay votes required by the rules and regulations of the SEC, and review and approve the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in the Company’s proxy statement;

•

review and recommend to the Board for approval any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, applicable to executive officers, provided that any awards granted under an equity-based inducement plan shall be approved by the Compensation Committee;

•

review and recommend to the Board for approval new hire and promotion compensation arrangements for executive officers, provided that any awards granted under an equity-based inducement plan shall be approved by the Compensation Committee;

•	administer the Company’s stock plans;

•

grant awards under the stock plans or delegate that responsibility to the Equity Grant Committee or a committee of the Board, provided that any awards granted under an equity-based inducement plan shall be approved by the Compensation Committee;

•	conduct and review an annual Committee performance evaluation; and

•

review the Company’s executive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss, at least annually, the relationship between risk management policies and practices and executive compensation and evaluate executive compensation policies and practices that may mitigate any such risk.

2020 PROXY STATEMENT	27

GOVERNANCE INFORMATION

REVIEW OF COMPENSATION RISK

The Compensation Committee considered the risks associated with our compensation policies and practices in 2019. The Compensation Committee concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company and did not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. As part of this analysis, the Compensation Committee considered the individual components of our executive officers’ compensation, the performance measures required to be achieved to earn cash bonus and equity awards and the vesting schedule of the equity awards. In concluding that our incentive plans do not promote excessive risk, the Compensation Committee considered the following factors, among others:

•

A significant portion of our executive officers’ compensation is tied to developmental, operating and corporate performance goals, and the achievement of the performance goals is conducted in accordance with the Company’s risk framework approved by the Board.

•

A significant portion of our executive officers’ compensation is provided in equity and is tied to the stock value of the Company, and our executive officer stock ownership guidelines subject our executive officers to minimum share ownership and retention requirements, further aligning their interests with those of our shareholders.

•	Our compensation program design provides a mix of annual and longer-term incentives and performance measures.

•	Our compensation mix is not overly weighted toward annual incentives.

•

We do not maintain highly leveraged payout curves for incentive compensation opportunities, nor do we maintain steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•	We currently do not grant stock options.

•	The Compensation Committee has discretion over incentive award payouts, and compliance and ethical behavior are integral factors considered in all performance assessments.

•

The Company’s Policy on Insider Trading and Compliance prohibits executive officers, directors and employees from hedging and effecting short sales of the Company’s stock and prohibits pledging of the Company’s stock.

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Our Corporate Governance Guidelines set out the material corporate practices that the Board has implemented which serve the best interests of the Company and its shareholders. Our Corporate Governance Guidelines are available on the Company’s website at www.cheniere.com.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Upon joining the Board, as part of our onboarding process, new directors participate in a director orientation program that introduces them to the Company, which includes a review of background materials and meetings with management. This orientation enables new directors to become familiar with our business and strategic plans, significant financial matters, core values, including our Code of Business Conduct and Ethics, compliance programs and corporate governance practices, and other key policies and practices, including workplace safety, risk management, investor relations and sustainability efforts.

Continuing education opportunities are provided to keep directors updated with information about our industry, corporate governance developments and critical strategic issues facing the Company, and other matters relevant to Board service. To enhance the Board’s understanding of some of the unique issues facing our business, directors are invited to visit our operating locations, tour our facilities and directly interact with the personnel responsible for our day-to-day operations. Directors also participate in the National Association of Corporate Directors (NACD), of which the Company is a member.

28	CHENIERE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2019 through the end of 2019, the Compensation Committee consisted of Messrs. Brandolini, Kilpatrick, Langham and Shear, none of whom were employees or officers of the Company in 2019. During 2019, none of our executive officers served as a member of the compensation committee of any other company that had an executive officer who served as a member of our Board. During 2019, none of our executive officers served as a member of the board of directors of any other company that had an executive officer who served as a member of our Compensation Committee. Mr. Shear served as the Interim Chief Executive Officer and President of Cheniere from December 2015 to May 2016.

DIRECTOR COMPENSATION

Our Corporate Governance Guidelines provide for compensation for our directors’ services, in recognition of their time and skills. Directors who are also our officers or employees do not receive additional compensation for serving on the Board.

Maintaining a market-based compensation program for our directors enables the Company to attract qualified members to serve on the Board. The Governance and Nominating Committee, with the assistance of our independent compensation consultant, periodically reviews our director compensation levels and practices and compares them to that of comparable companies to ensure they are aligned with market practices. Specifically, comparisons are made to the companies included in our peer group used for benchmarking the compensation of our executive officers, which is discussed under “Peer Group” below, as well as to data presented in the annual NACD Director Compensation Report. Based on the results of such competitive reviews, the Governance and Nominating Committee may recommend changes to our director compensation program to the Board for approval.

During the fiscal year ended December 31, 2019, the Board approved an increase to the annual compensation for each non-employee director for his or her service from $210,000 to $295,000 based on benchmarking within our peer group. Mr. Fusco did not receive any compensation for his service as a director. Directors may elect to receive the annual compensation either (i) 100% in restricted stock or (ii) $100,000 in cash and $195,000 in restricted stock. Additional compensation is also paid for Board leadership positions, to recognize the additional time required to perform their responsibilities. These additional fees are as follows, which may be received either (i) 100% in restricted stock or (ii) 50% in cash and 50% in restricted stock: $30,000 for the Chair of the Audit Committee; $20,000 for the Chair of the Compensation Committee; $10,000 for the Chair of the Governance and Nominating Committee; and $185,000 for the Non-Executive Chairman. Cash payments are made quarterly. The directors’ restricted stock equity retainer of $195,000 and 50% of all Chair fees awarded in 2019 vest on the earlier of: (i) the day immediately prior to the date of the Company’s regular annual meeting of shareholders in the calendar year following the calendar year in which the date of the grant occurs; and (ii) the first anniversary of the date of grant. If a director elects to receive their $100,000 non-equity retainer and 50% cash portion of their committee chair fees (collectively, the “remaining compensation”) in restricted stock in lieu of cash, such restricted stock vests quarterly. Should a director resign, their remaining compensation is paid in cash upon such resignation as if a 100% cash election had been made for their remaining compensation.

The Governance and Nominating Committee continues to evaluate our total director compensation package to ensure competitiveness with market practices, as well as fairness and appropriateness in light of the responsibilities and obligations of our non-employee directors.

2020 PROXY STATEMENT	29

GOVERNANCE INFORMATION

The compensation earned by or paid to our non-employee directors for the year ended December 31, 2019, is set forth in the following table:

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2019

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Vicky A. Bailey(2)	$95,000	$195,022	—	—	—	—	$290,022
G. Andrea Botta(3)	$186,250	$292,532	—	—	—	—	$478,782
Nuno Brandolini(4)	$95,000	$195,022	—	—	—	—	$290,022
Michele A. Evans(5)	$—	$277,363	—	—	—	—	$277,363
David I. Foley(6)	$95,000	$195,022	—	—	—	—	$290,022
David B. Kilpatrick(7)	$95,000	$195,022	—	—	—	—	$290,022
Andrew Langham(8)	$—	$295,041	—	—	—	—	$295,022
Courtney Mather(9)	$—	$295,041	—	—	—	—	$295,022
Donald A. Robillard, Jr.(10)	$—	$325,013	—	—	—	—	$325,008
Neal A. Shear(11)	$—	$315,045	—	—	—	—	$315,057

(1)

For Ms. Bailey and Messrs. Botta, Brandolini, Foley, Kilpatrick, Langham, Mather, Robillard and Shear, the amounts in this column reflect the grant date fair values (at $67.81 per share on May 16, 2019) of awards granted on May 16, 2019. For Ms. Evans, the amount in this column reflects the grant date fair value (at $67.60 per share on June 7, 2019) of her award granted on June 7, 2019.

(2)

Ms. Bailey was granted 2,876 shares of restricted stock on May 16, 2019, with a grant date fair value of $195,022. As of December 31, 2019, she had a total 2,876 shares of restricted stock outstanding.

(3)

Mr. Botta was granted 4,314 shares of restricted stock on May 16, 2019, with a grant date fair value of $292,532. Mr. Botta receives $185,000 for his service as Non-Executive Chairman of the Board of Directors. Mr. Botta receives $10,000 for his service as Chairman of the Governance and Nominating Committee. As of December 31, 2019, he had a total of 4,314 shares of restricted stock outstanding.

(4)

Mr. Brandolini was granted 2,876 shares of restricted stock on May 16, 2019, with a grant date fair value of $195,022. As of December 31, 2019, he had a total of 2,876 shares of restricted stock outstanding.

(5)	Ms. Evans was granted 4,103 shares of restricted stock on June 7, 2019, with a grant date fair value of $277,363. As of December 31, 2019, she had a total 3,408 shares of restricted stock outstanding.

(6)

Mr. Foley was granted 2,876 shares of restricted stock on May 16, 2019, with a grant date fair value of $195,022. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, we pay directly to Blackstone any and all compensation due to Mr. Foley in connection with his directorship of the Company.

(7)

Mr. Kilpatrick was granted 2,876 shares of restricted stock on May 16, 2019, with a grant date fair value of $195,022. As of December 31, 2019, he had a total of 2,876 shares of restricted stock outstanding.

(8)

Mr. Langham was granted 4,351 shares of restricted stock on May 16, 2019, with a grant date fair value of $295,041. As of December 31, 2019, he had a total of 3,614 shares of restricted stock outstanding.

(9)

Mr. Mather was granted 4,351 shares of restricted stock on May 16, 2019, with a grant date fair value of $295,041. As of December 31, 2019, he had a total of 3,614 shares of restricted stock outstanding.

(10)

Mr. Robillard was granted 4,793 shares of restricted stock on May 16, 2019, with a grant date fair value of $325,013. Mr. Robillard receives $30,000 for his service as Chairman of the Audit Committee. As of December 31, 2019, he had a total of 3,945 shares of restricted stock outstanding.

(11)

Mr. Shear was granted 4,646 shares of restricted stock on May 16, 2019, with a grant date fair value of $315,045. Mr. Shear receives $20,000 for his service as Chairman of the Compensation Committee. As of December 31, 2019, he had a total of 3,836 shares of restricted stock outstanding.

30	CHENIERE

MANAGEMENT

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of each of our executive officers (for purposes of Rule 3b-7 under the Securities Exchange Act of 1934 and this Proxy Statement), as of the Record Date, all of whom serve at the request of the Board:

NAME	AGE	POSITION
Jack A. Fusco	57	Director, President and Chief Executive Officer
Michael J. Wortley	43	Executive Vice President and Chief Financial Officer
Anatol Feygin	51	Executive Vice President and Chief Commercial Officer
Sean N. Markowitz	46	Executive Vice President, Chief Legal Officer and Corporate Secretary
Aaron Stephenson	64	Senior Vice President, Operations

Jack A. Fusco

President and Chief Executive Officer

Mr. Fusco has served as Chief Executive Officer since May 2016. Further information regarding Mr. Fusco is provided above under “Director Biographies.”

Michael J. Wortley

Executive Vice President and Chief Financial Officer

Mr. Wortley has served as Chief Financial Officer since January 2014 and as Executive Vice President since September 2016 (Senior Vice President from January 2014 to September 2016). Mr. Wortley joined Cheniere in February 2005. He served as Vice President, Strategy and Risk of Cheniere from January 2013 to January 2014 and as Vice President-Business Development of Cheniere and President of Corpus Christi Liquefaction, LLC, a wholly-owned subsidiary of Cheniere, from September 2011 to January 2013. He served as Vice President-Strategic Planning from January 2009 to September 2011 and Manager-Strategic New Business from August 2007 to January 2009. Mr. Wortley serves as a director and Executive Vice President and Chief Financial Officer of Cheniere Energy Partners GP, LLC, a wholly-owned subsidiary of Cheniere and the general partner of Cheniere Partners. He also served as a director and Chief Financial Officer of Cheniere Holdings from January 2014 to September 2018 and Executive Vice President from August 2017 to September 2018 (Senior Vice President from January 2014 to August 2017). Prior to joining Cheniere in February 2005, Mr. Wortley spent five years in oil and gas corporate development, mergers, acquisitions and divestitures with Anadarko Petroleum Corporation (“Anadarko”), a publicly-traded oil and gas exploration and production company. Mr. Wortley began his career with Union Pacific Resources Corporation, a publicly-traded oil and gas exploration and production company subsequently acquired by Anadarko. Mr. Wortley received a B.B.A. in Finance from Southern Methodist University.

Anatol Feygin

Executive Vice President and Chief Commercial Officer

Mr. Feygin has served as Executive Vice President and Chief Commercial Officer since September 2016. Mr. Feygin joined Cheniere in March 2014 as Senior Vice President, Strategy and Corporate Development. Mr. Feygin also currently serves as Executive Vice President and Chief Commercial Officer of Cheniere Partners GP, LLC, and previously served as a director and Executive Vice President and Chief Commercial Officer of Cheniere Holdings from September 2016 and August 2017, respectively, to September 2018. Prior to joining Cheniere, Mr. Feygin worked with Loews Corporation from November 2007 to March 2014, most recently as its Vice President, Energy Strategist and Senior Portfolio Manager. Prior to joining Loews, Mr. Feygin spent three years at Bank of America, most recently as Head of Global Commodity Strategy. Mr. Feygin began his banking career at J.P. Morgan Securities Inc. as Senior Analyst, Natural Gas Pipelines and Distributors. Mr. Feygin earned a B.S. in Electrical Engineering from Rutgers University and an M.B.A. in Finance from the Leonard N. Stern School of Business at New York University.

Sean N. Markowitz

Executive Vice President, Chief Legal Officer and Corporate Secretary

Mr. Markowitz has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since February 2020, and previously served as General Counsel and Corporate Secretary from September 2016 to February 2020. Mr. Markowitz joined Cheniere in October 2015 as Assistant General Counsel and Corporate Secretary. Mr. Markowitz served as Interim General Counsel and Corporate Secretary from June 2016 to September 2016. Mr. Markowitz also currently serves as General Counsel and Corporate

2020 PROXY STATEMENT	31

MANAGEMENT

Secretary of Cheniere Energy Partners GP, LLC and previously served as General Counsel and Corporate Secretary of Cheniere Holdings from November 2016 and May 2016, respectively, to September 2018. Prior to joining Cheniere, Mr. Markowitz served as General Counsel and Corporate Secretary for Sizmek, Inc. (and its predecessor company, Digital Generation, Inc.) from August 2012 to May 2015. Prior to joining Digital Generation, Inc., Mr. Markowitz served as Chief Legal Counsel—Commercial for Alon USA Energy, Inc. from August 2010 to August 2012 (and as Assistant General Counsel from December 2008 to July 2010). From January 2006 to December 2008, Mr. Markowitz served as Counsel—Corporate Acquisitions and Finance for Electronic Data Systems Corporation which was acquired by Hewlett-Packard Company in August 2008. Mr. Markowitz’s earlier career experience includes service with the law firms of Fulbright & Jaworski L.L.P. (now a part of Norton Rose Fulbright), Hughes & Luce L.L.P. (now a part of K&L Gates LLP) and Andrews Kurth LLP (now a part of Hunton Andrews Kurth LLP). Mr. Markowitz earned his J.D., with honors, from The University of Texas School of Law and graduated magna cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Aaron Stephenson

Senior Vice President, Operations

Mr. Stephenson joined Cheniere in April 2013 as Director, Production, Sabine Pass Operations, leading the effort to prepare for liquefaction operations. In May 2016, he moved into the position of Vice President and General Manager for Sabine Pass facility and was appointed as Senior Vice President, Operations of the Company, effective as of November 1, 2019. Mr. Stephenson has over 40 years of experience in the energy industry, focusing for the past 17 years on LNG. He has worked in various locations around the world, including Yemen, London, and Peru. Before joining Cheniere, he served as Plant Manager at Peru LNG. His professional experience includes filling the roles of LNG Plant Manager, E&P Manager, Commissioning Manager, Plant Engineering Manager, and Project Engineer. Prior company affiliations include Cities Service Oil Co., Oxy USA, and Hunt Oil Co. Mr. Stephenson has a B.S. in Mechanical Engineering from Lamar University.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Restated Certificate of Incorporation, as amended, and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with members of our Board and certain officers of the Company. The Indemnification Agreement provides for indemnification for all expenses and claims that a director or officer as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary (the “Indemnitee”) of the Company, or any subsidiary of the Company, with such indemnification to be paid within 25 days after written demand. The Indemnification Agreement provides that no indemnification will generally be provided: (1) for claims brought by the Indemnitee, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or as otherwise required under Section 145 of the General Corporation Law of the State of Delaware, regardless of whether the Indemnitee ultimately is determined to be entitled to indemnification; (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (3) if the Indemnitee did not act in good faith or in a manner reasonably believed by the Indemnitee to be in or not opposed to the best interests of the Company; (4) if the Indemnitee had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding; or (5) if the Indemnitee is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Restated Certificate of Incorporation, as amended, and Bylaws, and to a greater extent if, by law, the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

32	CHENIERE

EQUITY COMPENSATION

PLAN INFORMATION

The following table provides information about our compensation plan as of December 31, 2019. The equity compensation plans approved by our shareholders consist of the Cheniere Energy, Inc. 2011 Incentive Plan, as amended (the “2011 Plan”).

PLAN CATEGORY	(a) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(b) WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(c) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN THE FIRST COLUMN (a))
Equity compensation plans approved by security holders	5,189,421	(1)	—	2,040,709	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	5,189,421		—	2,040,709

(1)

The number in this column represents the number of shares issuable under outstanding RSU awards and PSU awards based on the maximum award level. For more information regarding these awards, please see “LTI Program” on page 49 of this Proxy Statement. The weighted-average exercise price of outstanding options, warrants and rights does not take these awards into account.

(2)

In 2011, the Company established the 2011 Plan, which was amended and restated in April 2017. The 2011 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors. The following awards have been granted under the 2011 Plan and remain outstanding as of December 31, 2019: 34,235 shares of restricted stock, 3,754,110 shares underlying RSUs and 1,435,311 shares underlying PSUs based on the maximum award level. The term of any award under the 2011 Plan may not exceed a period of ten years.

Vesting of restricted stock under the 2011 Plan depends on whether the restricted stock was granted as a retention award or annual director equity award. Vesting of retention awards typically occurs in equal annual installments over a two-year period or three-year period on each anniversary of the grant date. The outstanding annual director equity retainer awards and 50% of all Chair fees vest on the earlier of: (i) the day immediately prior to the date of the Company’s next annual meeting of shareholders after the date of grant and (ii) the first anniversary of the date of grant. If a director elects to receive their remaining compensation in restricted stock in lieu of cash, such stock vests quarterly.

Restricted Stock Units (“RSUs”) under the 2011 Plan generally vest in equal annual installments over a three-year period on each anniversary of the grant date or cliff vest upon the third anniversary of the grant date.

Performance Stock Units (“PSUs”) under the 2011 Plan cliff vest upon the third anniversary of the grant date, subject to the satisfaction of performance conditions.

2020 PROXY STATEMENT	33

SECURITY OWNERSHIP

As of the Record Date, there were 252,080,245 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers set forth in the “Summary Compensation Table”, and all of our current directors and executive officers as a group, as well as owners of more than 5% of our outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that are held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of the Record Date by each director, nominee for director and named executive officer set forth in the “Summary Compensation Table” and by all current directors and executive officers of the Company as a group. As of the Record Date, the current directors and executive officers of the Company beneficially owned an aggregate of 1,912,903 shares of common stock (less than 1% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Partners owned of record or beneficially as of the Record Date by each director, nominee for director and named executive officer set forth in the “Summary Compensation Table” and by all current directors and executive officers of the Company as a group. The Company owns 100% of the general partner interest and 48.6% of the limited partner interest in Cheniere Partners. As of the Record Date, there were 348,631,292 common units, 135,383,831 subordinated units and 9,877,232 general partner units of Cheniere Partners outstanding.

	CHENIERE ENERGY, INC.			CHENIERE ENERGY PARTNERS, L.P.
NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Jack A. Fusco	741,727	(1)	*	—	—
Vicky A. Bailey	32,507		*	—	—
G. Andrea Botta	56,488		*	—	—
Nuno Brandolini	229,411	(2)	*		—
Michele A. Evans	4,103		*	—	—
David I. Foley	38,480	(3)	*	—	—
David B. Kilpatrick	82,738	(4)	*	—	—
Andrew Langham	13,174		*	—	—
Courtney R. Mather	7,734		*	—	—
Donald F. Robillard, Jr.	30,121		*	—	—
Neal A. Shear	25,110		*	—	—
Michael J. Wortley	458,728	(5)	*	—	—
Anatol Feygin	131,360	(6)	*	—	—
Sean N. Markowitz	42,115	(7)	*	—	—
Douglas D. Shanda(8)	148,445		*	2,850	*
Aaron Stephenson	22,407	(9)	*	—	—
All current directors and executive officers as a group (15 persons)(10)	1,912,903		*	—	—

*	Less than 1%

(1)

Does not include 160,865 unvested RSUs awarded to Mr. Fusco. Of the total shares reported, 198,778 shares are owned by Fusco Energy Investment LLP and may be deemed to be beneficially owned by Mr. Fusco as the General Partner thereof.

(2)	Includes 12,331 shares held by Mr. Brandolini’s wife.

34	CHENIERE

OWNERS OF MORE THAN FIVE PERCENT OF OUTSTANDING STOCK

(3)

Includes 8,542 shares of restricted stock granted on October 1, 2012, 6,429 shares of restricted stock granted on June 6, 2013, 6,000 shares of restricted stock granted on March 5, 2014, 2,162 shares of restricted stock granted on September 11, 2014, 2,490 shares of restricted stock granted on June 11, 2015, 5,584 shares of restricted stock granted on June 2, 2016, 2,464 shares of restricted stock granted on May 18, 2017, 1,933 shares of restricted stock granted on May 17, 2018 and 2,876 shares of restricted stock granted on May 16, 2019. Based on a Form 4 filed by Mr. Foley, he disclaims beneficial ownership of these securities. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(4)	Includes 75,465 shares held by trust.

(5)	Does not include 93,070 unvested RSUs awarded to Mr. Wortley.

(6)	Does not include 71,348 unvested RSUs awarded to Mr. Feygin.

(7)	Does not include 47,091 unvested RSUs awarded to Mr. Markowitz.

(8)

The number of shares set forth for Mr. Shanda are based on the Form 4 filed on February 19, 2019 for Mr. Shanda. Mr. Shanda ceased to be employed by the Company on January 30, 2020 and is no longer required to report his holdings in the Company’s or Cheniere Energy Partners, L.P.’s securities pursuant to Section 16(a) of the Securities Act.

(9)	Does not include 62,591 unvested RSUs awarded to Mr. Stephenson.

(10)	Excludes shares and common units owned by Mr. Shanda, who was no longer an executive officer of the Company on the Record Date.

OWNERS OF MORE THAN FIVE PERCENT OF OUTSTANDING STOCK

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of the Record Date.

	COMMON STOCK

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	21,729,102	(1)	8.62%

Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	19,585,094	(2)	7.77%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,462,339	(3)	5.74%

(1)

Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. The Vanguard Group has sole voting power over 176,596 shares of common stock, shared voting power over 62,743 shares of common stock, sole dispositive power over 21,507,695 shares of common stock and shared dispositive power over 221,407 shares of common stock.

(2)

Information is based on a Schedule 13D/A filed with the SEC on November 14, 2019 by: Icahn Partners LP; (ii) High River Limited Partnership; and (iii) Icahn Partners Master Fund LP. These entities are deemed to beneficially own 19,585,094 shares of common stock. High River Limited Partnership has sole voting power and sole dispositive power with regard to 3,917,020 shares. Each of Hopper Investments LLC, Barberry Corp. and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Partners Master Fund LP has sole voting power and sole dispositive power with regard to 6,510,642 shares. Each of Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Partners LP has sole voting power and sole dispositive power with regard to 9,157,432 shares. Each of Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares.

(3)

Information is based on a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 12,681,521 shares of common stock and sole dispositive power over 14,462,339 shares of common stock.

All information provided in the “Owners of More than Five Percent of Outstanding Stock” table with respect to the above entities is based solely on information set forth in their respective Schedule 13D/A, Schedule 13G/A and Schedule 13G filings with the SEC, as applicable. This information may not be accurate or complete, and Cheniere takes no responsibility therefor and makes no representation as to its accuracy or completeness.

2020 PROXY STATEMENT	35

COMPENSATION

DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation of our Named Executive Officers (“NEOs”), including factors considered in making compensation decisions. Our NEOs for fiscal year 2019 were the following individuals:

JACK A. FUSCO DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER	MICHAEL J. WORTLEY EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER	ANATOL FEYGIN EXECUTIVE VICE PRESIDENT AND CHIEF COMMERCIAL OFFICER	SEAN N. MARKOWITZ EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND CORPORATE SECRETARY	AARON STEPHENSON SENIOR VICE PRESIDENT, OPERATIONS	DOUGLAS D. SHANDA FORMER SENIOR VICE PRESIDENT, OPERATIONS

This CD&A is organized as follows:

1	Executive Summary	PAGE 36

2	Executive Compensation Philosophy & Objectives	PAGE 44

3	Components of Our Executive Compensation Program	PAGE 45

4	Executive Compensation Process	PAGE 55

5	Other Considerations	PAGE 58

EXECUTIVE SUMMARY

ABOUT OUR BUSINESS

Cheniere Energy, Inc. (“Cheniere”) is the leading producer and exporter of LNG in the United States. We provide clean, secure and affordable LNG to integrated energy companies, utilities and energy trading companies around the world. Our primary business strategy is to be a full service LNG provider to worldwide end-use customers.

We own and operate the Sabine Pass LNG terminal in Louisiana, one of the largest LNG production facilities in the world, through our ownership interest in and management agreements with Cheniere Energy Partners, L.P. (“Cheniere Partners”). The Sabine Pass LNG terminal is located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners, through its subsidiary Sabine Pass Liquefaction, LLC, is currently operating five natural gas liquefaction Trains and is constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG (the “SPL Project”) at the Sabine Pass LNG terminal. The Sabine Pass LNG terminal has operational regasification facilities owned by Cheniere Partners’ subsidiary, Sabine Pass LNG, L.P., that include pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 17 Bcfe, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4 Bcf/d. Cheniere Partners also owns a 94-mile pipeline through its subsidiary, Cheniere Creole Trail Pipeline, L.P., that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

36	CHENIERE

EXECUTIVE SUMMARY

We also own the Corpus Christi LNG terminal near Corpus Christi, Texas, and are currently operating two Trains and are constructing one additional Train for a total production capacity of approximately 15 mtpa of LNG. Additionally, we are operating a 23-mile natural gas supply pipeline that interconnects the Corpus Christi LNG terminal with several interstate and intrastate natural gas pipelines (the “Corpus Christi Pipeline” and together with the Trains, the “CCL Project”) through our subsidiaries Corpus Christi Liquefaction, LLC and Cheniere Corpus Christi Pipeline, L.P., respectively. The CCL Project, once fully constructed, will contain three LNG storage tanks with aggregate capacity of approximately 10 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters.

We are also developing an expansion of the Corpus Christi LNG terminal adjacent to the CCL Project (“Corpus Christi Stage 3”) for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG. We received approval from FERC in November 2019 to site, construct and operate the expansion project.

The following table summarizes the current overall project status of the SPL Project and CCL Project:

	SPL PROJECT		CCL PROJECT

LIQUEFACTION TRAIN	TRAINS 1-5	TRAIN 6	TRAINS 1-2	TRAIN 3

Project Status	Operational	Under Construction	Operational	Under Construction

Expected Substantial Completion	Complete	1H 2023	Complete	1H 2021

A final investment decision for Corpus Christi Stage 3 is anticipated in 2020 upon commercialization and obtaining financing.

First Mover in U.S. LNG Exports

Trains 1 through 5 of the SPL Project were the first liquefaction facilities to have been constructed and placed in service in the U.S. lower 48 states in over 40 years, and Trains 1 and 2 of the CCL Project are the first liquefaction trains constructed and placed in service at a greenfield liquefaction facility in the lower 48. We are currently the largest LNG exporter in the U.S. and in 2019 we became the second largest operator of LNG capacity worldwide. In 2019, Cheniere produced approximately 30 million tonnes of LNG from its facilities, representing approximately 8.2% of the global LNG supply. As of the end of 2019, there were four LNG projects in operation in the U.S., other than Cheniere’s SPL Project and CCL Project, and two projects under construction. Additionally, there are more than 20 additional projects in the region either permitted by FERC or undertaking permitting. Outside of North America, we estimate that there are over 20 LNG production projects under various stages of development.

Liquefaction Projects Underpinned with Long-Term Contracts

We have entered into long-term sale and purchase agreements (“SPAs”) between each respective project level subsidiary and third parties with fixed fees aggregating approximately $5.5 billion annually to make available an aggregate amount of LNG that is approximately 85% of the expected aggregate adjusted nominal production capacity of the nine Trains under construction or completed. All of these SPAs have been entered into with counterparties that are rated as investment grade by at least two of the three major agencies or deemed creditworthy by lenders, and do not have price reopeners. Revenue generally will commence under these SPAs as each applicable Train reaches the date of first commercial delivery and continue for a period of approximately 20 years.

Under these SPAs, the customers will purchase LNG for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee per MMBtu of LNG equal to approximately 115% of Henry Hub. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. As a result, we expect to generate a significant amount of predictable, stable cash flows annually, over the lives of the contracts.

For the volumes not contracted by our project level subsidiaries under long-term SPAs, we have an integrated marketing function that has access to the excess LNG available from the nine Trains under construction or completed at the Liquefaction Projects, and has, and continues to develop, a portfolio of long-, medium- and short-term SPAs. Cheniere Marketing, LLC (together with its subsidiaries, “Cheniere Marketing”) has purchased LNG from the Liquefaction Projects and other locations worldwide, transported and unloaded commercial LNG cargoes and has capitalized on opportunities to optimize its portfolio of assets with the intention of maximizing margins on these cargoes. Cheniere Marketing also has an agreement with CCL to purchase LNG associated with the integrated production marketing transaction between CCL and EOG Resources, Inc.

2020 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Our management team creates value for our shareholders through diligent development (including commercialization), construction and operation of these facilities, the achievement of ambitious key milestones and disciplined capital allocation. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company considers progress against these goals when it designs Cheniere’s executive compensation program for our NEOs.

2019 PERFORMANCE AND DEVELOPMENTS

2019 was a breakthrough year for Cheniere. We achieved significant milestones throughout the organization, including financially, operationally and commercially:

Record financial results: ~$10 billion revenue ~$650 million net income >$2.9 billion Consolidated Adjusted EBITDA	Substantial Completion Achieved: Corpus Christi Trains 1 & 2, Sabine Pass Train 5 On Budget, Ahead of Schedule	Final Investment Decision with respect to Sabine Pass Train 6	Record production: Over 425 cargoes exported in 2019 totaling over 1.5 TCF of LNG

Strategic

•	In November 2019, we received approval from the Federal Energy Regulatory Commission (“FERC”) to site, construct and operate an expansion (“Corpus Christi Stage 3”) of the Corpus Christi terminal adjacent to the natural gas liquefaction and export facility at the Corpus Christi LNG terminal (the “CCL Project”), which is being developed for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG.

•	In September 2019, our subsidiaries Corpus Christi Liquefaction, LLC (“CCL”) and Cheniere Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”) entered into an integrated production marketing (“IPM”) transaction with EOG Resources, Inc. to purchase 140,000 MMBtu per day of natural gas, for a term of approximately 15 years beginning in early 2020, at a price based on the Platts Japan Korea Marker, net of a fixed liquefaction fee and certain costs incurred by Cheniere.

•	In May 2019, CCL Stage III entered into an IPM transaction with Apache Corporation to purchase 140,000 MMBtu per day of natural gas, for a term of approximately 15 years, at a price based on international LNG indices, net of a fixed liquefaction fee and certain costs incurred by Cheniere.

•	In May 2019, the board of directors of the general partner of Cheniere Energy Partners, L.P. (NYSE American: CQP), of which we own 100% of the general partner interest and 48.6% of the limited partner interest (“Cheniere Partners”), made a positive final investment decision (“FID”) with respect to Train 6 of the natural gas liquefaction and export facilities at the Sabine Pass LNG terminal in Louisiana (the “SPL Project”) and issued a full notice to proceed with construction to Bechtel Oil, Gas and Chemicals, Inc. in June 2019.

Operational

•	As of February 21, 2020, over 1,000 cumulative LNG cargoes totaling over 70 million tonnes of LNG have been produced, loaded and exported from the SPL Project and the CCL Project (the “Liquefaction Projects”). Cheniere achieved the 1,000 cargo milestone faster than any other LNG operator.

•	In March 2019, substantial completion was achieved on Train 5 of the SPL Project and operating activities commenced. Train 5 of the SPL Project reached substantial completion over nine months ahead of the guaranteed completion schedule.

•	In February 2019 and August 2019, substantial completion was achieved on Trains 1 and 2 of the CCL Project,

respectively, and operating activities commenced. Trains 1 and 2 of the CCL Project reached substantial completion over seven and eleven months ahead of the guaranteed completion schedule, respectively.

•	For full year 2019, approximately 7 million hours of labor were completed with a Lost Time Incident Rate of approximately 0.03.

•	For full year 2019, a total of over 1,500 TBtu of LNG was exported from the SPL Project and the CCL Project, which was approximately 80% of all LNG exported from the United States.

38	CHENIERE

EXECUTIVE SUMMARY

Financial

•	For full year 2019, we achieved record results in multiple key financial metrics, including net income attributable to common stockholders of approximately $650 million, consolidated revenues of nearly $10 billion and Consolidated Adjusted EBITDA of over $2.9 billion. For a definition of Consolidated Adjusted EBITDA and a reconciliation of this non-GAAP measure to net income, the most directly comparable GAAP financial measure, please see Appendix D.

•	In June 2019, we announced a capital allocation framework which prioritizes investments in the growth of our liquefaction platform, improvement of consolidated leverage metrics, and a return of excess capital to shareholders under a three-year, $1.0 billion share repurchase program. We commenced share repurchase activity in the second quarter of 2019 and commenced prepayment of outstanding debt in the third quarter of 2019.
•	We reached the following contractual milestones:

¡	In September 2019, the date of first commercial delivery was reached under the 20-year LNG sale and purchase agreements (“SPAs”) with Centrica plc and Total Gas & Power North America, Inc. relating to Train 5 of the SPL Project.

¡	In June 2019, the date of first commercial delivery was reached under the 20-year SPAs with Endesa S.A. and PT Pertamina (Persero) relating to Train 1 of the CCL Project.

¡	In March 2019, the date of first commercial delivery was reached under the 20-year SPA with BG Gulf Coast LNG, LLC relating to Train 4 of the SPL Project.

•	During 2019, our stock price increased by approximately 3% and the total enterprise value of the Company increased by approximately 3.5%.

The development and construction of the Liquefaction Projects advanced as planned and remained ahead of schedule in 2019. As we complete construction of these projects and increase LNG production, Cheniere will complete its transition into an LNG operator with stable and growing positive cash flows underpinned by long-term SPAs with investment grade energy and commodity companies worldwide. The below charts summarize the number of Trains that were in operation during 2017 through 2019 and show our historical revenue growth and growth in produced and exported volumes from 2017 through 2019:

Trains in Operation

Total Revenues	LNG Volumes Loaded

2020 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

As Cheniere continues its evolution from a development company into an LNG operator, we intend to create and sustain shareholder value by continuing to leverage our significant competitive advantages to execute on our growth initiatives. Cheniere has established itself as a first mover in the domestic LNG export market, which provides us with advantages on multiple fronts, including project development, gas procurement, commercial and terminal operations and LNG origination, and has become a significant player in the global LNG market.

We believe that the world-class execution we have delivered in the development, construction and operation of our LNG facilities, and the subsequent transformation of our financial results, are the primary reasons we have been able to achieve the growth highlighted above.

Shareholder Outreach—Compensation

The Company proactively engages with shareholders regarding compensation as a matter of strategic priority, and the evolution of our compensation program design is a product of the Board’s responsiveness to shareholder input.

Ahead of our 2019 Annual Meeting, members of our Board and management proactively reached out to, and had extensive dialogue with, shareholders representing more than 50% of our outstanding common stock, as well as proxy advisory firms, through both in person and telephonic meetings, with compensation-related topics being a priority in these engagements.

At our 2019 Annual Meeting, our say-on-pay proposal received support from shareholders owning approximately 77% of the shares represented at the meeting and entitled to vote on the matter. Although there has been significant improvement in the results of the Company’s say-on-pay votes since 2016 as our total compensation philosophy has evolved incorporating shareholder feedback, the Board recognizes the need to continually engage with our shareholders and consider shareholder input with respect to our compensation program and governance framework.

Following our 2019 Annual Meeting, members of our Board and management engaged with shareholders holding more than 50% of our outstanding common stock, as well as proxy advisory firms, and we intend to continue our proactive and constructive shareholder outreach efforts going forward and to consider shareholder concerns or recommendations with respect to our compensation program design and practices.

In our shareholder engagement following the 2019 Annual Meeting, shareholders expressed appreciation regarding the Company’s significant strategic, operational and financial accomplishments in a highly competitive marketplace against rigorous performance targets and objectives, and for positive steps taken on compensation program design in response to shareholder feedback. Shareholders noted particular improvement in implementing a performance scorecard and a performance-based long term incentive plan. Shareholders also expressed appreciation as to the addition of total shareholder return as a factor in our executive compensation program, citing an improvement in pay-for-performance alignment. Shareholders encouraged the continued evolution of our executive compensation practices, focused on a more conventional compensation program which appropriately incentivizes management, in line with an appropriate peer group, with enhanced disclosure on compensation committee discretion and milestone awards.

The Board has demonstrated its commitment to a compensation program design that is aligned with our business strategy and our shareholders. The Company has significantly evolved its compensation program in recent years, taking into consideration input and feedback from shareholders. Our program awards compensation within the designed framework of the approved plan, rather than featuring ad-hoc grants that can lead to significant variation in year over year compensation, with the Compensation Committee maintaining an appropriate amount of discretion. We believe these changes align our program with competitive ranges in our new peer group and take into account the shareholder feedback that we have received.

40	CHENIERE

EXECUTIVE SUMMARY

ACTIONS TAKEN AS A RESULT OF SHAREHOLDER OUTREACH

Management, the Board and the Compensation Committee initiated several changes stemming from the recent shareholder engagement discussions and the Company's shareholder voting history regarding compensation:

Terminated the 2014-2018 Long-Term Cash Incentive Program

On October 31, 2016, the Board terminated the 2014-2018 Long-Term Cash Incentive Program (the "2014-2018 LTIP") in order to implement a new long-term incentive award program beginning in 2017.

Implemented a performance scorecard to determine annual cash bonus

In December 2016, the Compensation Committee approved a performance scorecard for the 2017 fiscal year that tied individual bonus targets to competitive benchmarks. The scorecard provided that 80% of the bonus opportunity would be determined based on quantitative performance measures using multiple financial, operating, construction, safety and strategic performance measures, and 20% would be determined based on achievement of strategic goals and organizational accomplishments.

Replaced prior change of control plan and agreements

At the end of 2016, Cheniere replaced the Company's 2008 Change of Control Cash Payment Plan and individual Change of Control Agreements with new, market-competitive plans that provide balanced and equitable terms and provisions.

2017

Approved new LTI program

In February 2017, the Compensation Committee recommended and the Board approved the parameters of an annual Long-Term incentive Plan (the "LTI program") that features annual equity grants to all employees with multi-year vesting. Cheniere's LTI program aligns our NEOs' interests with the interests of shareholders by rewarding long-term value creation and incentivizes management with long-term performance goals tied to multi-year financial and growth objectives.

2018

Adopted new peer group reflecting continued evolution of business

2019

Enhanced disclosure for ad-hoc long-term incentive awards

Provided additional discussion of the rationale behind the Train 3 Milestone Awards and the February 2018 Special Retention Awards.

Added total shareholder return as a performance metric for NEOs

In 2019, we revised our metrics under our LTI program to introduce an additional metric, total shareholder return, to increase our pay for performance alignment.

As a result of these actions, the Company has implemented a more consistent, competitive and conventional total compensation philosophy.

2020 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder engagement is critical to the Board and management, and we have acted on many of the compensation changes discussed at these meetings. We will continue to evaluate our compensation programs and incorporate shareholder outreach as a standard business practice in the future. We are committed to maintaining an open dialogue with our shareholders to ensure the successful evolution of our executive compensation program going forward.

2019 AND FUTURE COMPENSATION DESIGN

As we complete our evolution from a development company to an LNG operator, the Compensation Committee is focused on evaluating the components of our executive compensation program and ensuring that we continue to implement a performance-based compensation structure that is strongly aligned with the interests of our shareholders and incentivizes management to achieve long-term performance goals.

As a result of discussions with our shareholders through our shareholder outreach efforts, our compensation program features:

•	Market-competitive base compensation opportunities tied to Company and individual performance

•	Annual cash bonus incentive compensation opportunities tied to specific financial, operating, safety and strategic performance objectives

•	Annual long-term incentive opportunities with portions tied to specific financial performance and growth objectives

•	Equity-based compensation that delivers annual, market-competitive opportunities within common norms of shareholder dilution and value creation

The Compensation Committee approved this framework with input from Meridian Compensation Partners, its independent compensation consultant. As a result of our growth from a development company into a top tier LNG operator and receipt of shareholder feedback, the Compensation Committee, together with Meridian, further refined the framework of our executive compensation program for 2019. Our achievements and success over the past several years led to a realignment with a new peer group for 2019 discussed under “Peer Group” below, and we have reassessed our compensation framework to be consistent with our new peer group and more closely align with our share price performance. Our peer group includes companies across the oil and gas industry, excludes large regulated utilities, focuses on companies of comparable size, and offers a large number of peers in order to provide more consistent and credible results over time and reduce the impact of outliers. Our program contemplates awarding compensation within the designed framework of the approved program, rather than featuring ad-hoc grants that can lead to significant variation in year over year compensation. We believe the changes made in 2019 align our program with competitive ranges in our peer group and take into account the shareholder feedback that we received. The Compensation Committee believes that the pool of talent with the set of skills needed to run a first mover LNG company with a global scope is quite limited and that, accordingly, the market for executive talent to lead Cheniere is highly competitive.

In 2019, direct compensation was comprised of the following components:

•	Base Salary;

•	Annual Incentive Award; and

•	Long-Term Incentive Awards.

42	CHENIERE

EXECUTIVE SUMMARY

The following pie charts illustrate the pay mix of our CEO and the average pay mix of our other NEOs for 2019 assuming target performance.

*	Pay Mix may not add to 100% due to rounding.
**	Excludes ad-hoc awards that are not components of our LTI program.

Base Salary

The Compensation Committee referenced competitive ranges of base salary in our peer group in determining 2019 base salaries for our NEOs. Our employment agreement with Mr. Fusco provides for an annual base salary of $1,250,000, subject to increase at the discretion of the Compensation Committee. In reviewing our peer group for 2019, the Compensation Committee recommended an increase in Mr. Fusco’s base salary to $1,500,000 for 2019, which did not increase for 2020. See “Peer Group” on page 56 of this Proxy Statement for details regarding the external market data referenced by the Compensation Committee in making decisions regarding base salaries and other compensation elements.

Annual Incentive Award

Beginning in 2017, the Compensation Committee implemented a scorecard approach to determine annual cash bonuses. The 2019 scorecard provides that 70% of the bonus opportunity will be determined based on quantitative performance measures using multiple financial, operating, safety and strategic performance measures, and 30% will be determined based upon achievement of strategic goals and organizational accomplishments.

The following key features are included in the scorecard:

•	Individual bonus targets based on competitive benchmarks;

•	Quantitative performance goals in the following areas of performance: financial, operating, safety and strategic; and

•	Limited qualitative component based on identified strategic goals and organizational accomplishments.

In February 2020, the Compensation Committee approved the payment of individual NEO bonuses for 2019. See “Annual Incentive Program” on page 46 of this Proxy Statement for additional details regarding the 2019 bonuses, including our performance relative to our quantitative performance measures and our achievement of strategic goals and organizational accomplishments.

Long-Term Incentive Awards

The Compensation Committee believes that the LTI program that was implemented in 2017, which provides for annual equity-based awards, is a critical element of the Company’s compensation philosophy and strategy. Equity grants align our NEOs’ interests with the interests of shareholders by rewarding long-term value creation and enable us to attract and retain highly qualified individuals for important positions throughout the Company. In 2019, we revised our metrics under our LTI program for NEOs to introduce an additional metric, absolute total shareholder return, in order to further align our LTI opportunities with our shareholders and reflect the practices of our peer group. We believe that the absolute total shareholder return metric and the previously existing distributable cash flow metric require important absolute performance achievements, despite favorable or unfavorable market conditions, to earn the awarded long-term incentives.

2020 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

The key attributes of our NEO LTI program include:

• Grants will be made on an annual basis and vest over a 3-year period

•  Grants will consist of a mix of at least 50% Performance Stock Units (“PSUs”) for executive officers with the remainder consisting of Restricted Stock Units (“RSUs”)

¡    PSUs: 3-year cliff vesting, subject to performance and continued service except in certain circumstances (performance and service-based)

¡    RSUs: 3-year ratable vesting, subject to continued service except in certain circumstances (service-based)

•  PSUs will include one or more performance metrics, with the actual number of shares earned to be between 0% and 300% for NEOs, providing for a cap on payouts

¡    PSUs will vest upon certification by the Compensation Committee of the level of achievement of the performance conditions during the performance period

• Grants will be settled in Cheniere shares

• Equity award grants to executives will include clawback provisions

COMPENSATION GOVERNANCE PRACTICES

The Board and the Compensation Committee are committed to implementing compensation governance best practices that further strengthen the alignment of our compensation program with our shareholders’ interests, which include the following:

•	Clear, direct link between pay and performance

•	Majority of incentive awards earned based on performance

•	No hedging or “short sales” of Company stock

•	No pledging of Company stock as collateral for a loan or holding Company stock in margin accounts

•	Robust stock ownership guidelines

•	No defined benefit retirement plan or supplemental executive retirement plan

•	Robust compensation risk management program

EXECUTIVE COMPENSATION PHILOSOPHY & OBJECTIVES

PHILOSOPHY AND OBJECTIVES

We are committed to maintaining a compensation philosophy that is consistent, competitive and conventional when reviewed against our peers. The Board and the Compensation Committee remain committed to a pay-for-performance compensation structure that aligns our executive compensation with the key drivers of long-term growth and creation of shareholder value. Our executive compensation programs and objectives are designed to ensure that we attract, retain and motivate executives with the talent and experience necessary for us to achieve our strategic business plan, while still remaining commensurate with our peers.

As the first mover in our industry, we face fierce competition for our executive officers and key employees throughout the organization, and we seek to hire the highest caliber executives available in the global LNG marketplace.

•

Annual and long-term incentive awards are primarily performance-based. We believe such an incentive structure creates appropriate motivation for our executive officers and aligns their compensation with the performance of our Company and value created for shareholders. We will continue to balance our LTI program to address performance accountability, long-term stock ownership and talent retention issues in the current environment.

•

Annual cash bonus incentive metrics are tied to specific financial, operating, safety and strategic goals. We believe close alignment between our compensation goals and our business strategy is critical to driving performance to be measured against our key milestones and metrics.

44	CHENIERE

EXECUTIVE COMPENSATION PHILOSOPHY & OBJECTIVES

•

Significant long-term compensation is linked to financial performance and growth metrics. We believe our executive officers’ compensation should be closely linked to the creation of value for our shareholders over the long run. As such, the majority of their compensation is and should be at risk and directly tied to corporate outperformance over longer time horizons.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

BASE SALARY

Base salaries provide the fixed compensation necessary to attract and retain key executives. The base salaries of our NEOs are designed to be comparable to positions in the marketplace from which we recruit executive talent. The Compensation Committee referenced competitive ranges of base salary across midstream natural gas companies and companies of comparable enterprise value in determining 2019 base salaries for our NEOs.

In February 2020, the Compensation Committee reviewed the base salaries of our NEOs and recommended and the Board approved changes in the annual base salaries of our NEOs, effective March 2, 2020. The following table provides the base salaries as in effect at the end of 2019 and for 2020 of our NEOs.

2019 and 2020 Base Salaries

		2019 ANNUAL BASE SALARY		2020 ANNUAL BASE SALARY
Jack A. Fusco	Director, President and Chief Executive Officer	$1,500,000		$1,500,000
Michael J. Wortley	Executive Vice President and Chief Financial Officer	$715,000		$715,000
Anatol Feygin	Executive Vice President and Chief Commercial Officer	$640,000		$660,000
Sean N. Markowitz(1)	Executive Vice President, Chief Legal Officer and Corporate Secretary	$524,300		$600,000
Aaron Stephenson(2)	Senior Vice President, Operations	$500,000		$500,000
Douglas D. Shanda	Former Senior Vice President, Operations	$600,000	(3)	$—	(4)

(1)	Mr. Markowitz previously served as General Counsel and Corporate Secretary prior to his promotion in February 2020 to Executive Vice President, Chief Legal Officer and Corporate Secretary.

(2)	Mr. Stephenson was appointed as Senior Vice President, Operations in November 2019, and received an annualized salary of $500,000 in 2019 after his appointment.

(3)	Effective July 22, 2019, Mr. Shanda received an increase in his base salary from $524,300 to $600,000.

(4)	Mr. Shanda was placed on paid leave on November 1, 2019 and ceased to be employed by the Company on January 30, 2020.

2020 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL INCENTIVE PROGRAM

Annual Incentive Award

As discussed above, the Board and the Compensation Committee are committed to a pay-for-performance compensation structure that aligns our executive compensation with the key drivers of long-term growth and creation of shareholder value. We believe that close alignment between our compensation goals and our business strategy is critical to driving performance to be measured against our key milestones and metrics. Consistent with our compensation philosophy and in response to feedback from our shareholders, beginning in 2017, the Compensation Committee implemented a scorecard approach to determining annual cash bonuses. The 2019 scorecard provided that 70% of the bonus opportunity was determined based on quantitative performance measures using multiple financial, operating, safety and strategic performance measures, and 30% was determined based upon achievement of strategic goals and organizational accomplishments, as shown below:

QUANTITATIVE METRICS (70% WEIGHTING)

METRIC	THRESHOLD (50% OF TARGET)	TARGET	STRETCH (200% OF TARGET)	WEIGHTING	2019 ACTUAL	% ACHIEVEMENT
Adjusted EBITDA ($ millions):[1]	$2,400	$2,850	$3,100		$2,951
• Adjusted EBITDA, excl. commodity margin ($ millions)	$1,900	$2,050	$2,150	30%	$2,071	121%
• Commodity margin ($ millions)	$500	$800	$950	10%	$880	153%
Budget Management:
• Adjusted SG&A Expense ($ millions)	$244	$232	$221	10%	$215	200%
• Forecasting Accuracy (%)	Within ± 20%	Within ± 10%	Within ± 5%	10%	8%	136%
Safety:
• Cheniere (TRIR & LTIR)[2]	1.07 / 0.52	0.43 / 0.05	0.28 / 0.01	10%	0.269 /0.040	163%
Operational Effectiveness (excluding commissioning):
• Asset production (TBtu)	1,248	1,305	1,382	10%	1,464	200%
• Asset Availability Index[3]	0.97	1.00	1.04	10%	1.07	200%
• Adjusted O&M Expense ($ millions)	$1,196	$1,110	$1,051	10%	$1,042	200%
Weighted Average				100%		162%
STRATEGIC METRICS (30% WEIGHTING)
Make Final Investment Decision on SPL Train 6
Receive CCL Stage 3 FERC order; file for CCL Stage 4 FERC permit
Advance de-bottlenecking and ground flare projects at CCL and SPL
Achieve continued improvement on regulatory and compliance fronts
Average						113%
Total Weighted Average						148%

1	For a definition of Adjusted EBITDA and a reconciliation of this non-GAAP measure to net income, the most directly comparable GAAP financial measure, please see Appendix D.

2

“TRIR” is the “Total Recordable Incident Rate,” which is calculated as the number of recordable injuries multiplied by 200,000 and then divided by the number of hours worked. “LTIR” is the “Lost Time Incident Rate,” which is calculated as the number of lost time incidents multiplied by 200,000 and then divided by the number of hours worked.

3	Asset Availability Index is a measure of LNG production capacity less losses associated with planned and unplanned downtime.

Performance Goals. The Compensation Committee determined to include metrics in each area of the Company’s performance shown above (financial achievement, budget management, safety, operational effectiveness and strategic objectives) because the Compensation Committee believes that each of those areas is a key driver of the Company’s annual performance and, ultimately, long-term success.

For the quantitative metrics for 2019, the Compensation Committee set the target performance goals in February 2019. As a result of the Company’s growth, the Adjusted EBITDA targets for threshold, target and stretch were increased as compared to 2018 targets by approximately 20%, 30% and 29%, respectively. The Company added a new scorecard metric isolating commodity margin

46	CHENIERE

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

contribution to Adjusted EBITDA in order to quantify the impact of the Company’s marketing arm on its consolidated financials. In setting the targets for budget management, the Company reduced or eliminated contingency allowances for extraordinary events and increased the weighting for controllable SG&A and O&M expenses. The Company revised its safety methodology to reflect three year average results for the target threshold, selected the lowest metric provided by the Bureau of Labor Statistics for the stretch threshold and the 3rd quartile for the threshold target. The Company also increased the weighting of production metrics to emphasize optimization of existing train performance while facilitating the smooth start-up for trains currently undergoing commissioning.

The strategic metrics were selected to emphasize our commitment to a culture of compliance with laws and regulations while establishing enterprise-wide developments milestones for next stage growth catalysts and to enhance focus on de-bottlenecking projects to increase the production capacity of our existing assets.

Target Incentive Opportunities. In November 2018, the Compensation Committee established target annual incentive opportunities for each of our NEOs, which are reflected in the table below. Mr. Fusco’s target annual incentive was established in accordance with the terms of his employment agreement, which is described in more detail under “Compensatory Arrangements.” For the other NEOs, the targets were set based on a review of competitive market data and internal equity considerations.

Process for Measuring Performance. Performance below the “threshold” level results in no payout earned for the applicable performance goal. If performance falls between the “threshold” and “target” or “target” and “stretch” levels, then the achievement level under the scorecard is determined using straight line interpolation. Once the achievement level under the scorecard is calculated based on actual performance as compared to the goals set forth above, the Compensation Committee has the discretion to reduce or increase the payouts to the extent it determined appropriate to reflect each NEO’s performance during the year.

Actual payout	=	Base salary	x	Target bonus (%)	x	Performance score (%)	+/-	Individual performance adjustment (if any)

2019 Performance Results. The scorecard table above shows the level of achievement in 2019 for each of the performance goals and the resulting weighted percentage of target that was earned as a result of 2019 performance. The scorecard reflects the Company’s strong performance in 2019, achieving above the target level in nearly all of the quantitative measures of performance and resulting in a weighted average for the quantitative metrics of 162% of target. For the strategic metrics, the Compensation Committee recognized that the Company reached a positive FID for SPL Train 6 ahead of schedule in May 2019 and the FERC approval for Corpus Christi Stage 3 was received in November 2019. The Committee also determined that the Company continued to advance the de-bottlenecking and ground flare projects. These assessments earned an average of 113% of target for the strategic metrics as shown in the table above. Overall, the total weighted average under the scorecard was 148% of target.

Based in part on the recommendations of Mr. Fusco, the Compensation Committee approved and recommended to the Board for approval the final annual incentive award payouts for each of the NEOs other than Mr. Fusco. The Compensation Committee approved and recommended to the Board for approval the final annual incentive award payout to Mr. Fusco. In evaluating our NEOs’ performance during 2019, the Compensation Committee considered each NEO’s specific contribution to our Company’s key achievements, including those discussed under “Compensation Discussion and Analysis—2019 Performance and Developments” and towards achieving the quantitative and strategic measures in the scorecard.

2020 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

In light of the Compensation Committee’s focus on rewarding our NEOs for exceptional performance within the bounds of our stated compensation framework, without ad-hoc awards or adjustments, the Compensation Committee did not increase the bonuses earned by NEOs in 2019 to above that recommended by our scorecard results. Based on 2019 Company and individual performance results, the Compensation Committee recommended and the Board approved annual incentive awards to the NEOs for 2019 as follows:

NEOs Annual Incentive Award for 2019

NAMED EXECUTIVE	TITLE	TARGET ANNUAL INCENTIVE (% OF BASE SALARY)	TARGET ANNUAL INCENTIVE	SCORECARD DETERMINED ANNUAL INCENTIVE (148% OF TARGET)	EARNED ANNUAL INCENTIVE
Jack A. Fusco	Director, President and Chief Executive Officer	150%	$2,250,000	$3,330,000	$3,330,000
Michael J. Wortley	Executive Vice President and Chief Financial Officer	100%	$715,000	$1,058,200	$1,058,200
Anatol Feygin	Executive Vice President and Chief Commercial Officer	100%	$640,000	$947,200	$947,200
Sean N. Markowitz	Executive Vice President, Chief Legal Officer and Corporate Secretary(1)	90%	$471,870	$698,368	$698,368
Aaron Stephenson	Senior Vice President, Operations	90%	$450,000	$666,000	$666,000
Douglas D. Shanda	Former Senior Vice President, Operations	90%	$540,000	$799,200	$799,200

(1)	Mr. Markowitz previously served as General Counsel and Corporate Secretary prior to his promotion in February 2020 to Executive Vice President, Chief Legal Officer and Corporate Secretary.

48	CHENIERE

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

LONG-TERM INCENTIVE AWARDS

LTI program awards accomplish several important objectives: (i) they motivate sustained performance against our long-term objectives; (ii) they align executives with shareholder interests; and (iii) they help retain employees who are in high demand elsewhere.

LTI Program

The Compensation Committee believes that the LTI program delivers a consistent, competitive and conventional approach to delivering long-term incentives. Equity grants align our NEOs’ interests with the interests of shareholders by rewarding sustained long-term value creation and enable us to attract and retain highly qualified individuals for important positions throughout the Company. In connection with our evolution into an LNG operator and the adoption of our new peer group in 2019, the Compensation Committee added total shareholder return as an additional metric under the LTI program for PSU grants. We believe that this feature further aligns our LTI program with that of our peers and enables us to continue our progression away from ad-hoc grants to our NEOs.

The key attributes in the Company’s NEO LTI program are described below:

• Grants will be made on an annual basis with a minimum of a 1-year vesting period

•  Grants will consist of a mix of at least 50% PSUs for executive officers with the remainder consisting of RSUs

¡   PSUs: 3-year cliff vesting (performance and service-based)

¡   RSUs: 3-year ratable vesting (service-based)

•  The 2019 and 2020 LTI Awards to executive officers were a mix of 50% PSUs and 50% RSUs.

•  PSUs will include one or more performance metrics, with the actual number of shares earned to be between 0% and 300%, providing for a cap on payouts

¡   PSUs will vest upon certification by the Compensation Committee of the level of achievement of the performance conditions during the performance period

•  The 2019 and 2020 LTI Awards to executive officers included two performance metrics (cumulative Distributable Cash Flow per share and total shareholder return)

• Grants will be settled in Cheniere shares

• Equity award grants to executives will include clawback provisions

RSU Grants

RSU awards will vest ratably over a 3-year service period on each of the first, second and third anniversaries of the grant date subject to forfeiture in certain events, and acceleration upon certain events including death or disability.

PSU Grants

PSU awards will provide for 3-year cliff vesting and will include one or more performance metrics, with the actual number of shares earned to be between 0% and 300% of the target number, providing for a cap on payouts. PSUs will vest upon certification by the Compensation Committee of the level of achievement of the performance conditions during the performance measurement period. In 2019, we increased the targets for our Distributable Cash Flow per share metric as a result of the positive FID on CCL Train 3 increasing production in late 2021, the accelerated CCL Train 2 substantial completion date, the acquisition of publicly-held shares of Cheniere Energy Partners Holdings, LLC and the anticipated production from 7 trains for two full-year operations in 2020-2021.

2020 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

2019 LTI Awards

In February 2019, the Compensation Committee recommended and the Board approved long-term incentive awards as part of the Company’s LTI program for each of the executive officers of the Company.

2019 LTI Awards (approved in February 2019) for NEOs

NAME	TITLE	RSUs	TARGET PSUs
Jack A. Fusco	Director, President and Chief Executive Officer	83,759	83,759
Michael J. Wortley	Executive Vice President and Chief Financial Officer	28,518	28,518
Anatol Feygin	Executive Vice President and Chief Commercial Officer	21,698	21,698
Sean N. Markowitz	Executive Vice President, Chief Legal Officer and Corporate Secretary(1)	13,593	13,593
Aaron Stephenson(2)	Senior Vice President, Operations	20,198	1,819
Douglas D. Shanda(3)	Former Senior Vice President, Operations	13,593	13,593

(1)	Mr. Markowitz previously served as General Counsel and Corporate Secretary prior to his promotion in February 2020 to Executive Vice President, Chief Legal Officer and Corporate Secretary.

(2)	Prior to his promotion to Senior Vice President, Operations in November 2019, on February 13, 2019 Mr. Stephenson was granted 20,198 RSUs and 1,819 PSUs for his 2019 LTI award.

(3)

The terms of Mr. Shanda’s separation agreement provide that (a) the portion of RSUs that were scheduled to vest in February 2020 vested on the regularly scheduled vesting date and (b) the continued service requirement with respect to one-third of the target PSUs granted in February 2019 (the “Continuing PSUs”) will be waived and any Continuing PSUs that are earned based on actual performance will vest on the date on which the Compensation Committee certifies achievement of the applicable performance metrics.

The number of RSUs and Target PSUs awarded to Mr. Fusco was determined based on a target of 700% of his base salary. The number of RSUs and Target PSUs awarded to Mr. Wortley was determined based on a target of 500% of his base salary. The number of RSUs and Target PSUs awarded to Mr. Feygin was determined based on a target of 425% of his base salary. The number of RSUs and Target PSUs awarded to Messrs. Markowitz and Shanda were determined based on a target of 325% of base salary. The number of RSUs and Target PSUs awarded to Mr. Stephenson were determined based on a target of 100% of his base salary prior to his promotion in November 2019.

Key Terms of the RSUs and PSUs under the 2019 LTI Awards

The RSU awards vest in three equal installments. One third of the RSU awards vested on February 13, 2020, and one third will vest on each of February 13, 2021 and February 13, 2022. Each PSU award is expressed in terms of a target number of shares. The actual number of shares earned under the PSUs, between 0% and 300% of the target, will be determined based on the Company’s cumulative distributable cash flow per share and total shareholder return from January 1, 2019 through December 31, 2021 compared to pre-established performance targets. For a definition of cumulative distributable cash flow per share and total shareholder return in connection with the 2019 PSU awards, please see Appendix B. The PSU awards will vest upon certification by the Compensation Committee of the level of achievement of the performance conditions during the performance period, as illustrated below.

Vesting is also subject to continued employment, with exceptions in some cases, including for a change- in-control or termination due to death or disability or retirement. Upon a “Change in Control” or a termination by the Company without “Cause” or by the award recipient for “Good Reason”, in each instance as defined in the PSU agreement and RSU agreement, the RSU and PSU awards will be treated in accordance with the Severance Plan (as described below). Upon a termination due to death or disability, all of the RSUs and the target number of PSUs will vest in full immediately. Upon retirement, the RSU and PSU awards will be treated in accordance with the Cheniere Energy, Inc. Retirement Policy (as described below). Each vested RSU and PSU will be settled for one share of the Company’s common stock.

50	CHENIERE

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

2020 LTI Awards

In February 2020, the Compensation Committee recommended and the Board approved long-term incentive awards as part of the Company’s LTI program for each of the executive officers of the Company. Since Mr. Shanda’s employment with the Company ended prior to February 2020, he did not receive a 2020 long-term incentive award.

2020 LTI Awards (approved in February 2020) for NEOs

NAME	TITLE	RSUs	TARGET PSUs
Jack A. Fusco	Director, President and Chief Executive Officer	85,799	85,799
Michael J. Wortley	Executive Vice President and Chief Financial Officer	29,213	29,213
Anatol Feygin	Executive Vice President and Chief Commercial Officer	22,921	22,921
Sean N. Markowitz	Executive Vice President, Chief Legal Officer and Corporate Secretary	20,837	20,837
Aaron Stephenson	Senior Vice President, Operations	13,279	13,279

The number of RSUs and Target PSUs awarded to Mr. Fusco was determined based on a target of 700% of his base salary. The number of RSUs and Target PSUs awarded to Mr. Wortley was determined based on a target of 500% of his base salary. The number of RSUs and Target PSUs awarded to Messrs. Feygin and Markowitz were determined based on a target of 425% of his base salary. The number of RSUs and Target PSUs awarded to Mr. Stephenson were determined based on a target of 325% of base salary.

Key Terms of the RSUs and PSUs under the 2020 LTI Awards

The RSU awards vest in three equal installments. One third of the RSU awards will vest on each of February 12, 2021, February 12, 2022, and February 12, 2023. Each PSU award is expressed in terms of a target number of shares. The actual number of shares earned under the PSUs, between 25% and 300% of the target if the threshold performance is met, will be determined based on the Company’s cumulative distributable cash flow per share and total shareholder return from January 1, 2020 through December 31, 2022 compared to pre-established performance targets. For a definition of cumulative distributable cash flow per share and total shareholder return in connection with the 2020 PSU awards, please see Appendix C. The PSU awards will vest upon certification by the Compensation Committee of the level of achievement of the performance conditions during the performance period.

The treatment of unvested 2020 LTI Awards on a termination of employment are the same as discussed above with respect to the 2019 LTI Awards.

Train 6 FID Award

On July 1, 2019, prior to his promotion to Senior Vice President, Operations in November 2019, Mr. Stephenson was granted an award of 9,231 RSUs in connection with the positive final investment decision on Train 6 at the SPL Project, where he previously served as the Vice President and General Manager. The RSUs will vest in three equal installments on July 1, 2020, July 1, 2021 and July 1, 2022.

Outstanding Awards During 2019

For details regarding awards granted prior to 2019 that remained outstanding during 2019, see “Outstanding Equity Awards at December 31, 2019” on page 64.

COMPENSATORY ARRANGEMENTS

Compensatory Arrangement with President and CEO

In connection with the appointment of Jack A. Fusco as President and CEO, the Company and Mr. Fusco entered into an employment agreement dated as of May 12, 2016, and as amended on August 15, 2019.

The Compensation Committee, in consultation with Pearl Meyer (its independent compensation consultant prior to June 2016), determined the following initial compensation levels set forth in the employment agreement with Mr. Fusco: a minimum annual base salary of $1,250,000; an annual bonus with a target equal to 125% of his annual base salary and a maximum equal to 250% of his annual base salary; and, for each fiscal year beginning with 2017, a long-term incentive award with a grant date value of 500% of his annual base salary. In addition, in connection with his commencement of employment, Mr. Fusco was granted 236,381 shares of

2020 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS

restricted stock on May 12, 2016, 25% of which vested on December 31, 2016 and 75% of which vested in five equal installments every six months from May 12, 2017 through May 12, 2019. Additionally, pursuant to his employment agreement, Mr. Fusco has purchased $10,000,000 worth of common shares of the Company.

Upon a termination of Mr. Fusco’s employment by the Company without cause, or by Mr. Fusco for good reason, Mr. Fusco will be entitled to receive, subject to his execution of a release of claims, (i) a cash severance payment equal to the sum of two times (or, if the termination of employment is within 12 months following a change-in-control, three times) the sum of Mr. Fusco’s annual base salary and annual target bonus; (ii) a pro-rata annual bonus for the year of termination based on actual performance of the Company; (iii) any earned but unpaid bonus for the preceding fiscal year; (iv) reimbursement of COBRA premiums for up to 18 months; and (v) continued vesting of any outstanding long-term incentive awards that are scheduled to vest within one year following termination.

The employment agreement with Mr. Fusco was amended in 2019 to extend the term of the agreement from December 31, 2019 to December 31, 2022, and to update the scope of Mr. Fusco’s non-compete to reflect the Company’s current businesses. The amendment also revised the treatment of Mr. Fusco’s long-term incentive awards in the event that Mr. Fusco remains employed through the end of the term to provide that, if at the time that Mr. Fusco’s relationship with the Company concludes none of the conditions constituting “cause” under the Employment Agreement exist, then any outstanding long-term incentive awards will continue to vest in accordance with their terms.

For additional details regarding Mr. Fusco’s employment agreement, please see “Severance Plan” below.

Transition Arrangement with Former Senior Vice President, Operations

On November 1, 2019, the Company and Mr. Shanda entered into a letter agreement regarding his transition from the Company. The letter agreement provided that Mr. Shanda would be placed on paid leave on November 1, 2019 and terminate employment with the Company on January 30, 2020.

In return for Mr. Shanda signing an effective release of claims and not resigning prior to January 30, 2020, the letter agreement provided that Mr. Shanda would remain eligible for any earned bonus for 2019; vesting of the restricted stock unit and performance stock unit awards (excluding any retention awards) scheduled to vest in February 2020 subject to achievement of any performance conditions; vesting of a prorated portion of the performance stock unit awards scheduled to vest in 2021 and 2022 subject to achievement of performance conditions; and a cash payment equal to $1,250,000, payable in February 2021. Mr. Shanda’s receipt of such future payments is subject to his continued compliance with certain restrictive covenants. The Company agreed to modify Mr. Shanda’s non-competition covenant with respect to a future employer where Mr. Shanda does not provide services in any capacity with respect to LNG projects with facilities located in the United States or Canada. Mr. Shanda agreed to extend the term of his non-solicitation covenants to two years following the termination of his employment.

COMPENSATION AND BENEFITS

We provide a limited number of other benefits to our NEOs that make our total compensation program competitive with the market.

Benefits

We offer the same health, welfare and retirement plans to all of our U.S. employees and executive officers.

•	The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary and bonus deferrals or the maximum deferrals permitted by law.

•	We also offer all employees medical, dental and vision benefits and health and dependent care reimbursement arrangements.

•

In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance.

We do not offer a defined benefit pension plan or nonqualified deferred compensation plan to any of our employees or executive officers.

Our international employees have a similar benefits package, adjusted for the customary practices in each location.

Perquisites

Perquisites are not a significant part of our compensation program and are provided to the executive officers on a limited basis. Because our executive officers’ duties require them to spend a significant amount of time traveling, the Company occasionally

52	CHENIERE

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

pays for charter flights for business purposes. Our executive officers’ personal guests are permitted to fly with them on these flights on limited occasions at nominal or no incremental cost to the Company. Additionally, prior to his promotion to Senior Vice President, Operations in November 2019, Mr. Stephenson received a housing allowance in connection with his service at Sabine Pass of $45,433 in 2019. Upon his promotion, he received access to corporate housing in Houston with a value of $15,602 for the remainder of 2019.

Termination and Change-in-Control Benefits

In late 2016 and early 2017, the Compensation Committee and Board reviewed and approved a Key Executive Severance Pay Plan, as amended and restated in August 2019, and Retirement Policy, as amended in August 2019, to provide certain severance and retirement benefit protections, including those associated with a change-in-control.

Severance Plan

In December 2016, the Compensation Committee recommended and the Board approved the Cheniere Energy, Inc. Key Executive Severance Pay Plan for certain employees of the Company, including the NEOs, with effect beginning on January 1, 2017, which was amended in January 2018, and again in August 2019 to incorporate certain administrative changes (as amended, the “Severance Plan”).

The Severance Plan is intended to provide severance compensation benefits to the executive officers and other officers of the Company and its affiliates in the event of the termination of their employment under certain circumstances. Under the Severance Plan, our officers, including our CEO and other executive officers, are eligible for certain post-employment compensation and benefits, which vary depending upon whether a change-in-control or termination of employment occurs. The Severance Plan also provides certain compensation and benefits in the event of a change-in-control of the Company. To the extent of any overlap, severance benefits for which an officer may be eligible to receive under any employment agreement, and any amounts to which the officer would be eligible to receive under the Severance Plan would be reduced so that no officer receives duplicative benefits. Please see “Compensatory Arrangement with President and CEO” on page 51 of this Proxy Statement for details regarding the severance entitlements set forth in our CEO’s employment agreement.

Severance and Benefits in Connection with a Change-in-Control. With respect to each executive officer, upon the occurrence of a change-in-control, even absent a termination of employment, generally notwithstanding the provisions of any other benefit plan or agreement, and subject to certain conditions outlined in the Severance Plan:

•

all of the executive officer’s outstanding unvested equity awards, equity-based awards, annual awards and retention awards (collectively, “Incentive Awards”) which are time-based will automatically vest in full as of the date of the change-in-control;

•

the executive officer’s outstanding unvested performance-based Incentive Awards that vest based on performance metrics other than total shareholder return (“TSR”) will vest at the target level for such Incentive Award; and

•

the executive officer’s outstanding unvested performance-based Incentive Awards that vest based on TSR will vest as of the date of the change-in-control based on actual TSR as of the date of the change-in-control.

In the event that an executive officer’s employment is terminated within three months prior to or 24 months following a change-in-control and upon the occurrence of the executive’s termination of employment by us without cause, or by such executive for good reason, then such officer is entitled to receive, in addition to, but not duplicative of, benefits resulting from a pre-termination change-in-control, and subject to certain conditions outlined in the Severance Plan:

•

a lump sum payment within 60 days following termination in an amount equal to three times (in the case of the CEO) or two times (in the case of other executive officers) the sum of (a) the officer’s annual base salary in effect when the termination occurs and (b) the officer’s target annual cash bonus for the year of termination; plus

•	a lump sum payment within 60 days following termination in an amount equal to the officer’s pro-rated target annual cash bonus for the year of termination; plus

•	the officer’s unpaid annual cash bonus, if any, earned for the year prior to the year of termination; plus

•

acceleration of vesting of all of the executive officer’s outstanding unvested time-based Incentive Awards; and the executive officer’s outstanding unvested performance-based Incentive Awards (a) that vest based on TSR will vest based on actual TSR as of the date of the change-in-control and (b) that vest based on performance metrics other than TSR will vest at the target level for such Incentive Award.

2020 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS

Severance and Benefits Not in Connection with a Change-in-Control. In the event that an executive officer’s employment is terminated by the officer for good reason or by us without cause, and not in connection with a change-in-control, as described above, then such officer is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•

a lump sum payment within 60 days following termination in an amount equal to two times (in the case of the CEO) or 1.5 times (in the case of other executive officers) the sum of (a) the officer’s annual base salary in effect when the termination occurs and (b) the officer’s target annual cash bonus for the year of termination; plus

•	a lump sum payment within 60 days following termination in an amount equal to the officer’s pro-rated target annual cash bonus for the year of termination; plus

•	the officer’s unpaid annual cash bonus, if any, earned for the year prior to the year of termination; plus

•

acceleration of vesting of the executive officer’s outstanding unvested time-based Incentive Awards that were granted more than six months prior to the termination; and vesting of a pro-rated portion of the executive officer’s outstanding unvested performance-based Incentive Awards that were granted more than six months prior to the termination based on actual performance levels achieved at the end of the applicable performance period.

Provisions Applicable Whether or Not Termination is in Connection with a Change-in-Control. In addition to the above, for a period of 24 months following the termination date, subject to certain conditions outlined in the Severance Plan, the executive officer will receive continued subsidized health care benefits, to be provided concurrently with any health care benefit required under COBRA. At the discretion of the Company, the executive officers also may receive outplacement benefits at our expense.

As a condition to receiving benefits under the Severance Plan, participants will be subject to certain conditions, including entering into non-competition, non-solicitation, non-disclosure, non-disparagement and release agreements with us.

If any amounts will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise non-deductible under Section 280G of the Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. If any participant is a “specified employee” under Section 409A of the Code, any compensation or benefits to be paid or received under the Severance Plan as a result of termination of employment and that constitute “non-qualified deferred compensation” will be delayed in accordance with the Code.

Retirement Policy

In August 2019, the Board approved an amended and restated Cheniere Energy, Inc. Retirement Policy (the “Retirement Policy”), effective August 15, 2019 (“the Effective Date”). The Retirement Policy amended and restated the previous policy that was in effect as of February 17, 2017. The Retirement Policy is limited to employees located in the United States. The Retirement Policy is not applicable in the United Kingdom or any jurisdictions in which it would be a violation of applicable laws. The Retirement Policy also does not apply to the Company’s Chief Executive Officer.

Under the Retirement Policy, an employee is eligible for a “Qualifying Retirement” upon resigning from the Company if he or she is at least 60 years old, has at least four years of service with the Company or its affiliates (or a combination of both), with a combined sum of the age and full years of service with the Company or its affiliates (or a combination of both) equal to at least 72 years and circumstances constituting “cause” do not exist. Following an eligible employee’s Qualifying Retirement, the continuous employment requirement for all of such employee’s long-term incentive awards granted prior to the Effective Date will be waived, and all such awards will continue to vest in accordance with their terms. In addition, for awards granted under the Company’s LTI program after the Effective Date, following a Qualifying Retirement, an employee’s outstanding unvested time-based incentive awards will immediately vest, and the employee’s outstanding unvested performance-based incentive awards will vest pro-rata, based on the whole number of months served by the employee in the performance period (or, if longer, service vesting period) prior to his or her retirement, on the normal schedule applicable to such awards and based on actual performance results at the end of the relevant period. Only such time-based incentive awards and performance-based incentive awards granted at least six months prior to the Qualifying Retirement will be eligible under the Retirement Policy.

The determination of whether an employee satisfies the criteria for a Qualifying Retirement will be determined by the Company in its sole discretion. The Retirement Policy will not apply to new hire awards, special retention awards, other awards not part of any annual long-term incentive compensation program or awards under any annual cash bonus program, except as otherwise determined by the Company on a case-by-case basis. The treatment of an employee’s outstanding awards under the Retirement Policy as described above is subject to the employee’s execution of a release of claims against the Company and compliance with restrictive covenants as set forth in the Retirement Policy.

54	CHENIERE

EXECUTIVE COMPENSATION PROCESS

EXECUTIVE COMPENSATION PROCESS

The Compensation Committee, with the support of an independent compensation consultant and management, handles the development and implementation of our executive compensation program. The Compensation Committee makes recommendations to the Board regarding our executive officers’ compensation for the Board’s final approval.

ROLE OF THE COMPENSATION COMMITTEE AND BOARD

The Compensation Committee reviews and approves the performance goals recommended by management which are required to be achieved in order for our executive officers to earn performance-based compensation, and determines actual performance against the goals. The performance goals are consistent with the strategic business plan of the Company. The Compensation Committee also reviews and recommends to the Board for approval the total target annual compensation, including the competitiveness of each component of the total compensation package, for our CEO and each executive officer. Key components of this process include:

•	Establishing performance goals for long-term and short-term incentive awards for executive officers.

•

Evaluating the achievement of annual developmental, operating and corporate goals for the year to determine the total amount of the bonus pool for the annual incentive awards and evaluating the achievement of our executive officers.

•

Reviewing, discussing and modifying, as appropriate, recommendations from the CEO on the base salaries and annual incentive awards for our executive officers. The Compensation Committee makes its recommendations for the Board’s final approval.

•	Meeting in executive session to discuss and determine the amount of our CEO’s compensation. The Compensation Committee makes its recommendations for the Board’s final approval.

•	Reviewing and recommending to the Board for approval long-term incentive awards for the CEO and executive officers.

•	Evaluating the achievement of performance goals under long-term incentive awards.

ROLE OF MANAGEMENT

Management and the Human Resources department support the Compensation Committee’s process.

•

All compensation recommendations for our executive officers reflect input from our Human Resources department. Their recommendations are based on the Company’s performance and their review of external market data.

•

At the end of the year, the CEO proposes base salaries and annual cash bonus awards for our executive officers (other than the CEO) to the Compensation Committee which then reviews, discusses and modifies, as appropriate, these recommendations.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The independent compensation consultant reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. The independent compensation consultant attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present.

In June 2016, the Compensation Committee engaged Meridian as its independent compensation consultant, and Meridian has served as its independent compensation consultant to date.

With respect to engaging Meridian for 2019, the Compensation Committee considered whether any conflict of interest existed under the SEC rules and NYSE American listing standards. The Compensation Committee reviewed the following related to Meridian’s independence: (i) other services provided to us by Meridian; (ii) fees paid by us as a percentage of Meridian’s total revenue; (iii) policies or procedures maintained by Meridian that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement and concluded that there were no conflicts of interest that prevented Meridian from serving as an independent consultant to the Compensation Committee on executive compensation matters.

2020 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS

PEER GROUP

Each year, the Compensation Committee, with the assistance of management and our independent compensation consultant, reviews external market data to determine the competitiveness of the total compensation package of our executive officers. The market data includes information representative of the energy industry within which we operate and also includes compensation information from a diversified list of U.S. companies of comparable size.

The Compensation Committee reviews the following components of each executive officer’s compensation relative to the amount paid to executives in similar positions within the market data: base salaries, annual cash bonuses and long-term incentive awards. The market data serves as a point of reference for measuring the compensation of each of our executive officers, but individual compensation decisions are made based on a combination of considerations, including the Company’s overall performance; the individual roles, responsibilities and performance of each of our executive officers and market competitiveness. The Compensation Committee does not adhere to a rigid benchmarking process in setting compensation and does not target any specific market level; rather, information is used as a market reference for the Compensation Committee.

Peer Group

With assistance from management and our compensation consultant, the Compensation Committee reviews our executive officers’ compensation against both nationally recognized published survey data, as well as proxy data from our peer group.

As the first mover in U.S. LNG exports, and in light of our achievements in 2018 and our transformation into an LNG operating company of considerable size relative to our peers in the LNG industry, in 2018 we reevaluated our peer group for 2019 to reflect a more appropriate risk profile, capital intensity, enterprise valuation, commercial focus and global scope indicative of a broader segment of the oil and gas industry, focusing on companies of comparable size (as measured by the value of invested capital). In considering shareholder feedback and management performance, we believe that this peer group, listed below, is an appropriate reflection of our maturation.

In 2019, the Compensation Committee approved minor changes to our peer group to reflect the impact of mergers and acquisitions and the migration of companies within the targeted size range:

•

Removed Anadarko Petroleum Corporation as a result of its then-pending acquisition by Occidental Petroleum Corporation, removed Andeavor as a result of its acquisition by Marathon Petroleum, removed Praxair, Inc. as a result of its merger with The Linde Group, and removed EQT Corporation as a result of its decrease in enterprise value below our targeted threshold

•	Added Diamondback Energy, Inc. and Targa Resources Corp. because each met several of the criteria for inclusion in our peer group discussed above

56	CHENIERE

EXECUTIVE COMPENSATION PROCESS

For external comparisons, the Compensation Committee referenced the following peer group in determining compensation for 2019. At such time, Cheniere ranked near the 70th percentile in enterprise value among these companies.

2019 Peer Group

• Air Products and Chemicals, Inc.	• LyondellBasell Industries N.V.

• Apache Corporation	• Marathon Oil Corporation

• Baker Hughes Company	• Marathon Petroleum Corporation

• Concho Resources Inc.	• Noble Energy, Inc.

• ConocoPhillips	• Occidental Petroleum Corporation

• Continental Resources, Inc.	• ONEOK, Inc.

• Devon Energy Corporation	• Phillips 66

• Diamondback Energy, Inc.	• Pioneer Natural Resources Company

• Enterprise Products Partners L.P.	• Schlumberger Limited

• EOG Resources, Inc.	• Suncor Energy Inc.

• Freeport-McMoRan Inc.	• Targa Resources Corp.

• Halliburton Company	• Valero Energy Corporation

• Hess Corporation	• The Williams Companies

• Kinder Morgan, Inc.

The following table summarizes our 2019 peer group enterprise value, compared to Cheniere, as of December 31, 2019. Our enterprise value includes the value of the non-controlling interest in Cheniere Partners, our publicly traded subsidiary, in order to more appropriately reflect our integrated business and operations, which are managed on a consolidated basis, and the total value of our business for which management is responsible.

(Dollars in millions)	Enterprise Value (on 12/31/19)

Cheniere	$54,357

Cheniere Percentile Rank	70%

75th Percentile	$62,665

50th Percentile	$43,392

25th Percentile	$21,462

2020 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS

OTHER CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES

Our Board believes that significant stock ownership by our executive officers strengthens their alignment with shareholders and demonstrates the executive officers’ commitment to the Company. We have implemented rigorous stock ownership guidelines as detailed below.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

POSITION	STOCK OWNERSHIP GUIDELINES

Non-Employee Directors	3x the director’s prevailing annual equity retainer award

President and CEO	5x base salary

Executive Vice Presidents and Senior Vice Presidents	2x base salary

Pursuant to Mr. Fusco’s employment agreement, Mr. Fusco has purchased $10,000,000 worth of common shares of the Company. All non-employee directors and executive officers are expected to be in full compliance with the guidelines within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or executive officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. All of our non-employee directors and executive officers are in compliance with the guidelines.

ADDITIONAL CONSIDERATIONS

The Compensation Committee will continue to evaluate further changes to its compensation policies and practices. We intend to at all times comply with SEC and NYSE American required compensation recoupment policies and practices. We have also included clawback provisions in our equity awards since 2017 and intend to continue to include clawback provisions in future equity awards to executives. Mr. Fusco’s employment agreement provides that he will be subject to and will abide by any policy the Company adopts regarding the clawback of incentive compensation and any additional clawback provisions as required by law and applicable listing rules.

TAX AND ACCOUNTING CONSIDERATIONS

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code and design our compensation programs with the intent that they comply with Section 409A of the Code where applicable. Section 162(m) of the Code generally limits the amount of compensation that may be deducted per covered employee to $1 million per taxable year. We generally seek to preserve tax deductions for executive compensation but recognize that it may be beneficial to grant compensation that is not fully tax deductible when we believe it is in the best interests of the Company and our shareholders.

58	CHENIERE

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Neal A. Shear, Chairman Nuno Brandolini David B. Kilpatrick Andrew Langham

2020 PROXY STATEMENT	59

COMPENSATION TABLES

The following table and narrative text sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer (“CEO”), Chief Financial Officer and three other most highly compensated executive officers for 2019, who are referred to as our “NEOs” in the following compensation tables. Additionally, the following table includes Douglas D. Shanda, our former Senior Vice President, Operations, in accordance with SEC rules.

2019 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Jack A. Fusco President and CEO	2019	$1,451,923	$—	$11,985,913	$3,330,000	$21,684	$16,789,520
	2018	$1,250,000	$—	$17,116,952	$2,875,000	$24,949	$21,266,901
	2017	$1,250,000	$—	$6,506,329	$3,125,000	$23,316	$10,904,645
Michael J. Wortley EVP and CFO	2019	$698,654	$1,000	$4,080,926	$1,058,200	$22,333	$5,861,113
	2018	$624,231	$—	$8,379,493	$1,043,280	$17,633	$10,064,637
	2017	$598,533	$—	$1,561,515	$1,100,000	$16,951	$3,276,999
Anatol Feygin EVP and Chief Commercial Officer	2019	$615,961	$500	$3,104,984	$947,200	$22,008	$4,690,653
	2018	$512,115	$—	$7,488,990	$852,840	$21,648	$8,875,593
	2017	$499,309	$—	$1,301,341	$850,000	$16,057	$2,666,707
Sean N. Markowitz EVP, Chief Legal Officer and Corporate Secretary	2019	$514,819	$—	$1,945,158	$698,368	$21,684	$3,180,029
	2018	$470,192	$—	$3,195,383	$699,200	$21,557	$4,386,332
	2017	$444,577	$—	$702,705	$675,000	$21,024	$1,843,306
Aaron Stephenson SVP, Operations	2019	$391,954	$190,830	$2,097,097	$666,000	$76,237	$3,422,118

Douglas D. Shanda(6) Former SVP, Operations	2019	$546,846	$150,500	$4,145,482	$799,200	$21,723	$5,663,751
	2018	$470,192	$118,750	$4,068,083	$699,200	$21,557	$5,377,782
	2017	$447,500	$112,500	$702,705	$720,000	$21,024	$2,003,729

(1)

This column represents the base salary earned, including any amounts invested by the NEOs in the Company’s Retirement Plan. The Company’s Retirement Plan is described in CD&A under “Compensation and Benefits.”

(2)

In 2017, 2018, and 2019, Mr. Shanda received a cash bonus as part of a retention program of $112,500; $118,750; and $150,000 respectively. In 2019, Mr. Stephenson received a cash bonus as part of a retention program of $190,330. For 2019, Mr. Wortley, Mr. Feygin, Mr. Shanda, and Mr. Stephenson also received a cash service award, part of a program available to all employees that celebrates years of service to the company.

(3)

The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 15 to our 2019 audited financial statements beginning on page 110 of our Form 10-K filed with the SEC on February 25, 2020.

For 2019, the Stock Awards column includes the grant date fair value of share-based RSUs and PSUs granted in February 2019, which will ultimately be settled in shares of common stock. Values shown reflect an estimated fair market value (FMV) of the PSUs using a Monte Carlo Simulation valuation methodology in accordance with FASB ASC Topic 718 on the grant date. The value of the PSUs ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to performance conditions and have been valued based on the probable performance at date of grant. If the maximum performance levels were to be used to determine the values in the above table with respect to awards with performance conditions, the amounts in this column would be increased by the following amounts: Mr. Fusco, $6,470,383; Mr. Wortley, $2,203,016; Mr. Feygin, $1,676,171; Mr. Markowitz, $1,050,059; Mr. Shanda, $1,360,976; and Mr. Stephenson, $119,781. Please see “2019 LTI Awards” on page 50 of this Proxy Statement for further detail on these awards.

For 2019, the Stock Awards column also includes the grant date fair value of time-based RSUs granted in July 2019 to Mr. Stephenson, which will ultimately be settled in shares of common stock.

For 2018, the Stock Awards column includes the grant date fair value of share-based RSUs and PSUs granted in February 2018, which will ultimately be settled in shares of common stock. The value of the PSUs ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to performance conditions and have been valued based on target performance at date of grant. If a maximum, rather than target, number of units is used to determine the maximum award opportunity for the NEOs for the 2018 PSU awards, the amounts in this column would be increased by the following amounts: Mr. Fusco, $4,026,871; Mr. Wortley, $845,646; Mr. Feygin, $691,295; Mr. Markowitz, $382,592 and Mr. Shanda, $382,592.

For 2017, the Stock Awards column includes the grant date fair value of share-based RSUs and PSUs granted in February 2017, which will ultimately be settled in shares of common stock. The value of the PSUs ultimately realized by officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to performance conditions and have been valued based on target performance at date of grant. If a maximum, rather than target, number of units is used to determine the maximum award opportunity for the NEOS for the 2017 PSU awards, the amounts in this column would be increased by the following amounts: Mr. Fusco, $3,253,164; Mr. Wortley, $780,758; Mr. Feygin, $650,671; Mr. Markowitz, $351,353 and Mr. Shanda, $351,353.

(4)	For 2019, 2018 and 2017, this column represents the actual amounts paid under the Annual Incentive Program.

(5)

This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan. See the table below for more details.

(6)

In accordance with applicable disclosure requirements and in order to reflect all compensation decisions made by the Company during 2019 with respect to equity awards granted to Mr. Shanda, the amount disclosed under “Stock Awards” for Mr. Shanda for 2019 in the table above includes the grant date fair value of original awards granted in 2019 as well as the incremental fair value of awards granted in 2019 and prior years that were modified in connection with his separation (the latter of which is computed as of the modification date in accordance with FASB ASC Topic 718), net of previously expensed portions of prior period awards that were forfeited.

60	CHENIERE

2019 SUMMARY COMPENSATION TABLE

ALL OTHER COMPENSATION INCLUDED IN THE SUMMARY COMPENSATION TABLE

NAME	YEAR	PERQUISITES AND OTHER PERSONAL BENEFITS ($)(A)	INSURANCE PREMIUMS ($)(B)	COMPANY CONTRIBUTIONS TO RETIREMENT AND 401(k) PLANS ($)(C)	TOTAL ($)
Jack A. Fusco	2019	$3,420	$1,464	$16,800	$21,684
	2018	$6,889	$1,560	$16,500	$24,949
	2017	$5,556	$1,560	$16,200	$23,316
Michael J. Wortley	2019	$4,069	$1,464	$16,800	$22,333
	2018	$3,588	$1,560	$12,485	$17,633
	2017	$3,420	$1,560	$11,971	$16,951
Anatol Feygin	2019	$3,744	$1,464	$16,800	$22,008
	2018	$3,588	$1,560	$16,500	$21,648
	2017	$3,420	$1,560	$11,077	$16,057
Sean N. Markowitz	2019	$3,420	$1,464	$16,800	$21,684
	2018	$3,588	$1,469	$16,500	$21,557
	2017	$3,420	$1,404	$16,200	$21,024
Aaron Stephenson	2019	$71,378	$1,464	$3,395	$76,237
Douglas D. Shanda	2019	$3,459	$1,464	$16,800	$21,723
	2018	$3,588	$1,469	$16,500	$21,557
	2017	$3,420	$1,404	$16,200	$21,024

(A)

The amount in this column includes the aggregate incremental cost to the Company attributable to a parking space in our Houston office building for all NEOs. For Mr. Fusco, the 2018 and 2017 amounts also include the cost for parking in our Washington, D.C. office. For Mr. Stephenson, the amounts reflect a monthly living allowance for his employment at our Sabine Pass location ($45,433), the cost of Company-provided housing in Houston with a value of $15,602, and a tax gross-up of $10,125 related to the Houston housing. For Mr. Wortley, Mr. Feygin, Mr. Stephenson and Mr. Shanda, the amounts include a minimal tax gross-up related to their service awards (a cash bonus provided to all eligible employees that celebrates years of service to the Company).

(B)

The amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $1,000,000. The amounts in this column also reflect insurance premiums payable for accidental death and dismemberment life insurance with a benefit of two times annual base salary capped at a maximum of $1,000,000. These benefits are available to all employees of the Company.

(C)

The amounts in this column reflect matching contributions allocated by the Company to each of the NEOs pursuant to the Company’s Retirement Plan. These benefits are available to all employees of the Company.

2020 PROXY STATEMENT	61

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the plan-based awards granted to each NEO during 2019, valued at fair market value on the date of grant. The awards listed in the table were granted under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended (the “2011 Plan”) and are described in more detail in “Compensation Discussion and Analysis” beginning on page 36 of this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2019

NAME	TYPE OF AWARD	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Jack A. Fusco	Cash Bonus		1,125,000	2,250,000	4,500,000	—	—	—	—	—
	RSUs	02/13/2019	—	—	—	—	—	—	83,759	5,515,530
	PSUs	02/13/2019	—	—	—	20,940	83,759	251,277	—	6,470,383
Michael J. Wortley	Cash Bonus		357,500	715,000	1,430,000	—	—	—	—	—
	RSUs	02/13/2019	—	—	—	—	—	—	28,518	1,877,910
	PSUs	02/13/2019	—	—	—	7,130	28,518	85,554	—	2,203,016
Anatol Feygin	Cash Bonus		320,000	640,000	1,280,000	—	—	—	—	—
	RSUs	02/13/2019	—	—	—	—	—	—	21,698	1,428,813
	PSUs	02/13/2019	—	—	—	5,425	21,698	65,094	—	1,676,171
Sean N. Markowitz	Cash Bonus		253,935	471,870	943,740	—	—	—	—	—
	RSUs	02/13/2019	—	—	—	—	—	—	13,593	895,099
	PSUs	02/13/2019	—	—	—	3,398	13,593	40,799	—	1,050,059
Aaron Stephenson	Cash Bonus		225,000	450,000	900,000	—	—	—	—	—
	RSUs	02/13/2019	—	—	—	—	—	—	20,198	1,330,038
	PSUs	02/13/2019	—	—	—	910	1,819	3,638	—	119,781
	RSUs	07/01/2019	—	—	—	—	—	—	9,231	647,278
Douglas D. Shanda	Cash Bonus		270,000	540,000	1,080,000	—	—	—	—	—
	RSUs	02/13/2019	—	—	—	—	—	—	13,593	895,099
	PSUs	02/13/2019	—	—	—	3,398	13,593	40,779	—	1,050,059
	RSUs(3)	11/01/2019	—	—	—	—	—	—	34,231	1,076,605
	PSUs(3)	11/01/2019	—	—	—	7,086	16,437	37,405	—	1,123,719

(1)

The amounts in these columns represent the payout at the threshold, target and maximum award levels for 2019 under the Annual Incentive Program. If the threshold performance level is not met, the pool funding level will be 0%. Other than for the CEO, actual awards to NEOs can exceed the maximum estimated possible payout of 200% of the individual’s target due to adjustments made for individual performance. Under Mr. Fusco’s employment agreement, his maximum award level is 200% of his target. The various measures and details relating to the 2019 Annual Incentive Awards are presented beginning on page 46 of this Proxy Statement.

(2)

The amounts shown in this column reflect the total grant date fair values of RSUs and PSUs granted under the Company’s 2011 Incentive Plan, as amended calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation, including FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 15 to our 2019 audited financial statements beginning on page 110 of our Form 10-K filed with the SEC on February 25, 2020. Please see “2019 LTI Awards” on page 50 of this Proxy Statement for more information about these RSU and PSU awards.

(3)

In connection with the transition of Mr. Shanda, as described in “Compensation Discussion and Analysis—Compensatory Arrangements—Transition Arrangement with Former Senior Vice President” above, the Company modified the terms of his outstanding awards that were scheduled to vest in February 2020. In accordance with SEC requirements, the incremental fair values associated with these modifications, computed as of the modification date in accordance with Topic 718, are reflected in the table above as if new grants had been made.

62	CHENIERE

NARRATIVE TO THE SUMMARY COMPENSATION & GRANTS OF PLAN-BASED AWARDS TABLES

NARRATIVE TO THE SUMMARY COMPENSATION & GRANTS OF PLAN-BASED AWARDS TABLES

For a discussion regarding the awards granted to the NEOs in 2019 as disclosed in the table above, see “Annual Incentive Award” on page 46 and “LTI Program” on page 49 of this Proxy Statement.

COMPENSATORY ARRANGEMENTS FOR CERTAIN EXECUTIVE OFFICERS

For a discussion regarding the compensatory arrangement between the Company and Mr. Fusco for his service as President and CEO, see “Compensatory Arrangement with President and CEO” on page 51 of this Proxy Statement.

2020 PROXY STATEMENT	63

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table contains information about our NEOs’ outstanding equity awards at December 31, 2019.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

	STOCK AWARDS

NAME AND GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)
Jack A. Fusco
2017 LTI Award (2/17/2017)	23,216	(4)	$1,417,801	69,646	$8,506,562
2018 LTI Award (2/14/2018)	38,452	(4)	$2,348,264	69,214	$8,453,798
Milestone Award (5/22/2018)	156,250	(5)	$9,542,188
2019 LTI Award (2/13/2019)	83,759	(4)	$5,115,162	83,759	$15,345,486
Michael J. Wortley
2017 LTI Award (2/17/2017)	5,572	(4)	$340,282	16,715	$2,041,570
2018 LTI Award (2/14/2018)	9,690	(4)	$591,768	14,535	$1,775,305
2018 LTI Award (2/14/2018)	40,000	(6)	$2,442,800
Milestone Award (5/22/2018)	70,000	(5)	$4,274,900
2019 LTI Award (2/13/2019)	28,518	(4)	$1,741,594	28,518	$5,224,783
Anatol Feygin
2017 LTI Award (2/17/2017)	4,644	(4)	$283,609	13,930	$1,701,410
2018 LTI Award (2/14/2018)	7,922	(4)	$483,797	11,882	$1,451,267
2018 LTI Award (2/14/2018)	30,000	(6)	$1,832,100
Milestone Award (5/22/2018)	70,000	(5)	$4,274,900
2019 LTI Award (2/13/2019)	21,698	(4)	$1,325,097	21,698	$3,975,291
Sean N. Markowitz
2017 LTI Award (2/17/2017)	2,508	(4)	$153,164	7,522	$918,737
2018 LTI Award (2/14/2018)	4,384	(4)	$267,731	6,576	$803,193
2018 LTI Award (2/14/2018)	15,000	(6)	$916,050
Milestone Award (5/22/2018)	25,000	(5)	$1,526,750
2019 LTI Award (2/13/2019)	13,593	(4)	$830,125	13,593	$2,490,374
Aaron Stephenson
2017 LTI Award (2/17/2017)	1,899	(4)	$115,972	2,441	$298,144
2018 LTI Award (2/14/2018)	3,230	(4)	$197,256	2,077	$253,685
2018 LTI Award (2/14/2018)	25,000	(6)	$1,526,750
Milestone Award (5/22/2018)	13,326	(5)	$813,819
2019 LTI Award (2/13/2019)	4,244	(4)	$259,181	1,819	$222,173
2019 LTI Award (2/13/2019)	15,954	(4)	$974,311
Milestone Award (7/1/2019)	9,231	(7)	$563,737

64	CHENIERE

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

	STOCK AWARDS

NAME AND GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)
Douglas D. Shanda
2017 LTI Award (2/17/2017)	2,508	(4)	$153,164	7,522	$918,737
2018 LTI Award (2/14/2018)	4,384	(4)	$267,731	6,576	$803,193
2018 LTI Award (2/14/2018)	30,000	(6)	$1,832,100
Milestone Award (5/22/2018)	25,000	(5)	$1,526,750
2019 LTI Award (2/13/2019)	13,593	(4)	$830,125	13,593	$2,490,374

(1)

The values represented in this column have been calculated by multiplying $61.07, the closing price of our common stock on December 31, 2019, by the number of unvested shares of restricted stock and RSUs.

(2)

The amounts in this column are the target amount of PSUs granted as part of the annual LTI program. The 2017 awards have a performance measurement period of January 1, 2018 to December 31, 2019; the 2018 awards have a performance period of January 1, 2018 to December 31, 2020; and the 2019 awards have a performance period of January 1, 2019 to December 31, 2021. PSU awards will vest upon certification by the Compensation Committee of the level of achievement of the performance conditions during the performance measurement period.

(3)

The values represented in this column have been calculated by multiplying $61.07, the closing price of our common stock on December 31, 2019, by the maximum number of shares that could be earned under the PSUs. This estimated payout is not necessarily indicative of the actual payout at the end of the performance period.

(4)	Awards vest ratably over three years.

(5)	These amounts represent milestone awards for the construction of Trains 3 and 4 of the SPL Project, and vested on February 1, 2020.

(6)	These amounts represent RSUs granted as special retention awards, and will vest on February 14, 2021.

(7)

This amount represents a milestone award for the positive financial investment decision on Train 6 of the SPL Project, and vests ratably over three years beginning on July 1, 2020. Please see “Train 6 FID Award” on page 51 of this Proxy Statement for more information about this award.

2020 PROXY STATEMENT	65

OPTION EXERCISES AND

STOCK VESTED

The following table sets forth the number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock for our NEOs in 2019. There were no option exercises by our NEOs in 2019.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2019

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Jack A. Fusco	—	—	77,898	$5,212,680
Michael J. Wortley	—	—	10,417	$688,748
Anatol Feygin	—	—	8,603	$568,819
Sean N. Markowitz	—	—	4,699	$310,686
Aaron Stephenson	—	—	3,513	$232,276
Douglas D. Shanda	—	—	4,699	$310,686

(1)

The value in this column for the NEOs’ restricted stock and restricted stock units that vested during 2019 has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

66	CHENIERE

POTENTIAL PAYMENTS UPON

TERMINATION OR

CHANGE-IN-CONTROL

The following table and narrative text describe the potential value that the NEOs would receive upon accelerated vesting of their outstanding equity grants and change-in-control cash payments assuming certain triggering events occurred on December 31, 2019. The value shown in the table assumes a December 31, 2019 termination date, uses the closing price of our common stock of $61.07 on December 31, 2019, as reported on the NYSE American, and assumes that performance-based incentive awards vest based on the maximum award level. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such NEO leaves the Company.

As discussed in CD&A under the Components of our Executive Compensation Program, we have entered into an employment agreement with Mr. Fusco and adopted a Severance Plan that covers all of our NEOs. For a description of the potential payments upon termination or change-in-control for (i) Mr. Fusco under his employment agreement and (ii) all of our NEOs under the Severance Plan, please see page 51 and page 53 of this Proxy Statement, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL ASSUMING TERMINATION EVENT OCCURS ON DECEMBER 31, 2019

JACK A. FUSCO EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON	TERMINATION BY COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON	DEATH/ DISABILITY	IMMEDIATELY UPON CHANGE-IN-CONTROL	TERMINATION WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE WITH GOOD REASON, IN CONNECTION WITH CHANGE- IN-CONTROL
Cash Compensation	—	$7,500,000	—	—	$11,250,000
Prorated Target Bonus	—	$2,250,000	—	—	$2,250,000
Health and Welfare Benefits	—	$70,063	—	—	$70,063
Long-Term Incentives (by Grant Date):
02/17/2017 Restricted Stock Units	—	$1,417,801	$1,417,801	$1,417,801	—
02/17/2017 Performance Stock Units		$8,506,562	$4,253,281	$4,253,281	—
02/14/2018 Restricted Stock Units	—	$2,348,264	$2,348,264	$2,348,264	—
02/14/2018 Performance Stock Units	—	$5,635,865	$4,226,899	$4,226,899	—
05/22/2018 Restricted Stock Units	—	$9,542,188	$9,542,188	$9,542,188	—
02/13/2019 Restricted Stock Units	—	$5,115,162	$5,115,162	$5,115,162	—
02/13/2019 Performance Stock Units	—	$5,115,162	$5,115,162	$5,115,162	—
Total	$—	$47,501,067	$32,018,757	$32,018,757	$13,570,063

2020 PROXY STATEMENT	67

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

MICHAEL J. WORTLEY EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON	TERMINATION BY COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON	DEATH/ DISABILITY	IMMEDIATELY UPON CHANGE-IN-CONTROL	TERMINATION WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE WITH GOOD REASON, IN CONNECTION WITH CHANGE- IN-CONTROL
Cash Compensation	—	$2,145,000	—	—	$2,860,000
Prorated Target Bonus	—	$715,000	—	—	$715,000
Health and Welfare Benefits	—	$70,063	—	—	$70,063
Long-Term Incentives (by Grant Date):
02/17/2017 Restricted Stock Units	—	$340,282	$340,282	$340,282	—
02/17/2017 Performance Stock Units	—	$2,041,570	$1,020,785	$1,020,785	—
02/14/2018 Restricted Stock Units	—	$591,768	$591,768	$591,768	—
02/14/2018 Performance Stock Units	—	$1,183,537	$887,652	$887,652	—
02/14/2018 Restricted Stock Units(1)	—	—	$2,442,800	$2,442,800	—
05/22/2018 Restricted Stock Units	—	$4,274,900	$4,274,900	$4,274,900	—
02/13/2019 Restricted Stock Units	—	$1,741,594	$1,741,594	$1,741,594	—
02/13/2019 Performance Stock Units	—	$1,741,594	$1,741,594	$1,741,594	—
Total	$—	$14,845,309	$13,041,376	$13,041,376	$3,645,063

ANATOL FEYGIN EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON	TERMINATION BY COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON	DEATH/ DISABILITY	IMMEDIATELY UPON CHANGE-IN-CONTROL	TERMINATION WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE WITH GOOD REASON, IN CONNECTION WITH CHANGE- IN-CONTROL
Cash Compensation	—	$1,920,000	—	—	$2,560,000
Prorated Target Bonus	—	$640,000	—	—	$640,000
Health and Welfare Benefits	—	$70,063	—	—	$70,063
Long-Term Incentives (by Grant Date):
02/17/2017 Restricted Stock Units	—	$283,609	$283,609	$283,609	—
02/17/2017 Performance Stock Units	—	$1,701,410	$850,705	$850,705	—
02/14/2018 Restricted Stock Units	—	$483,797	$483,797	$483,797	—
02/14/2018 Performance Stock Units	—	$967,512	$725,634	$725,634	—
02/14/2018 Restricted Stock Units(1)	—	—	$1,832,100	$1,832,100	—
05/22/2018 Restricted Stock Units	—	$4,274,900	$4,274,900	$4,274,900	—
02/13/2019 Restricted Stock Units	—	$1,325,097	$1,325,097	$1,325,097	—
02/13/2019 Performance Stock Units	—	$1,325,097	$1,325,097	$1,325,097	—
Total	$—	$12,991,484	$11,100,938	$11,100,938	$3,270,063

68	CHENIERE

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL ASSUMING TERMINATION EVENT OCCURS ON DECEMBER 31, 2019

SEAN N. MARKOWITZ EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON	TERMINATION BY COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON	DEATH/ DISABILITY	IMMEDIATELY UPON CHANGE-IN-CONTROL	TERMINATION WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE WITH GOOD REASON, IN CONNECTION WITH CHANGE- IN-CONTROL
Cash Compensation	—	$1,494,255	—	—	$1,992,340
Prorated Target Bonus	—	$471,870	—	—	$471,870
Health and Welfare Benefits	—	$70,063	—	—	$70,063
Long-Term Incentives (by Grant Date):
02/17/2017 Restricted Stock Units	—	$153,164	$153,164	$153,164	—
02/17/2017 Performance Stock Units	—	$918,737	$459,369	$459,369	—
02/14/2018 Restricted Stock Units	—	$267,731	$267,731	$267,731	—
02/14/2018 Performance Stock Units	—	$535,462	$401,596	$401,596	—
02/14/2018 Restricted Stock Units(1)	—	—	$916,050	$916,050	—
05/22/2018 Restricted Stock Units	—	$1,526,750	$1,526,750	$1,526,750	—
02/13/2019 Restricted Stock Units	—	$830,125	$830,125	$830,125	—
02/13/2019 Performance Stock Units	—	$830,125	$830,125	$830,125	—
Total	$—	$7,098,281	$5,384,908	$5,384,908	$2,534,273

AARON STEPHENSON EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON	TERMINATION BY COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON	DEATH/ DISABILITY	IMMEDIATELY UPON CHANGE-IN-CONTROL	TERMINATION WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE WITH GOOD REASON, IN CONNECTION WITH CHANGE- IN-CONTROL
Cash Compensation	—	$1,425,000	—	—	$1,900,000
Prorated Target Bonus	—	$450,000	—	—	$450,000
Health and Welfare Benefits	—	$44,928	—	—	$44,928
Long-Term Incentives (by Grant Date):
02/17/2017 Restricted Stock Units	—	$115,972	$115,972	$115,972	—
02/17/2017 Performance Stock Units	—	$298,144	$149,072	$149,072	—
02/14/2018 Restricted Stock Units	—	$197,256	$197,256	$197,256	—
02/14/2018 Performance Stock Units	—	$169,123	$126,842	$126,842	—
02/14/2018 Restricted Stock Units(1)	—	—	$1,526,750	$1,526,750	—
05/22/2018 Restricted Stock Units	—	$813,819	$813,819	$813,819	—
02/13/2019 Restricted Stock Units	—	$259,181	$259,181	$259,181	—
02/13/2019 Restricted Stock Units	—	$974,311	$974,311	$974,311	—
02/13/2019 Performance Stock Units	—	$74,058	$111,086	$111,086	—
07/01/2019 Restricted Stock Units	—	$563,737	$563,737	$563,737	—
Total	$—	$5,385,529	$4,838,026	$4,838,026	$2,394,928

2020 PROXY STATEMENT	69

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

DOUGLAS D. SHANDA EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON	TERMINATION BY COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON	DEATH/ DISABILITY	IMMEDIATELY UPON CHANGE-IN-CONTROL	TERMINATION WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE WITH GOOD REASON, IN CONNECTION WITH CHANGE- IN-CONTROL
Cash Compensation	—	$2,010,000	—	—	$2,580,000
Prorated Target Bonus	—	$540,000	—	—	$540,000
Health and Welfare Benefits	—	$48,111	—	—	$48,111
Long-Term Incentives (by Grant Date):
02/17/2017 Restricted Stock Units	—	$153,164	$153,164	$153,164	—
02/17/2017 Performance Stock Units	—	$918,737	$459,369	$459,369	—
02/14/2018 Restricted Stock Units	—	$267,731	$267,731	$267,731	—
02/14/2018 Performance Stock Units	—	$535,462	$401,596	$401,596	—
02/14/2018 Restricted Stock Units(1)	—	—	$1,832,100	$1,832,100	—
05/22/2018 Restricted Stock Units	—	$1,526,750	$1,526,750	$1,526,750	—
02/13/2019 Restricted Stock Units	—	$830,125	$830,125	$830,125	—
02/13/2019 Performance Stock Units	—	$830,125	$830,125	$830,125	—
Total	$—	$7,660,203	$6,300,958	$6,300,958	$3,168,111

(1)

The shares of restricted stock units granted as special retention awards vest in full upon a Change in Control in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements), if the termination is within three months prior to a Change in Control.

NARRATIVE TO THE POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

CHANGE-IN-CONTROL SEVERANCE

In December 2016, the Compensation Committee recommended and the Board approved the Cheniere Energy, Inc. Key Executive Severance Pay Plan (as amended, the “Severance Plan”) for certain employees of the Company, including the NEOs, with effect beginning on January 1, 2017. The Severance Plan was amended and restated in February 2017, further amended in January 2018, and amended and restated in August 2019. Please see “Severance Plan” on page 53 of this Proxy Statement for details regarding the Company’s Severance Plan.

EQUITY AWARDS

Under the Severance Plan, all incentive awards granted in 2017 or later generally vest in full, with performance-based incentive awards vesting at the target level, upon a change-in-control; provided that any performance-based incentive awards that vest based on TSR will vest based on the actual TSR as of the date of the change-in-control. In the event that the Company terminates the NEO’s employment without Cause or the NEO terminates his or her employment for Good Reason not in connection with a change-in-control, (1) all time-based incentive awards that were granted in 2017 or later and more than six months prior to the termination generally vest in full and (2) a prorated portion of performance-based incentive awards that were granted in 2017 or later and more than six months prior to termination vest based on actual performance.

The award agreements pursuant to which each of the outstanding awards were granted also generally provide that the awards vest in full upon a termination of employment due to death or disability.

70	CHENIERE

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL ASSUMING TERMINATION EVENT OCCURS ON DECEMBER 31, 2019

Notwithstanding the terms of the Severance Plan, the Special Retention Awards granted in February 2018 do not vest if the NEO does not remain employed with the Company through the vesting date except in the event of death or disability, change-in-control or if the NEO is terminated without cause or for good reason within three months prior to a change-in-control.

Pursuant to the grant agreements, “Cause” generally means the termination of employment of the NEO with the Company or an affiliate under any of the following circumstances: (i) the willful commission by the NEO of a crime or other act of misconduct that causes or is likely to cause substantial economic damage to the Company or an affiliate or substantial injury to the business reputation; (ii) the commission by the NEO of an act of fraud in the performance of the NEO’s duties on behalf of the Company or an affiliate; (iii) the willful and material violation by the NEO of the Company’s Code of Business Conduct and Ethics Policy; or (iv) the continuing and repeated failure of the NEO to perform his or her duties to the Company or an affiliate, including by reason of his or her habitual absenteeism, which failure has continued for a period of at least 30 days following delivery of a written demand for substantial performance to the NEO by the Board which specifically identifies the manner in which the Board believes that the NEO has not performed his or her duties.

A “Good Reason” termination of a NEO generally will occur, assuming the Company fails to cure such circumstances within 30 days after receipt of written notice of the Good Reason termination, upon the NEO’s termination of employment due to one of the following events upon or following a Change in Control: (i) the removal from or failure to re-elect the NEO to the office or position in which he or she last served; (ii) the assignment to the NEO of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the Company or an affiliate, or any substantial reduction in the NEO’s status, title, position or responsibilities; (iii) a material reduction by the Company or an affiliate in the NEO’s annual base salary; or (iv) the requirement by the Company or an affiliate that the principal place of business at which the NEO performs his or her duties be changed to a location more than fifty (50) miles from his or her current place of business. A “Good Reason” termination of an NEO generally will occur, assuming the Company fails to cure such circumstances within 30 days after receipt of written notice of the Good Reason termination, upon the NEO’s termination of employment due to one of the following events before a Change in Control: (i) a material diminution in authorities, duties or responsibilities; (ii) a reduction in the NEO’s annual base salary by more than 5% (other than a reduction applicable to executives generally); or (iii) the requirement by the Company or an affiliate that the principal place of business at which the NEO performs his or her duties be changed to a location more than fifty (50) miles from his or her current place of business.

Generally, a “Change-in-Control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 50.1% or more of the shares of voting stock of the Company then outstanding; (ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company (other than when the holders of the voting stock immediately prior thereto hold more than 50% of the combined voting power of the stock of the surviving company or parent of the surviving company immediately thereafter); (iii) a majority of the current members of the Board or their approved successors cease to be our directors; or (iv) the consummation of a sale or disposition by the Company of all or substantially all of our assets (other than a sale or disposition in which the same shareholders before the sale or disposition own 50% of the outstanding common stock after the transaction is complete).

2020 PROXY STATEMENT	71

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Fusco and the ratio of those two values:

•	The 2019 annual total compensation of the median employee (other than our President and CEO) was $182,655;

•	The 2019 annual total compensation of our President and CEO, Mr. Fusco, was $16,789,520; and

•	For 2019, the ratio of the annual total compensation of Mr. Fusco to the median annual total compensation of all of our employees was reasonably estimated to be 91.9 to 1.

To calculate the ratio above, we used the same employee that we had identified as of December 31, 2017. We believe there have been no changes in our employee population or our compensation arrangements in 2019 that would result in a material change in our pay ratio disclosure or our median employee.

To identify our median employee in 2017, we used our employee population as of December 31, 2017, including full-time, part-time and temporary employees. We excluded our employees in Singapore and Chile, as the employees located in these countries (7 and 3, respectively) represented fewer than 5% of our total employees. Our total employee count at that time was 1,203 prior to excluding Singapore and Chile and 1,193 after accounting for these exclusions. We measured compensation based on annual total compensation (including equity awards received in 2017 valued on the grant date) using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table. We annualized the base salary paid to permanent employees newly hired during 2017 and did not apply any cost-of-living adjustments in measuring compensation.

As required by SEC rules, we calculated annual total compensation for both our median employee and Mr. Fusco using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

72	CHENIERE

PROPOSAL 2 – ADVISORY AND

NON-BINDING VOTE TO

APPROVE THE COMPENSATION

OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS FOR 2019

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote on an advisory, non-binding basis to approve the compensation paid to our named executive officers for fiscal year 2019. We ask shareholders to read the CD&A section of this Proxy Statement for a full discussion of our executive compensation practices and decisions. The CD&A details our executive compensation policies and incentive programs and explains the compensation decisions relating to the named executive officers for fiscal year 2019. In response to shareholder feedback, the Compensation Committee and Board have taken considerable steps to further align our executive compensation programs with the Company’s strategy and long-term performance. The Compensation Committee believes that our compensation policies and programs continue to align our executive officers’ interests with the interests of our shareholders and that the compensation received by the named executive officers is commensurate with the performance of the Company as a whole.

Specifically, we ask the shareholders to approve the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers for fiscal year 2019, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 36 through 58 of this Proxy Statement.

Although the outcome of this vote is not binding on the Board, the Board values shareholders’ views, and the Compensation Committee and Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2021 Annual Meeting of Shareholders.

The Board recommends a vote FOR the resolution approving the named executive officer compensation for fiscal year 2019 as disclosed in this Proxy Statement.

2020 PROXY STATEMENT	73

REPORT OF THE AUDIT

COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management is responsible for the Company’s internal control over financial reporting and the preparation of the financial statements. KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. KPMG is also responsible for performing an independent audit of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these processes.

The Audit Committee currently consists of five Directors. All members of the Audit Committee meet the NYSE American independence standards and the applicable rules of the SEC. The Board has determined that each of Messrs. Mather and Robillard is an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee operates under a written charter adopted by the Board which is available on our website at www.cheniere.com. The Audit Committee reviews the adequacy of, and compliance with, the Audit Committee charter annually.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of KPMG. As part of fulfilling this responsibility, the Audit Committee engages in an annual evaluation of, among other things, KPMG’s qualifications, independence, performance and communications with the Audit Committee, and whether KPMG should be retained for the upcoming year’s audit. The Audit Committee reviews significant audit findings together with management’s responses thereto. The Audit Committee performs additional activities in accordance with the responsibilities of the Audit Committee specified in the Audit Committee charter.

The Audit Committee reviews the Company’s hiring policies and practices with respect to current and former employees of KPMG. In addition, the Audit Committee preapproves all services provided by KPMG.

The Audit Committee discussed with both our internal auditor and KPMG the overall scope and plans for their respective audits. In addition, the Audit Committee met with the Company’s internal auditor and KPMG, with and without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues, the critical audit matter addressed in KPMG’s audit report, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the internal auditor and KPMG included discussions of those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also discussed with KPMG, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

THE AUDIT COMMITTEE Donald F. Robillard, Jr., Chairman Vicky A. Bailey Michele A. Evans David B. Kilpatrick Courtney R. Mather

74	CHENIERE

PROPOSAL 3 – RATIFICATION

OF KPMG LLP AS

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

FOR 2020

KPMG LLP (“KPMG”) served as our independent auditor for the fiscal year ended December 31, 2019, and the Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Company is asking shareholders to ratify this appointment. Although the Company is not required to obtain shareholder ratification of the appointment of KPMG, the Board considers the selection of an independent registered accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

INDEPENDENT ACCOUNTANT’S FEES

The following table sets forth the fees billed to us by KPMG for professional services for the fiscal years ended December 31, 2019 and 2018.

	KPMG LLP	KPMG LLP
	FISCAL 2019	FISCAL 2018
Audit Fees	$7,391,505	$6,663,332
Audit Related Fees	$—	$—
Tax Fees	$80,000	$196,480
All Other Fees	$3,000	$2,430
Total	$7,474,505	$6,862,242

Audit Fees—Audit fees for the fiscal years ended December 31, 2019 and 2018 include fees associated with the integrated audit of our annual consolidated financial statements, reviews of our interim consolidated financial statements, local statutory audits and services performed in connection with registration statements and debt offerings, including comfort letters and consents.

Audit Related Fees—There were no audit related fees in 2019 or 2018.

Tax Fees—Tax fees for the fiscal years ended December 31, 2019 and 2018 were for tax consultation services with respect to a sales and use tax analysis for the CCL Project and tax consulting services with respect to the assistance with the computation of the Section 382 ownership change calculations.

Other Fees—Other fees for the fiscal years ended December 31, 2019 and 2018 were for services performed in assistance with the application of new accounting standards and/or for accounting research tools.

Additionally, we paid KPMG $132,783 during the fiscal year ended December 31, 2019 related to discovery requests or other legal processes. We did not pay KPMG any additional fees during the fiscal year ended December 31, 2018.

2020 PROXY STATEMENT	75

PROPOSAL 3 – RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2019 and 2018 were pre-approved.

We anticipate that a representative of KPMG will participate in the Meeting. Such representative may make a statement if he or she desires to do so and will be available to respond to appropriate questions concerning our financial statements.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

76	CHENIERE

PROPOSAL 4 – APPROVAL OF

THE CHENIERE ENERGY, INC.

2020 INCENTIVE PLAN

On April 7, 2020, the Board unanimously approved the Cheniere Energy, Inc. 2020 Incentive Plan (the “2020 Plan”), subject to shareholder approval. The 2020 Plan will be effective on May 14, 2020 (the “Effective Date”) if it is approved by our shareholders at the Meeting. The 2020 Plan will apply only to awards granted on or after the Effective Date. The terms and conditions of awards granted under the Cheniere Energy, Inc. Amended and Restated 2011 Incentive Plan (the “2011 Plan”) prior to the Effective Date will not be affected by the adoption or approval of the 2020 Plan. If the 2020 Plan is not approved by our shareholders at the Meeting, then the 2011 Plan will remain in effect on the terms in force prior to the Meeting with the 2020 Plan not taking effect.

Best Practices

The 2020 Plan incorporates several features designed to protect shareholder interests and promote current best practices, including:

•

Minimum Vesting Requirements: Awards under the 2020 Plan will be subject to a minimum vesting schedule of at least 12 months following the date of grant of the award; provided, however, that up to 5% of the shares underlying awards granted after the Effective Date may be subject to vesting schedules of less than 12 months. For purposes of this minimum vesting requirement, awards granted to non-employee directors in respect of regular annual fees will be deemed to satisfy the requirement, even if the regular annual shareholder meeting at which the award would vest is not at least 12 months following the grant date of the award.

•	No Dividend Payments on Unvested Awards: The 2020 Plan expressly prohibits the payment of dividends or dividend equivalents on any award before the date on which the award vests.

•

Director Grant Limit: No non-employee director may be granted in any calendar year awards under the 2020 Plan in respect of regular annual fees with an aggregate grant date fair value exceeding $495,000.

•

Clawbacks: Awards under the 2020 Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time or any clawback or recapture provisions set forth in an award agreement.

•	No Evergreen: The 2020 Plan does not contain any “evergreen” provisions.

•	No Discount or Repriced Options: The 2020 Plan does not permit discounted stock options, or repricing options to reduce the exercise price without shareholder approval.

Burn Rate and Overhang Disclosure

The Company’s historical share usage under its equity compensation plans (sometimes referred to as “burn rate”) and the potential dilution of the Company’s shareholders that could occur with respect to the Company’s equity plans (sometimes referred to as “overhang”) are summarized below.

	FY 2017	FY 2018	FY 2019
(a) Stock options granted	0	0	0
(b) Restricted shares and RSUs granted	1,257,768	2,453,386	1,670,064
(c) PSUs granted[1]	198,155	212,696	246,019
(d) Increase in diluted shares due to equity awards (a + b + c)	1,455,923	2,666,082	1,916,083
(e) Weighted average common shares outstanding	233,100,000	248,000,000	258,100,000
Burn rate (d/e)[2]	0.62%	1.08%	0.74%

1

Includes performance awards at target. There are no performance-based restricted shares outstanding. If the maximum number of shares subject to performance awards were taken into account, the number of awards in row (c) would be 396,310; 425,392; and 653,199 for fiscal years 2017, 2018, and 2019, respectively.

2	The burn rate calculation is not adjusted for forfeitures and expirations, which would reduce the burn rate if taken into account.

2020 PROXY STATEMENT	77

PROPOSAL 4 – APPROVAL OF THE CHENIERE ENERGY, INC. 2020 INCENTIVE PLAN

As of March 15, 2020, the total overhang with respect to the Company’s equity plans and outstanding awards, expressed as a percentage of common shares outstanding, is reflected in the table below.

	Weighted average exercise price	Shares
(a) New shares available under the 2020 Plan		8,000,000
(b) Shares remaining available under the 2011 Plan (counting PSUs at maximum performance levels)(1)		159,191
(c) Total shares available for issuance (a + b)		8,159,191
(d) Shares underlying stock option awards outstanding(2)	—	—
(e) Shares underlying restricted shares and RSUs outstanding		3,181,689
(f) Shares underlying PSUs outstanding (at maximum performance level)(3)		1,810,815
(g) Total outstanding equity awards (d + e + f)		4,992,504
(h) Common shares outstanding		252,080,040
Overhang (c + g) / h		5.22%

1	The shares remaining available under the 2011 Plan are the only shares available under an active equity plan.

2	There are no stock appreciation rights outstanding.

3	There are no performance-based restricted shares outstanding.

The Company believes that granting equity awards, which generally vest over several years, is an effective method of aligning the interests of the Company’s employees and directors with those of shareholders, encourages ownership in the Company and provides the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility. The closing price of a share of the Company’s common stock as of March 13, 2020 was $35.40.

Recommendation of the Board of Directors

The Board recommends a vote FOR the resolution approving the Cheniere Energy, Inc. 2020 Incentive Plan.

78	CHENIERE

SUMMARY OF THE 2020 PLAN

SUMMARY OF THE 2020 PLAN

Below is a summary of the material terms of the 2020 Plan. The full text of the 2020 Plan is attached as Appendix A to this Proxy Statement. The statements made in this Proxy Statement with respect to the 2020 Plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the 2020 Plan attached as Appendix A to this Proxy Statement.

Purpose of the 2020 Plan

The 2020 Plan is designed to promote the interests of the Company and our shareholders by offering selected employees, consultants and non-employee directors of the Company or its affiliates an opportunity to participate in the growth and financial success of the Company and in performance-related incentives. The 2020 Plan permits discretionary grants of the following award types:

•	Incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

•	Stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”);

•	Shares of common stock for a purchase price, if any, determined by the Committee (as described below) that are not subject to forfeiture (“Bonus Stock Awards”);

•

The right to receive shares of common stock or cash payments with a value equal to the amount by which the fair market value of a share of common stock on exercise exceeds the fair market value on the grant date (“Stock Appreciation Rights”);

•

The right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock (“Phantom Stock Awards” or “Restricted Stock Units”);

•	Shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”);

•	Cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”); and

•	Other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

Shares Subject to the 2020 Plan

Subject to adjustment as described under “Adjustments upon Changes in Capitalization and Corporate Events” below, the aggregate number of shares of common stock that may be issued with respect to awards granted under the 2020 Plan may not exceed 8,000,000, plus the number of additional shares of common stock available for future awards under the 2011 Plan as of the Effective Date of the 2020 Plan and the number of shares of common stock related to awards under the 2011 Plan outstanding as of the Effective Date that are subsequently terminated, forfeited, cancelled or expire.

Except for shares of common stock issued with respect to awards that are assumed or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction), the number of shares reserved for issuance under the 2020 Plan will be reduced by the number of shares of common stock issued in connection with the exercise or settlement of an award or used to determine the amount of cash paid in connection with the exercise of Stock Appreciation Rights and the settlement of Phantom Stock Awards. Any shares of common stock covered by an award that is forfeited or canceled or that expires, or that are withheld in respect of taxes (except as provided below), will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of common stock which may be issued under the 2020 Plan; provided that the following will count against the share pool limit: (i) shares tendered or withheld to pay the exercise price of, or tax withholding obligations related to, options or Stock Appreciation Rights, (ii) shares repurchased by the Company from a participant with the proceeds from the exercise of options and (iii) shares reserved for issuance under a Stock Appreciation Right that exceed the number of shares actually issued upon exercise.

The shares to be delivered under the 2020 Plan will be made available from (a) authorized but unissued shares, (b) shares held in the treasury of the Company, or (c) previously issued shares reacquired by the Company, including shares purchased on the open market, in each case as the Committee may determine from time to time in its sole discretion.

2020 PROXY STATEMENT	79

PROPOSAL 4 – APPROVAL OF THE CHENIERE ENERGY, INC. 2020 INCENTIVE PLAN

Administration

The 2020 Plan, if approved, will be administered by the Compensation Committee or, if there is no Compensation Committee at any relevant time, by the Board. References to the “Committee” mean the Compensation Committee or Board, along with the Equity Grant Committee described below, as applicable. Additionally, the Board or Compensation Committee may delegate any of its powers under the 2020 Plan to a subcommittee of the Compensation Committee or one of its members, or to one or more officers of the Company, subject to applicable laws and exchange requirements.

The Committee has full authority, subject to the terms of the 2020 Plan, to establish rules that it deems relevant for the proper administration of the 2020 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The 2020 Plan permits the Board to establish an Equity Grant Committee comprised of one or more members of the Board who are not non-employee directors to grant equity-based awards including Restricted Stock Awards, Restricted Stock Units and Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates and non-employee directors).

•

Restricted Stock Awards and shares of common stock underlying Restricted Stock Units in the aggregate granted by the Equity Grant Committee in a calendar year cannot exceed 150,000 shares per recipient or an aggregate of 600,000 shares to all recipients.

•

Non-qualified Stock Option awards granted by the Equity Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients.

The Compensation Committee may periodically ratify all awards granted by the Equity Grant Committee.

Limitation on Individual Awards

In addition to the above limits, the 2020 Plan provides that no individual may be granted, in any calendar year, awards (other than cash awards) covering or relating to an aggregate of 6,000,000 shares of common stock under the 2020 Plan, of which no more than 6,000,000 shares of common stock may be granted in the form of Incentive Stock Options. Additionally, no non-employee director may be granted, in any calendar year, awards under the 2020 Plan in respect of regular annual fees with an aggregate grant date fair value exceeding $495,000.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2020 Plan. The selection of employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Bonus Stock Awards, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of the Record Date, there were approximately 1,550 employees, less than ten consultants, and ten non-employee directors eligible to participate in the 2020 Plan.

Term of 2020 Plan

The 2020 Plan will become effective, if approved by shareholders, upon certification of the voting results after the Meeting. If not sooner terminated, the 2020 Plan will terminate on the earlier of the tenth anniversary of the effective date or the date on which no shares of common stock subject to the 2020 Plan remain available to be granted as awards under the 2020 Plan, and no further awards may be granted thereafter. The Board, in its discretion, may terminate the 2020 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right or Other Stock or Performance-Based Award may not exceed a period of ten years.

80	CHENIERE

SUMMARY OF THE 2020 PLAN

Stock Options

Term of Option; Exercise Price. The term of each stock option is as specified by the Committee at the date of grant but cannot exceed ten years. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock covered by the stock option on the date the stock option is granted (other than options assumed, or issued in substitution for option awards, in connection with the acquisition of another entity).

Special Rules for Certain Shareholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the stock option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the stock option is granted.

Status of Stock Options. The status of each stock option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the stock options with respect to the excess shares are Non-qualified Stock Options. All stock options granted to consultants and non-employee directors are Non-qualified Stock Options.

Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, or with the consent of the Committee, to one or more immediate family members or related family trusts or partnerships or similar entities, subject to securities registration requirements.

Limitations on Exercise. No Incentive Stock Option may be exercised more than: (i) three months after the participant ceases to perform continuous service for the Company for any reason other than death or disability (as defined in the 2020 Plan); or (ii) one year after the participant ceases to perform continuous service for the Company due to death or disability. No Non-qualified Stock Option may be exercised more than: (i) six months after the participant ceases to perform continuous service for the Company for any reason other than death or disability; or (ii) one year after the participant ceases to perform continuous service for the Company due to death or disability. If a participant’s continuous service with the Company is terminated for cause (as defined in the 2020 Plan), the option will immediately terminate.

Bonus Stock Awards

The Committee may grant shares of our common stock to employees, consultants and non-employee directors on terms and conditions and for such payment, if any, as established by the Committee on the date of grant, which grant will constitute a transfer of unrestricted shares of common stock to the recipient.

Stock Appreciation Rights

Stock Appreciation Rights may be granted in connection with, or independent of, a stock option. A Stock Appreciation Right granted in connection with a stock option entitles the participant to surrender all or part of the stock option for a cash payment at such time and to the extent such stock option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related stock option is transferable. A Stock Appreciation Right granted independently of a stock option is exercisable at such time and in such manner as determined by the Committee and set forth in the applicable award agreement.

The exercise price of a Stock Appreciation Right is determined by the Committee and can be no less than the fair market value of the shares of common stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

Phantom Stock Awards

Phantom Stock Awards under the 2020 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may determine. A Phantom Stock Award may be paid at the end of the restricted period or the last day of a deferral period in the form of shares of the Company’s common stock or cash.

Restricted Stock Awards

Restricted Stock Awards are subject to certain restrictions on disposition and certain obligations to forfeit and surrender the shares to the Company as may be determined in the discretion of the Committee. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have

2020 PROXY STATEMENT	81

PROPOSAL 4 – APPROVAL OF THE CHENIERE ENERGY, INC. 2020 INCENTIVE PLAN

all of the rights of a shareholder of the Company with respect to the shares, including the right to vote the shares, but prior to the lapse of such restrictions, the participant will not be entitled to delivery of the shares and the participant may not sell, transfer, assign or otherwise dispose of such shares. During the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any Restricted Stock Award will be retained by the Company for the account of the participant. Such dividends or other distributions will revert back to the Company if, for any reason, the Restricted Stock Award reverts back to the Company. Upon the expiration of the Forfeiture Restrictions, all dividends or other distributions made on the Restricted Stock Award and retained by the Company will be paid, without interest, to the participant.

Restricted Stock Unit Awards

Restricted Stock Unit Awards under the 2020 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Restricted Stock Unit Award may be paid at the end of the restricted period or the last day of a deferral period in the form of shares of the Company’s common stock or cash.

Performance Awards

The Committee may grant cash awards that are rights to receive a cash payment upon the achievement of a single or multiple performance goals over a specified performance period established by the Committee. The Committee also may designate any form of award under the 2020 Plan as a Performance Award that will be subject to the achievement of performance goals.

The Committee may grant Performance Awards under the 2020 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. The Committee uses one or more criteria in establishing performance goals for Performance Awards, which may include: earnings per share; revenue (including increased revenues); profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow, distributable cash flow, distributable cash flow per share and net cash flow before financing activities); return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); economic value added; gross margin; net income measures (including income after capital costs and income before or after taxes); earnings; pretax earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA; earnings before taxes and depreciation (“EBTD”); earnings before interest and taxes (“EBIT”); pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); stock price measures (including growth measures and total stockholder return); debt reduction; price per share of Common Stock; market share; earnings per share or adjusted earnings per share (actual or growth in); economic value added (or an equivalent metric); market value added; debt to equity ratio; expense measures (including overhead cost and general and administrative expense); changes in working capital; margins; stockholder value; proceeds from dispositions; total market value; customer satisfaction or growth and contracted LNG quantity; and implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects. Any of the above business criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index. The Committee may determine that certain items, events or occurrences, including unusual or nonrecurring items, changes in accounting standards or tax laws, or other adjustments will be added to or excluded from the calculation of any criteria.

Other Stock or Performance-Based Awards

The Committee may grant Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or cash. The Committee may establish such terms and conditions for Other Stock or Performance-Based Awards under the 2020 Plan as it determines appropriate.

Adjustments upon Changes in Capitalization and Corporate Events

The number of shares of common stock (i) covered by each outstanding Award granted under the 2020 Plan, the exercise or purchase price of such outstanding award, and any other terms of the award that the Committee determines requires adjustment and (ii) available for issuance under the 2020 Plan will be proportionately adjusted or an equitable substitution will be made to reflect, as determined by the Committee, any increase or decrease in the number of shares of common stock resulting from a stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of the Company without receipt of

82	CHENIERE

SUMMARY OF THE 2020 PLAN

consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws or other applicable laws. Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, will affect the number or price of shares of common stock subject to an award.

Unless specifically provided otherwise with respect to Change in Control events in an individual Award or written employment agreement, if, during the effectiveness of the 2020 Plan, a Change in Control occurs, each option and Stock Appreciation Right which is at the time outstanding under the 2020 Plan will (i) automatically become fully vested and exercisable, immediately prior to the specified effective date of such Change in Control, for all of the shares of Common Stock at the time represented by such option or Stock Appreciation Right and (ii) expire 20 days after the Committee gives written notice to the participant specifying the terms and conditions of the acceleration of the options or Stock Appreciation Rights, or if earlier, the date by which the option or Stock Appreciation Right otherwise would expire. To the extent that a participant exercises an option before or on the effective date of the Change in Control, the Company will issue all Common Stock purchased by exercise of that option, and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. If a participant does not exercise an option within the 20 day period described above, or if earlier, the date by which the option or Stock Appreciation Right otherwise would expire, the option or Stock Appreciation Right will immediately be forfeited and the participant will have no further rights to exercise the option or Stock appreciation Right. Notwithstanding the foregoing, in the event of any Change in Control, all of the Company’s obligations regarding options and Stock Appreciation Rights that were granted under the Plan and that are vested on the date of such event (taking into consideration any acceleration of vesting) may, on such terms as approved by the Committee, be (i) assumed by the surviving or continuing corporation (or substituted options of equal value may be issued by such corporation) or (ii) canceled in exchange for cash, securities of the acquiror or other property in an amount equal to the amount that would have been payable to a participant pursuant to the Change in Control event if the participant’s vested options and Stock Appreciation Rights had been fully exercised immediately prior to the Change in Control event; provided, however, that if the amount that would have been payable to a participant pursuant to such transaction if such participant’s vested options and Stock Appreciation Rights had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, the Committee may, in its discretion, cancel any or all such options for no consideration or payment of any kind.

Unless specifically provided otherwise with respect to Change in Control events in an individual Award or written employment agreement, if, during the effectiveness of the 2020 Plan, a Change in Control occurs, the vesting period applicable to outstanding Restricted Stock Awards, Restricted Stock Unit Awards and all other outstanding Awards subject to forfeiture provisions (other than options or Stock Appreciation Rights) will lapse and the Awards will become fully vested and settled.

General Provisions Applicable to All Awards

Minimum Vesting. Awards under the 2020 Plan will be subject to a minimum vesting schedule of at least 12 months following the date of grant of the award, provided that up to 5% of the shares underlying awards granted after the Effective Date may be subject to vesting schedules of less than 12 months. For purposes of this minimum vesting requirement, awards granted to non-employee directors in respect of regular annual fees will be deemed to satisfy the requirement, even if the regular annual shareholder meeting at which the award would vest is not at least 12 months following the grant date of the award.

No Payment of Dividends on Unvested Awards. No award may provide for the payment of dividends or dividend equivalents before the date on which the award vests. With respect to any award that provides an entitlement to dividends or dividend equivalents, the dividends or dividend equivalents will be retained by the Company for the account of the participant during the vesting period and will revert back to the Company if the award is forfeited prior to vesting. Upon vesting, all dividends or dividend equivalents retained by the Company in respect of the award will be paid, without interest, to the participant.

Clawback Policies. Awards under the 2020 Plan will be subject to any clawback or recapture policy, if any, that the Company may adopt from time to time or any clawback or recapture provisions set forth in an award agreement, plan or program to the extent provided in such policy, plan, program or agreement.

Termination of Service. If a participant’s service is terminated for cause, all outstanding awards that have not been settled (whether vested or unvested) will be forfeited. Except as otherwise provided in an award or other agreement or plan or otherwise determined by the Committee, if a participant’s service is terminated due to death or disability, then outstanding awards will vest, with performance conditions deemed earned at the target level.

Except as otherwise provided in an award agreement or other agreement or plan or otherwise determined by the Committee, if a participant’s service is terminated without cause and subject to the participant’s execution of a release of claims:

•	Any unvested awards not subject to performance-vesting conditions that were granted at least six months prior to termination will vest in full.

2020 PROXY STATEMENT	83

PROPOSAL 4 – APPROVAL OF THE CHENIERE ENERGY, INC. 2020 INCENTIVE PLAN

•

A pro rata portion of any unvested awards subject to performance-vesting conditions that were granted at least six months prior to termination will remain outstanding and vest based on actual performance. For this purpose, the pro rata portion will be determined based on the number of complete months during the performance period that the participant was employed or, if longer, the service vesting period in which the Participant was employed.

Except as otherwise provided in an award agreement or other agreement or plan, or otherwise determined by the Committee, any unvested award will be forfeited in the event of a termination for any reason not discussed above.

Amendment; Termination

The Board may amend or terminate the 2020 Plan; provided that the Company will obtain stockholder approval of any 2020 Plan amendment to the extent necessary to comply with the Code, applicable laws and the applicable requirements of any stock exchange or national market system. Any amendment or termination of the 2020 Plan will not affect awards previously granted except as mutually agreed between the Company and the participant.

Federal Income Tax Aspects of the 2020 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2020 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no ordinary taxable income upon exercise of an Incentive Stock Option or later disposition of shares acquired pursuant to his or her exercise of an Incentive Stock Option if the optionee: (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the stock option was granted or within the one-year period beginning on the date that the stock option was exercised (collectively, the “holding period”); and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the date of grant and ending on the date three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the alternative minimum taxable income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2020 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee, determined based on the excess of the fair market value of the shares of common stock covered by the portion of the Stock Appreciation Rights being exercised over the exercise price for such shares. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

84	CHENIERE

SUMMARY OF THE 2020 PLAN

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. Subject to the special rules discussed below relating to elections made under Section 83(b) of the Code, the recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions applicable to the award constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses and the individual vests in the underlying shares, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Restricted Stock Award, other than a share for which the Section 83(b) election is made as discussed below, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the date the substantial risk of forfeiture lapsed would be treated as a capital gain or loss.

Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award (rather than the date on which the substantial risk of forfeiture lapses) based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Upon a subsequent disposition of Restricted Stock Award shares for which the Section 83(b) election is made, the difference between the fair market value of the shares on the disposition date and the fair market value of the shares on the date of grant would be treated as a capital gain or loss.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual, less any amount paid by the participant for the shares of stock. The Company will be entitled to a deduction for a corresponding amount. Upon a subsequent disposition of the shares received pursuant to a Bonus Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the award date would be treated as a capital gain or loss.

Section 162(m) of the Code. Section 162(m) of the Code generally precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to certain executive officers.

Tax-Qualified Status of the 2020 Plan

The 2020 Plan is not qualified under Section 401(a) of the Code.

2020 PROXY STATEMENT	85

PROPOSAL 4 – APPROVAL OF THE CHENIERE ENERGY, INC. 2020 INCENTIVE PLAN

Section 409A of the Internal Revenue Code

Some awards issued under the 2020 Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee intends to generally design and administer such award and the 2020 Plan to comply with the rules of Section 409A of the Code; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2020 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2020 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

2020 PLAN BENEFITS

A new plan benefits table for the 2020 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2020 Plan if the 2020 Plan was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the 2020 Plan will be made at the Compensation Committee’s discretion, subject to the terms and conditions of the 2020 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2020 Plan are not determinable at this time. Under Mr. Fusco’s employment agreement, for each fiscal year beginning with 2017, Mr. Fusco will be eligible to receive a long-term incentive award with a minimum grant date value of 500% of his annual base salary as in effect at that time, in such form determined by the Committee.

The Board recommends a vote FOR the approval of the Cheniere Energy, Inc. 2020 Incentive Plan.

86	CHENIERE

PROPOSAL 5 – SHAREHOLDER

PROPOSAL REGARDING

CLIMATE CHANGE RISK

ANALYSIS

Stewart Taggart, an owner of 70 shares of common stock, has advised the Company that he intends to submit the following proposal for consideration at the Meeting. The proposal has been considered by our Board, which has concluded that its adoption would not be in the best interests of the Company and our shareholders. For the reasons following the proposal, our Board recommends a vote AGAINST this shareholder proposal.

In accordance with federal securities regulations, we have included the shareholder proposal and supporting statement exactly as submitted by the proponent. The Company is not responsible for the content of the shareholder proposal or the supporting statement. We will promptly provide you with the address of the proponent of this shareholder proposal upon receiving a written or oral request directed to Cheniere’s Corporate Secretary at 700 Milam Street, Suite 1900, Houston, Texas 77002.

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT

RESOLUTION

WHEREAS: Global efforts to reduce global carbon emissions creates risk for the Liquid Natural Gas industry. Investors must evaluate this risk in estimating fair value for the industry’s companies.

‘Scope Three’ (or life-cycle) carbon emissions from Liquid Natural Gas are 0.61-0.84 tonnes of carbon equivalent per megawatt hour of electricity generated, according to the US Department of Energy. This includes upstream mining, fugitive emissions, pipelining, liquefying, shipping, regasifying, power plant delivery and electricity combustion.

Coal’s Scope Three emissions are 1.0-1.1 tonnes per megawatt hour, the department says. Solar photovoltaic’s emissions are around 0.40 tonnes per megawatt hour with wind around 0.12 tonnes, according to financial adviser and asset manager Lazard.

The United States ‘social’ (or ‘negative externality’) cost of carbon is $45 per tonne (in 2018 dollars), forecast to rise to $100 per tonne in 2040, according to the US General Accounting Office. The International Monetary Fund estimates market or administratively equivalent carbon prices of $70 (or higher) by 2030 are required to meet the Paris Climate Accord’s 2050 2c targets.

Applying the carbon pricing and/or target emissions reductions above to Scope Three emissions reduces Liquid Natural Gas’ market competitiveness, compounding existing industry problems like long lead times, slipping commission dates and ballooning cost overruns.

This matters because new build wind and solar installations are now cheaper, faster to deploy and more efficient to operate than natural gas plants, according to the Rocky Mountain Institute, Lazard and others. Wind and solar, however, face intermittency and storage challenges natural gas does not.

The question becomes: what carbon pricing, intermittency cost and/or administrative emission reductions levelizes low-emission energy’s (like wind and solar’s) intermittency and storage challenges with Liquid Natural Gas’ Scope Three emissions challenges to mid century and beyond?

Elaboration by management on this is material. It addresses stranding and write down risk of huge capital investment as financial, regulatory and investment trends encourage or mandate carbon emissions reductions.

To cite one example, the central bankers group Network for Greening the Financial System seeks to have climate-related risks better evaluated at corporate board levels, used in risk management and applied in investment and strategy decisions.

2020 PROXY STATEMENT	87

PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING CLIMATE CHANGE RISK ANALYSIS

To cite another, two Federal Energy Regulatory Commission members (LaFleur and Glick) advocate carbon emissions be more closely examined in approving Liquid Natural Gas projects.

RESOLVED: The company shall prepare a report discussing price, amortization and obsolescence risk to existing and planned

Liquid Natural Gas capital investments posed by carbon emissions reductions of 50% or higher applied to Scope Two and

Scope Three emissions by 2030 (in line with the Paris Accord’s 2C target) as well as ‘net zero’ emissions targets by 2050, also called for in the Paris Accord and what the company plans to do about managing this risk.

The report shall be produced at reasonable cost, omit proprietary information and cite sources.

BOARD’S STATEMENT IN OPPOSITION

The Board recommends a vote AGAINST this shareholder proposal and believes that producing the requested report would not be in the best interests of the Company or shareholders.

Cheniere agrees that it is critical to understand and manage risks and opportunities posed by climate change.

We recognize the need to manage climate risks and transition to cleaner, less carbon intensive energy sources such as natural gas. This compels the Board and management, committees and officers of the Company to articulate and execute appropriate strategies for managing these risks and opportunities and to communicate these strategies to our shareholders. This is why the Company has previously addressed in voluntary and required disclosures our view on the role of LNG in a low carbon future, our perspectives on climate change, and actions we are taking.1

Cheniere’s business model is consistent with global decarbonization efforts.

The International Energy Agency (“IEA”) and other expert organizations conclude that fuel switching to natural gas will be an important component in reaching targets set forth by the Paris Agreement, and the risk of stranded LNG export facilities appears to be limited, even under a 2 degree Celsius (2°C) carbon-constrained scenario. In fact, in the most recent World Energy Outlook (WEO), under IEA’s primary 2°C scenario, LNG trade will grow by 81% by 2040 relative to 2018 levels, implying an important role for LNG in a low carbon transition pathway. We agree that LNG has an important role in global decarbonization efforts.

The IEA estimates that switching to natural gas has already helped limit the rise in global emissions since 2010 and has avoided over 500 million metric tons (Mt) of CO2 emissions between 2010 and 2018. Based on data from a recent study by the National Energy Technology Laboratory (NETL), each cargo that leaves our terminal and is used to generate natural gas-fired electricity could potentially result in a reduction of 140,000 – 200,000 Mt of carbon dioxide equivalent (CO2-e) emissions, if displacing electricity from coal-fired power plant.

The specific actions requested in this shareholder proposal are inconsistent with generally accepted methods related to addressing climate risks and will not provide accurate insights to investors.

The Task Force on Climate-related Disclosures (“TCFD”) considers a range of other publicly available energy scenarios, such as the IEA scenarios, acceptable to evaluate transition risks. Energy transition analysis using the IEA scenarios, for example, involves assessment of potential pathways under different assumptions on inputs such as the specific climate policy measure (including probabilities of achieving the targets), timing, projections on global energy demand, relative economics of various technologies and fuel sources to meet the demand, and cost of supply. Moreover, modeling Cheniere’s business activities in isolation would give shareholders an incorrect picture of how LNG will integrate in a low-carbon economy.

The proposal also misrepresents the Paris Agreement by stating that the Paris Agreement establishes a 50% emission reduction targets in 2030 and “net zero” emissions by 2050 and by implying that the Paris Agreement compels individual firms, such as Cheniere, to achieve these targets. The Agreement does not establish specific numerical reduction targets.

The scenario analysis parameters set forth by this proposal would hinder management’s flexibility in evaluating business risks against the future scenarios that management deems most appropriate and applicable. In addition, we believe the analysis parameters set forth by this proposal undercut the value of scenario analysis and are inconsistent with the recommendations of the TCFD.

[1]	See page 21 of this proxy statement.

88	CHENIERE

BOARD’S STATEMENT IN OPPOSITION

Cheniere’s strategic and sustainability planning focuses on useful and measurable principles, meaningful actions and transparent reporting with oversight from the Board.

•

Our Governance and Nominating Committee reviews and provides oversight of climate and sustainability policies and strategies. The Board also reviews our annual enterprise-wide risk assessment (ERA), which includes climate-related risks.

•

This year Cheniere plans to release its inaugural Corporate Responsibility (CR) report. The report is expected to be aligned with elements of reporting standards and recommendations set by the TCFD, the Sustainability Accounting Standards Board (“SASB”), and other guidelines.

•

Cheniere is working with its supply chain to model the greenhouse gas footprint of our delivered LNG and to assess our role in reducing the overall emissions footprint, including by exploring steps to reduce fugitive methane emissions throughout the value chain.

•	Cheniere co-founded the Collaboratory to Advance Methane Science, a consortium to pursue scientific studies addressing methane emissions across the natural gas value chain.

Cheniere is committed to working with Mr. Taggart to discuss our approach to addressing climate risks, but in a way that addresses the methodological disagreements that we have with his proposal.

While we are working to reduce our carbon footprint and account for climate-related risk in our business strategy, Cheniere sees natural gas as a fundamental energy source in the energy transition to a lower carbon future, along with renewable sources of energy.

In conclusion, Cheniere considers the increasing focus on carbon management in the energy industry to be a tailwind for our business—not a headwind.

For the foregoing reasons, the Board recommends a vote AGAINST the approval of the shareholder proposal regarding climate change risk analysis.

2020 PROXY STATEMENT	89

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% shareholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company and its shareholders after considering the standards described below. In reviewing a transaction, the Audit Committee considers all facts and circumstances that it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards, as provided in our Audit Committee Charter, and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

The Company had no related party transactions in 2019.

90	CHENIERE

FREQUENTLY ASKED QUESTIONS

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at our 2020 Annual Meeting of Shareholders and any adjournment or postponement thereof.

You are invited to attend the Meeting on May 14, 2020, beginning at 3:00 p.m., Central Time. The Meeting will be held at the Company’s headquarters at 700 Milam Street, Suite 1900, Houston, Texas 77002.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be included in a press release available at www.cheniere.com/2020AnnualMeeting and filed with the SEC as additional proxy materials. If you are planning to participate in the Meeting, please check the Company’s website prior to the meeting date. It is important that you retain a copy of the control number found on the proxy card, as such number will be required in order for shareholders to gain access to any meeting held solely by means of remote communication.

The Notice of Annual Meeting (“Notice”), Proxy Statement, proxy card and 2019 Annual Report on Form 10-K for the year ended December 31, 2019, are being mailed to shareholders on or about April 10, 2020.

DO I NEED A TICKET TO ATTEND THE MEETING?

No. You will only need proof of your ownership of Cheniere common stock and valid government-issued picture identification to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere common stock as of the Record Date, such as a bank or brokerage account statement, to be admitted to the Meeting.

For the safety of our shareholders and our employees, we will be following official guidance regarding the coronavirus or COVID-19 from the U.S. Centers for Disease Control and Prevention and our policies and procedures adopted to implement such guidance and take any necessary and appropriate precautions with respect to attendance at and admission to the Meeting.

If we determine that it is necessary or appropriate to hold the Meeting solely by means of remote communication due to developments regarding the coronavirus or COVID-19, shareholders or their proxy holders would need to log into the virtual Meeting website in order to attend the virtual Meeting. It is important that you retain a copy of the control number found on the proxy card, as such number will be required in order for shareholders to gain access to any meeting held solely by means of remote communication. Further information about attending the Meeting, including how to demonstrate your ownership of our common stock as of the Record Date, would be announced and instructions provided in advance of the Meeting in a press release available at www.cheniere.com/2020AnnualMeeting and filed with the SEC. Please note that you will only be able to access this website if we decide to hold a virtual Meeting.

If you have any questions about attending the Meeting, you may contact Investor Relations at Investors@cheniere.com or 713-375-5000.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

WHO IS ENTITLED TO VOTE AT THE MEETING?

Holders of Cheniere common stock at the close of business on the Record Date are entitled to receive the Notice and to vote their shares at the Meeting. As of the Record Date, there were 252,080,245 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

2020 PROXY STATEMENT	91

GENERAL INFORMATION

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares. The Notice, Proxy Statement, proxy card and 2019 Annual Report on Form 10-K for the year ended December 31, 2019, have been sent directly to you by Cheniere. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice, Proxy Statement, proxy card and 2019 Annual Report on Form 10-K for the year ended December 31, 2019, have been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

DO SHAREHOLDERS HAVE ANY APPRAISAL OR

DISSENTER’ RIGHTS ON THE MATTERS TO BE VOTED

ON AT THE MEETING?

No, shareholders of the Company will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Meeting.

HOW DO I VOTE?

You may vote using any of the following methods:

By mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposals if your bank, broker or other holder of record does not receive specific voting instructions from you: Proposal 1 to elect directors, Proposal 2 to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for 2019, Proposal 4 to approve the Cheniere Energy, Inc. 2020 Incentive Plan and Proposal 5 to vote on the shareholder proposal regarding climate change risk analysis.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

If you are the shareholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the Meeting. You will need proof of your ownership of Cheniere common stock and valid government-issued picture identification to enter the Meeting. See “Do I need a ticket to attend the Meeting?” above for more information on the requirements to enter the Meeting.

92	CHENIERE

FREQUENTLY ASKED QUESTIONS

CAN I REVOKE MY PROXY?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding question.

WHO WILL RECEIVE A PROXY CARD?

If you are a shareholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form. If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

IS THERE A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING?

The names of shareholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., Central Time, at our offices at 700 Milam Street, Suite 1900, Houston, Texas 77002, by contacting the Corporate Secretary of the Company. If we determine to hold the Meeting by remote communication, a list of our shareholders of record will be made available to shareholders during the Meeting through the virtual Meeting website.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum is present. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1 – Directors are elected by a majority of the votes cast with respect to such director nominee at the Meeting, meaning that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the eleven nominees for director. Abstentions and broker non-votes represented by submitted proxies will not be considered votes cast and therefore will not be taken into account in determining the outcome of the election of directors.

Proposal 2 – To be approved, Proposal 2 regarding the compensation of the Company’s named executive officers for fiscal year 2019 must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter, present in

2020 PROXY STATEMENT	93

GENERAL INFORMATION

person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 2 without specific instructions from you. Abstentions will be counted “against” Proposal 2. Broker non-votes will have no effect on Proposal 2 as they are not “entitled to vote” on the matter.

Proposal 3 – To be approved, Proposal 3 to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020 must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter, present in person or by proxy at the Meeting. If you are a beneficial owner, your bank, broker or other holder of record has the authority to vote your shares on Proposal 3 if you have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will be counted “against” Proposal 3.

Proposal 4 – To be approved, Proposal 4 to approve the 2020 Plan must receive the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the matter, present in person or by proxy (with abstentions counting as votes against the matter and broker non-votes not counting as shares entitled to vote on the matter). If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 4 without specific instructions from you because Proposal 4 is not considered a “routine” matter.

Proposal 5 – To be approved, Proposal 5 the shareholder proposal regarding climate change risk analysis must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter, present in person or by proxy at the Meeting. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on Proposal 5 without specific instructions from you. Abstentions will be counted “against” Proposal 5. Broker non-votes will have no effect on Proposal 5 as they are not “entitled to vote” on the matter.

WHAT IF A DIRECTOR NOMINEE DOES NOT RECEIVE A MAJORITY OF VOTES CAST?

Our Amended and Restated Bylaws, as amended (“Bylaws”) require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). If a nominee who is serving as a director is not elected at the Meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, the holdover director is required to tender his or her resignation to the Board. The Governance and Nominating Committee of the Board then would consider the resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board would then make a decision whether to accept the resignation, taking into account the recommendation of the Governance and Nominating Committee. The director who tenders his or her resignation will not participate in the Governance and Nominating Committee’s or the Board’s decision. The Board is required to disclose publicly (by a press release and a filing with the SEC) its decision regarding the tendered resignation and, if the tendered resignation is rejected, the rationale behind the decision within 90 days from the date of the certification of the election results. If a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the Bylaws and the Restated Certificate of Incorporation of the Company, as amended.

COULD OTHER MATTERS BE DECIDED AT THE MEETING?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented for consideration at the Meeting, the persons named as proxies in your proxy card will have the discretion to vote on those matters for you.

94	CHENIERE

FREQUENTLY ASKED QUESTIONS

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

The Company will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired D. F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to solicit proxies. We will pay D.F. King a fee of $15,000 plus expenses for these services.

WHO WILL COUNT THE VOTE?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

2020 PROXY STATEMENT	95

OTHER MATTERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING TO BE HELD ON MAY 14, 2020

The Proxy Statement, including the Notice and 2019 Annual Report on Form 10-K for the year ended December 31, 2019, are available on our website at http://www.cheniere.com/2020AnnualMeeting. Please note that the Notice is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our shareholders to access and review the proxy materials before voting.

SHAREHOLDER PROPOSALS

Management anticipates that the Company’s 2021 Annual Meeting of Shareholders will be held during May 2021. Any shareholder who wishes to submit a proposal for action to be included in the Proxy Statement and form of proxy relating to the Company’s 2021 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to the Company by December 11, 2020. Any such proposals should be timely received by the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2021 proxy materials. If a shareholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” under our Bylaws, the proposal must be received by the Secretary of the Company at the Company’s Headquarters no earlier than the close of business on January 14, 2021 and not later than the close of business on February  13, 2021.

DIRECTOR NOMINEES FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT (PROXY ACCESS)

Our Bylaws permit shareholders (or groups of no more than 20 shareholders) who have maintained (individually and, in the case of a group, collectively) continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years and has complied with the other requirements set forth in our Bylaws, to submit an aggregate number of director nominees of up to 20% of the number of directors serving on the Board for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) satisfy the requirements set forth in our Bylaws.

•

When to send such proposals. Notice of director nominees submitted under these Bylaw provisions must be received by our Secretary no earlier than November 11, 2020 and no later than 5:00 p.m., Central Time, on December 11, 2020.

•	Where to send such proposals. Proposals should be addressed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, TX 77002.

•	What to include. Notice must include the information required by our Bylaws, which are available on our website at www.cheniere.com.

COMMUNICATIONS WITH THE BOARD

The Board maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual director or directors

96	CHENIERE

HOUSEHOLDING OF PROXY MATERIALS

to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address, although each shareholder will receive a separate proxy card. Once a shareholder has received notice from his or her broker that they will be householding materials, householding will continue until the shareholder is notified otherwise or revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, or if a shareholder is receiving multiple copies of either document and wishes to receive only one, the shareholder should notify his or her broker. If a shareholder would like to receive a separate copy of this Proxy Statement, Notice of Annual Meeting or 2019 Annual Report on Form 10-K for the year ended December 31, 2019, he or she should contact the Company by writing to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002; (713) 375-5000. The Company undertakes to deliver the requested materials promptly upon request.

AVAILABILITY OF DOCUMENTS

The Company is including with this Proxy Statement a copy of its 2019 Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the 2019 Annual Report on Form 10-K for the year ended December 31, 2019 (including exhibits thereto) for the Meeting and future shareholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Paper or email copies of this Proxy Statement and the 2019 Annual Report on Form 10-K for the year ended December 31, 2019 (including exhibits thereto) for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department, contacting Investor Relations at Investors@cheniere.com or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/2020AnnualMeeting. Any such requests must be made by April 30, 2020 to facilitate timely delivery.

By order of the Board of Directors

Sean N. Markowitz

Corporate Secretary

April 10, 2020

2020 PROXY STATEMENT	97

APPENDIX A

CHENIERE ENERGY, INC.

2020 INCENTIVE PLAN

2020 PROXY STATEMENT	A-1

APPENDIX A

A-2	CHENIERE

APPENDIX A

CHENIERE ENERGY, INC.

2020 INCENTIVE PLAN

1. ESTABLISHMENT OF PLAN. Cheniere Energy, Inc. hereby establishes the “Cheniere Energy, Inc. 2020 Incentive Plan”, which was adopted by the Board on April 7, 2020, subject to the approval of the Company’s shareholders. The Plan shall become effective on the date on which the Company’s shareholders approve the Plan (the “Effective Date”). The Plan replaces the Cheniere Energy, Inc. 2011 Incentive Plan (as amended, the “Prior Plan”) for Awards granted on or after the Effective Date. Awards may not be granted under the Prior Plan beginning on the Effective Date, but this Plan shall not affect the terms or conditions of any award granted under the Prior Plan prior to the Effective Date.

2. PURPOSES. The purposes of the Plan are (i) to offer selected Employees (including without limitation Executive Officers), Consultants and Non-Employee Directors of the Company or its Affiliates an opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to provide performance-related incentives to certain of such Employees and Consultants to achieve established Performance Goals, and (iv) to promote the growth and success of the Company’s business by aligning the financial interests of such Employees, Consultants and Non-Employee Directors with that of the stockholders of the Company. Toward these objectives, this Plan provides for the grant of performance and non- performance-based equity Awards and performance-based Cash Awards.

3. DEFINITIONS. As used herein, unless the context requires otherwise, the following terms have the meanings indicated below.

(a) “Addendum” means an addendum to the Plan approved by the Compensation Committee, as constituted from time to time, of the Board containing terms, conditions and limitations applicable to certain Awards to Employees and other individuals described in the addendum who, in each case, are residents of a country other than the United States to which such addendum relates. An Award to an individual under an Addendum shall be made pursuant to, and subject to the terms and conditions of, the Plan, as modified by the terms of the Addendum.

(b) “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10 % or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, however, with respect to Awards of Options and Stock Appreciation Rights that are intended to be excluded from the application of Section 409A of the Code, the term affiliate will be applied in a manner to ensure that the Common Stock covered by such Awards would be “service recipient stock” with respect to the Participants to whom the Awards are granted; and provided further, however, with respect to Awards of Options that are intended to be Incentive Stock Options, Affiliate means an entity described in clauses (ii) and (iii) of this Section 3(b) and any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted.

(c) “Award” means any right granted under the Plan (or under the Plan as modified by an Addendum), including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, Bonus Stock, a Cash Award, a Performance Award, a Phantom Stock Award, and an Other Stock or Performance-Based Award, whether granted singly or in combination, to a Participant pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

(d) “Award Agreement” means any written agreement, notice, program and/or similar document evidencing the terms of an Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award granted pursuant to Section 13 of the Plan.

(g) “Cause” means:

(i) in the case of a Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate;

(ii) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of a written employment agreement between such Participant and the Company or Affiliate, which employment agreement includes a definition of “Cause,” the term “Cause” as used in the Plan or any agreement establishing an Award shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

2020 PROXY STATEMENT	A-3

APPENDIX A

(iii) in the case of a Participant who is eligible for benefits under a severance plan sponsored by the Company or one of its Affiliates, the term “Cause” as used in the Plan or any agreement establishing an Award shall have the meaning set forth in such severance plan during the period that the Participant remains eligible for benefits under that plan; and

(iv) in all other cases,

(A) the willful commission by the Participant of a crime or other act of misconduct that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; or

(B) the commission by the Participant of an act of fraud in the performance of the Participant’s duties on behalf of the Company or an Affiliate; or

(C) the willful and material violation by the Participant of the Company’s Code of Business Conduct and Ethics Policy; or

(D) the continuing and repeated failure of the Participant to perform his or her duties to the Company or an Affiliate, including by reason of the Participant’s habitual absenteeism (other than such failure resulting from the Participant’s incapacity due to physical or mental illness), which, with respect to Executive Officers, has continued for a period of at least thirty (30) days following delivery of a written demand for substantial performance to the Participant by the Board (or its designee) which specifically identifies the manner in which the Board (or its designee) believes that the Participant has not performed his or her duties.

For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate, as the case may be. The determination of whether Cause exists with respect to an Executive Officer shall be made by the Board (or its designee) in its sole discretion and with respect to all other Participants, the existence of Cause shall be determined by the Company’s Chief Human Resources Officer or, if none, the most senior human resources officer in his or her sole discretion in consultation with the Company’s Chief Legal Officer or, if none, the most senior legal officer.

(h) “Change in Control” means the occurrence during the term hereof of any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any Affiliate, (B) any employee benefit plan of the Company or of any Affiliate, (C) an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3(a) of the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) individuals who, as of the Effective Date, constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose nomination by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (excluding any individual whose initial assumption of office results from an election contest or threatened election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board, or any agreement intended to avoid or settle any such contest or solicitation (collectively, a “Contest”)) shall be considered as though such individual were a member of the Incumbent Board. For purposes of this definition, “Incumbent Board” means the members of the Board on the Effective Date excluding any individual whose initial assumption of office resulted from a Contest.

Notwithstanding the foregoing, a Change in Control shall not occur or be deemed to occur if any event set forth in subsections (i)—(iv) above, which would otherwise constitute a Change in Control, occurs as a direct result of the consummation of a transaction solely between the Company and one or more of its controlled Affiliates.

A-4	CHENIERE

APPENDIX A

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to the Plan would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control under the applicable clause (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(j) “Committee” means the Compensation Committee and the Equity Grant Committee, as applicable, each acting within the scope of its authority under the Plan with respect to the matter covered by the particular reference.

(k) “Common Stock” means the common stock of the Company, $0.003 par value per share or the common stock that the Company may in the future be authorized to issue.

(l) “Company” means Cheniere Energy, Inc., a Delaware corporation, and any successor corporation.

(m) “Compensation Committee” means the Compensation Committee, as constituted from time to time, of the Board that is appointed by the Board to administer the Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Compensation Committee” for purposes of the Plan shall mean the Board; provided, however, that as necessary in each case to satisfy the requirements of Rule 16b-3 with respect to Awards granted under the Plan, while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.

(o) “Continuous Service” means the provision of services to the Company or an Affiliate, or any successor, as an Employee, Director or Consultant which is not interrupted or terminated. Except as otherwise provided in a particular Award agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate, or any successor, as an Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of each Incentive Stock Option, if such leave exceeds ninety (90) days, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90)-day period.

(p) “Director” means a member of the Board or the board of directors of an Affiliate.

(q) “Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person or, if such a plan does not exist at any relevant time, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Award, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(r) “Employee” means any person, including an Executive Officer or Director, who is employed by the Company or an Affiliate. The payment of compensation by the Company or an Affiliate to a Director or Consultant solely with respect to such individual rendering services in the capacity of a Director or Consultant, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.

(s) “Executive Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

2020 PROXY STATEMENT	A-5

APPENDIX A

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock has an established market by virtue of being listed or quoted on any registered stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid price, if applicable) on such exchange (or, if the Common Stock is listed or traded on more than one registered exchange, on the exchange with the greatest volume of trading in the Common Stock) on the day of determination (or if no such price is reported on that day, on the last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(ii) In the absence of any listing or quotation of the Common Stock on any such registered exchange, the Fair Market Value shall be determined in good faith by the Committee.

(v) “Incentive Stock Option” means any Option that satisfies the requirements of Section 422 of the Code and is granted pursuant to Section 8 of the Plan.

(w) “Non-Employee Director” means a Director of the Company who either (i) is not an Employee or Officer, does not receive compensation (directly or indirectly) from the Company or an Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Non-Qualified Stock Option” means an Option granted under Section 8 of the Plan that is not intended to be an Incentive Stock Option.

(y) “Option” means an Award granted pursuant to Section 8 of the Plan to purchase a specified number of shares of Common Stock during the Option period for a specified exercise price, whether granted as an Incentive Stock Option or as a Non-Qualified Stock Option.

(z) “Other Stock or Performance-Based Award” means an award granted pursuant to Section 14 of the Plan that is not otherwise specifically provided for in the Plan, the value of which is based in whole or in part upon the value of a share of Common Stock.

(aa) “Participant” means any Employee, Non-Employee Director, or Consultant to whom an Award has been granted under the Plan.

(ab) “Performance Award” means an Award granted pursuant to Section 13 of the Plan to a Participant that is subject to the attainment of one or more Performance Goals.

(ac) “Performance Goal“ means a standard established by the Committee based on one or more business criteria described in Section 13 to determine in whole or in part whether a Performance Award shall be earned.

(ad) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(ae) “Phantom Stock Award” means an Award granted pursuant to Section 11 of the Plan.

(af) “Plan” means this Cheniere Energy, Inc. 2020 Incentive Plan, as set forth herein and as it may be amended from time to time.

(ag) “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

(ah) “Restricted Stock Award” means an Award granted under Section 12(a) of the Plan of shares of Common Stock issued to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions, as are established by the Committee.

(ai) “Restricted Stock Unit Award” means an Award granted under Section 12(b) of the Plan.

(aj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

(ak) “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

A-6	CHENIERE

APPENDIX A

(al) “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(am) “Stock Appreciation Rights” means an Award granted under Section 10 of the Plan.

(an) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

4. INCENTIVE AWARDS AVAILABLE UNDER THE PLAN. Awards granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Restricted Stock Awards; (d) Stock Appreciation Rights; (e) Bonus Stock, (f) Cash Awards; (g) Performance Awards; (h) Phantom Stock Awards; (i) Restricted Stock Unit Awards; and (j) Other Stock or Performance-Based Awards.

5. SHARES SUBJECT TO PLAN. Subject to adjustment pursuant to Section 15(a) hereof, the aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 8,000,000 plus the number of additional shares of Common Stock available for future awards under the Prior Plan as of the Effective Date and the number of Shares related to awards under the Prior Plan as of the Effective Date which thereafter terminate or are forfeited, canceled or that expire for any reason (the “Share Pool Limit”). At all times during the term of the Plan, the Company shall allocate and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. Except for shares of Common Stock issued with respect to awards that are assumed or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction), the number of shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock issued in connection with the exercise or settlement of an Award or used to determine the amount of cash paid in connection with the exercise of Stock Appreciation Rights and the settlement of Phantom Stock Awards. Any shares of Common Stock (x) covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires or (y) except as provided below, that otherwise would be issued but are withheld in respect of taxes (up to the maximum statutory rate), shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Share Pool Limit and shall remain available for Awards under the Plan; provided that the following shall not remain available for Awards under the Plan and shall count against the Share Pool Limit: (i) any shares tendered or withheld to pay the exercise price of, or tax withholding obligations related to, Options or Stock Appreciation Rights, (ii) any shares repurchased by the Company from a Participant with the proceeds from the exercise of Options and (iii) any shares reserved for issuance under a Stock Appreciation Right Award that exceed the number of shares actually issued upon exercise. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Common Stock, (b) Common Stock held in the treasury of the Company, or (c) previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market, in each case as the Committee may determine from time to time in its sole discretion.

6. ELIGIBILITY.

(a) Awards other than Incentive Stock Options may be granted to Employees (including without limitation Executive Officers), Directors, and Consultants. Incentive Stock Options may be granted only to Employees. Except as provided in this Section 6, the Compensation Committee in its sole discretion shall select the recipients of Awards.

(b) The Board may delegate to a committee of one or more members of the Board who are not Non-Employee Directors (the “Equity Grant Committee”) the authority to grant equity-based awards, including Options, Restricted Stock Awards and Restricted Stock Unit Awards, subject to the terms of the Plan, including specifically the limitations contained in this Section 6 and any additional limitations as may be contained in resolutions adopted by the Board from time to time, to selected Employees and Consultants who are not then (A) Executive Officers or (B) Non-Employee Directors or members of the Equity Grant Committee. The aggregate number of shares of Common Stock subject to Options granted by the Equity Grant Committee may not exceed 3,000,000 shares in any one calendar year. The aggregate number of shares of Common Stock covered by Restricted Stock Awards and Restricted Stock Unit Awards in the aggregate granted by the Equity Grant Committee in any one calendar year may not exceed 600,000 shares of Common Stock. Additionally, the aggregate number of shares of Common Stock that may be awarded to any individual under Options granted by the Equity Grant Committee may not exceed 450,000 shares and the aggregate number of shares of Common Stock that may be awarded to any individual under Restricted Stock Awards and Restricted Stock Unit Awards in the aggregate granted by the Equity Grant Committee may not exceed 150,000 shares.

(c) A Participant may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Employee, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

2020 PROXY STATEMENT	A-7

APPENDIX A

7. LIMITATION ON INDIVIDUAL AWARDS. Except for Cash Awards described in Section 13, no individual shall be granted, in any calendar year, Awards under the Plan covering or relating to an aggregate of more than 6,000,000 shares of Common Stock, of which no more than 6,000,000 shares may be granted in the form of Incentive Stock Options. Additionally, no Non-Employee Director shall be granted in any calendar year Awards in respect of regular annual fees under the Plan (excluding, for the avoidance of doubt, any special or one-time awards) with an aggregate grant date fair value exceeding $495,000.

8. OPTIONS.

(a) Terms and Conditions of Options. Except with respect to grants of Non-Qualified Stock Options by the Equity Grant Committee, the Committee shall determine whether an Option shall be granted as an Incentive Stock Option or a Non-Qualified Stock Option. The Committee shall determine the provisions, terms and conditions of each Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, repurchase provisions, forfeiture provisions, methods of payment, and all other terms and conditions of the Option, subject to the requirements of Section 16 and the following:

(i) Exercise Price. The exercise price of an Option shall be not less than the Fair Market Value of the shares of Common Stock on the date of grant of the Option. In addition, the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The exercise price for each Option granted under this Section 8 shall be subject to adjustment pursuant to Section 15(a).

(ii) Exercise Period. Options shall be exercisable within the time or times or upon the event or events determined by the Committee and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the expiration of ten (10) years from the date of grant of the Option, and provided further, that no Incentive Stock Option granted to a Ten Percent Stockholder shall be exercisable after the expiration of five (5) years from the date of grant of the Option.

(iii) Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Participant are exercisable for the first time by such Participant during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options. If the Code is amended after the Effective Date to provide for a different limit than the one described in this Section 8(a)(iii), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

(b) Transferability of Options. Options granted under the Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however , that the Participant may designate persons who or which may exercise his Options following his death. Notwithstanding the preceding sentence, Non-Qualified Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may provide for in the Participant’s Award Agreement and approve prior to any such transfer. No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Option would not be eligible to be registered on Form S-8 promulgated under the Securities Act.

(c) Manner of Exercise. Options may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice or by an exercise election made by a Participant through an electronic procedure authorized by the Company (which method or procedure need not be the same for each Participant), stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased and satisfaction of the tax withholding provisions described in Section 17.

(d) Payment of Exercise Price. Payment of the aggregate exercise price for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Participant, in any of the following methods: (i) if a public market for the Common Stock exists, upon the Participant’s written request, the Company may deliver certificates for the shares of

A-8	CHENIERE

APPENDIX A

Common Stock for which the Option is being exercised to a broker for sale on behalf of the Participant, provided that the Participant has irrevocably instructed such broker to remit from the proceeds of such sale directly to the Company on the Participant’s behalf the full amount of the exercise price plus any taxes the Company is required to withhold; (ii) by surrender to the Company for cancellation of shares of Common Stock owned by the Participant having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the cancellation of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; provided that such surrendered shares are not subject to any pledge or other security interest and have or meet such other requirements, if any, as the Committee may determine necessary in order to avoid an accounting earnings charge in respect of the Option being exercised; (iii) by a “net exercise” method whereby the Company withholds from the delivery of shares of Common Stock subject to the Option (or the portion thereof that is being exercised) that number of whole shares having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the issuance of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; or (iv) by any combination of the foregoing, including a cash payment. No shares of Common Stock may be issued until full payment of the purchase price thereof has been made.

(e) Exercise of Option Following Termination of Continuous Service.

(i) Subject to the other provisions of this Section 8(e), (A) a Participant may exercise an Incentive Stock Option for a period of three (3) months following the date the Participant’s Continuous Service terminates and (B) a Participant may exercise a Non-Qualified Stock Option for a period of six (6) months following the date the Participant’s Continuous Service terminates, but in each case, only to the extent the Participant was otherwise entitled to exercise the Option on the date the Participant’s Continuous Service terminates.

(ii) If the Participant’s Continuous Service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise the Option shall immediately terminate.

(iii) If the Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise the Option for a period of one (1) year following the date the Participant’s Continuous Service terminates.

(iv) In the event of the termination of the Participant’s Continuous Service as a result of the Participant’s death, the Participant’s estate, or a person who acquired the right to exercise the Option by bequest or inheritance, may exercise the Option for a period of one (1) year following the Participant’s date of death.

(v) An Option shall terminate to the extent not exercised on the last day of the specified post- termination exercise periods set forth above or the last day of the original term of the Option, whichever occurs first.

(vi) The Committee shall have discretion to determine whether the Continuous Service of a Participant has terminated, the effective date on which such Continuous Service terminates and whether the Participant’s Continuous Service terminated as a result of the Disability of the Participant.

(f) Limitations on Exercise.

(i) The Committee may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Option that may be purchased on any exercise of an Option; provided that such minimum number will not prevent Participant from exercising the full number of shares of Common Stock as to which the Option is then exercisable.

(ii) The obligation of the Company to issue any shares of Common Stock pursuant to the exercise of any Option shall be subject to the condition that such exercise and the issuance and delivery of such shares pursuant thereto comply with the Securities Act, all applicable state securities laws and the requirements of any stock exchange or market-quotation system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise. The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or market-quotation system, and the Company shall have no liability for any inability or failure to do so.

(iii) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any securities or other applicable laws.

(g) Modification, Extension And Renewal of Options. The Committee shall have the power to modify, cancel, extend (subject to the provisions of Section 8(a)(ii) hereof) or renew outstanding Options and to authorize the grant of new Options and/or Restricted Stock Awards in substitution therefor; provided, however, that (i) except as permitted by Section 15(a) of the Plan, any such action may not reprice any outstanding Option to reduce the exercise price thereof, directly or indirectly, without the approval of the

2020 PROXY STATEMENT	A-9

APPENDIX A

stockholders of the Company and, (ii) without the written consent of any affected Participant, (A) impair any rights under any Option previously granted to such Participant or (B) cause the Option or the Plan to become subject to Section 409A of the Code. Notwithstanding anything to the contrary contained in this Section 8(g), no Option may be replaced with another Award that would have a higher intrinsic value than the value of the Option at the time of its replacement. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

(h) Acquisitions and Other Transactions. The Committee may, from time to time, assume outstanding options granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Option under the Plan in replacement of or in substitution for the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under the Plan if the terms of such assumed option could be applied to an Option granted under the Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other entity had applied the rules of the Plan to such grant. The Committee also may grant Options under the Plan in settlement of or substitution for outstanding options or obligations to grant future options in connection with the Company or an Affiliate acquiring another entity, an interest in another entity or an additional interest in an Affiliate, whether by merger, stock purchase, asset purchase or other form of transaction. Notwithstanding the foregoing provisions of this Section 8, in the case of an Option issued or assumed pursuant to this Section 8(h), the exercise price for the Option shall be determined in accordance with the principles of Sections 424(a) and 409A of the Code as applicable.

9. BONUS STOCK AWARDS.

(a) Bonus Stock Awards. The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Common Stock for such consideration, if any, as established by the Committee and that are not subject to forfeiture provisions (a “Bonus Stock Award”).

(b) Rights as Shareholder. Shares of Common Stock awarded pursuant to a Bonus Stock Award shall be represented by a stock certificate registered in the name of and delivered to, or held in a book entry account by the Company’s transfer agent established on behalf of, the Participant to whom such Bonus Stock Award is granted.

(c) Payment for Bonus Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received by a Participant pursuant to a Bonus Stock Award. In the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Bonus Stock Award, except to the extent otherwise required by law.

10. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights to Employees, Consultants or Non-Employee Directors. The terms and conditions of Stock Appreciation Rights, including the vesting and exercise provisions, shall be set forth in an Award Agreement. A Stock Appreciation Right may be granted (i) if unrelated to an Option, at any time or (ii) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. The exercise price of any Stock Appreciation Right shall be not less than the Fair Market Value of the Common Stock on the grant date of the Award.

(a) Payment of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase, if any, in Fair Market Value of the Common Stock between the grant and exercise dates. The Committee may specifically designate in the Award Agreement that such Award will be settled (i) only in cash, (ii) only in shares of Common Stock or (iii) in such combination of such forms and, if not so provided in the Award Agreement, the Award will be settled in shares of Common Stock unless the Committee determines, at the time of exercise of the Award, that the Award will be settled in cash or a combination of shares of Common Stock and cash.

(b) Tandem Rights. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case (i) the Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) the exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised and (iii) the Stock Appreciation Rights will not be transferable (other than by will or the laws of descent and distribution) except to the extent the Related Option is transferable. Upon the exercise of an Option granted in connection with Stock Appreciation Rights, the Stock Appreciation Rights shall be cancelled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.

(c) Stock Appreciation Rights Unrelated to an Option. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term greater than ten (10) years. Each such Stock Appreciation Right that is unrelated to an Option may be exercised by the Participant for a period of six (6) months following the date the Participant’s Continuous Service terminates, but only to the extent the Participant was otherwise entitled to exercise the Stock Appreciation Right on the date the Participant’s Continuous Service terminates (and in no event later than the expiration date of the Award); provided, however , that if the Participant’s Continuous Service terminates for Cause, the Participant’s right to exercise the Stock Appreciation Right shall immediately terminate.

A-10	CHENIERE

APPENDIX A

11. PHANTOM STOCK AWARDS. The Committee may, from time to time and subject to the terms of the Plan, grant Phantom Stock Awards to Employees, Consultants and Non-Employee Directors.

(a) Payment of Phantom Stock Awards. A Phantom Stock Award is a right to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of a specified number of shares of Common Stock issued or paid at the end of a vesting period or the last day of a specified deferral period.

(i) Award and Restrictions. Satisfaction of a Phantom Stock Award shall occur upon expiration of the deferral period or a vesting period specified for such Phantom Stock Award by the Committee (which may include a risk of forfeiture), if any, as the Committee may impose. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.

(ii) Award Period; Forfeiture. The Committee shall establish, at the time of grant of each Phantom Stock Award, a period over which (or the conditions with respect to which) the Award shall vest with respect to the Participant and the time at which the Award will be settled and paid.

12. RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS.

(a) Restricted Stock Awards. The Committee may, from time to time and subject to the terms of the Plan, grant Restricted Stock Awards to Employees, Consultants and Non-Employee Directors.

(i) Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and to an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions and the vesting period shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions and the vesting period shall lapse on the passage of time, the attainment of one or more Performance Goals, established by the Committee or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall be stated in the Award Agreement and vesting of such Restricted Stock Award shall occur upon the lapse of the Forfeiture Restrictions applicable to such Restricted Stock Award.

(ii) Rights as Stockholder. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant of such Restricted Stock Award or by a book entry account with the Company’s transfer agent. The Participant shall have the right to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Award, (i) the Participant shall not be entitled to delivery of the stock certificates evidencing the shares of Common Stock or release of transfer restrictions on shares of Common Stock held in a book entry account with the Company’s transfer agent until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the stock certificates evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions expire and (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions expire. During the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any Restricted Stock Award will be retained by the Company for the account of the Participant. Such dividends or other distributions will revert back to the Company if for any reason the Restricted Stock Award reverts back to the Company. Upon the expiration of the Forfeiture Restrictions, all dividends or other distributions made on such Restricted Stock Award and retained by the Company will be paid, without interest, to the Participant.

(iii) Release of Common Stock. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Participant (or the transfer restrictions on shares of Common Stock held in a book entry account for the Participant will be released) promptly after, and only after, the Forfeiture Restrictions expire and Participant has satisfied all applicable federal, state and local income and employment tax withholding requirements. The Participant, by his acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

(iv) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided that in the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

2020 PROXY STATEMENT	A-11

APPENDIX A

(b) Restricted Stock Unit Awards. The Committee may, from time to time and subject to the terms of the Plan, grant Restricted Stock Unit Awards to Employees, Consultants and Non-Employee Directors.

(i) Settlement of Restricted Stock Unit Awards. A Restricted Stock Unit Award is a right to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of a specified number of shares of Common Stock issued or paid at the end of a vesting period or the last day of a specified deferral period.

(A) Award and Restrictions. Settlement of a Restricted Stock Unit Award shall occur upon expiration of the deferral period or a vesting period specified for such Restricted Stock Unit Award by the Committee (which may include a risk of forfeiture), if any, as the Committee may impose. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.

(B) Award Period. The Committee shall establish, at the time of grant of each Restricted Stock Unit Award, a period over which (or the conditions with respect to which) the Award shall vest with respect to the Participant and the time at which the Award will be settled and paid. Except as otherwise determined by the Committee or as may be set forth in any Restricted Stock Unit Award Agreement, employment or other agreement or plan pertaining to a Restricted Stock Unit Award, upon termination of the Participant’s Continuous Service during the applicable deferral period or vesting period (including any applicable Performance Period) or portion thereof to which forfeiture conditions apply, all Restricted Stock Unit Awards that are at that time subject to deferral period or a vesting period shall be forfeited.

13. CASH AWARDS AND PERFORMANCE AWARDS.

(a) Cash Awards. The Committee shall, subject to the limitations of the Plan, have authority to grant Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Goals over a Performance Period established by the Committee. The determinations made by the Committee pursuant to this Section 13(a) shall be specified in the applicable Award agreement or other document or documents established by the Committee pursuant to which the Cash Award is granted.

(b) Designation as a Performance Award. The Committee shall have the right to designate any Award of Options, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Other Stock or Performance- Based Awards as a Performance Award. All Cash Awards shall be designated as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions. The grant and/or settlement of a Performance Award shall be subject to the terms and conditions set forth in this Section 13. The Committee may also grant performance-based Awards pursuant to Section 14 that are not intended to satisfy the provisions of this Section 13.

(c) Performance Goals. The grant or vesting of a Performance Award shall be subject to the achievement of Performance Goals over a Performance Period established by the Committee based upon one or more business criteria, which may include those described in Section 13(c)(ii).

(i) General. The Performance Goals for Performance Awards shall consist of one or more criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. Performance Goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(ii) Business Criteria. One or more of the following business criteria may be used by the Committee, without limitation, in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) revenue (including increased revenues); (C) profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); (D) cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow, distributable cash flow and distributable cash flow per share and net cash flow before financing activities); (E) return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (F) economic value added; (G) gross margin; (H) net income measures (including income after capital costs and income before or after taxes); (I) earnings; (J) pretax earnings; (K) earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA; (L) earnings before taxes and depreciation (“EBTD”); (M) earnings before interest and taxes (“EBIT”); (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (P) stock price measures (including growth measures and total stockholder return); (Q) debt reduction; (R) price per share of Common Stock; (S) market share; (T) earnings per share or adjusted earnings per share (actual or growth in); (U) economic value added (or an equivalent

A-12	CHENIERE

APPENDIX A

metric); (V) market value added; (W) debt to equity ratio; (X) expense measures (including overhead cost and general and administrative expense); (Y) changes in working capital; (Z) margins; (AA) stockholder value; (BB) proceeds from dispositions; (CC) total market value; (DD) customer satisfaction or growth; (EE) contracted LNG quantity and (FF) implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects. Any goals may be determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. The Committee may determine that certain items, events or occurrences, including unusual or nonrecurring items, changes in accounting standards or tax laws, or other adjustments shall be added to or excluded from the calculation of any of the business criteria.

(iii) Performance Period. Achievement of performance goals in respect of Performance Awards may be measured based on performance over a Performance Period, as specified by the Committee, or may be determined based on whether or not the performance goals are satisfied at any time prior to the expiration of a Performance Period.

14. OTHER STOCK OR PERFORMANCE-BASED AWARDS.

The Committee is hereby authorized to grant to Employees, Consultants and Non-Employee Directors, Other Stock or Performance-Based Awards, which shall consist of a right that (i) is not an Award described in any other Section of the Plan and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock or Performance-Based Award. The term of an Award granted under this Section shall in no event exceed a period of ten (10) years (or if the Award is intended to satisfy the provisions of Section 13, such shorter period provided for in Section 13).

15. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a) Capital Adjustments. The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, the exercise or purchase price of such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance under Sections 5 and 7 shall be proportionately adjusted or an equitable substitution shall be made with respect to such shares to reflect, as determined by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws or other applicable laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and either (i) the value of any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded down to the nearest whole number, as determined by the Committee. Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Notwithstanding the foregoing provisions of this Section 15, no adjustment may be made by the Committee with respect to an outstanding Award that would cause such Award and/or the Plan to become subject to Section 409A of the Code.

(b) Dissolution or Liquidation. The Committee shall notify the Participant at least twenty (20) days prior to any proposed dissolution or liquidation of the Company. Unless provided otherwise in an individual Award Agreement, to the extent that an Award has not been previously exercised or settled, or the vesting conditions have not lapsed, any such Award other than a Restricted Stock Award shall expire and any such Award that is a Restricted Stock Award shall be forfeited and the shares of Common Stock subject to such Restricted Stock Award shall be returned to the Company, in each case, immediately prior to consummation of such dissolution or liquidation, and such Award shall terminate immediately prior to consummation of such dissolution or liquidation. A “dissolution or liquidation of the Company” shall not be deemed to include, or to be occasioned by, any merger or consolidation of the Company with any other corporation or other entity or any sale of all or substantially all of the assets of the Company (unless that sale is effected as part of a plan of liquidation of the Company in which the Company’s business and affairs are wound up and the corporate existence of the Company is terminated).

(c) Change in Control. Unless specifically provided otherwise with respect to Change in Control events in an individual Award Agreement or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change in Control occurs, each Option and Stock Appreciation Right which is at the time outstanding under the Plan shall (i) automatically become fully vested and exercisable, immediately prior to the specified effective date of such Change in Control, for all of the shares of Common Stock at the time represented by such Option or Stock Appreciation Right and (ii) expire twenty (20) days after the Committee gives written notice to the Participant specifying the terms and conditions of the

2020 PROXY STATEMENT	A-13

APPENDIX A

acceleration of the Participant’s Options or Stock Appreciation Rights, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire. To the extent that a Participant exercises his Option before or on the effective date of the Change in Control, the Company shall issue all Common Stock purchased by exercise of that Option (subject to the Participant’s satisfaction of the requirements of Section 17), and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. If a Participant does not exercise his Option within the twenty (20) day period described above, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire, the Option or Stock Appreciation Right shall immediately be forfeited and the Participant shall have no further rights to exercise the Option or Stock appreciation Right. Notwithstanding the foregoing provisions, in the event of any Change in Control, all of the Company’s obligations regarding Options and Stock Appreciation Rights that were granted hereunder and that are outstanding and vested on the date of such event (taking into consideration any acceleration of vesting in connection with such transaction) may, on such terms as may be approved by the Committee prior to such event, be (i) assumed by the surviving or continuing corporation (or substituted options of equal value may be issued by such corporation) or (ii) canceled in exchange for cash, securities of the acquiror or other property in an amount equal to the amount that would have been payable to a Participant pursuant to the Change in Control event if the Participant’s vested Options and Stock Appreciation Rights had been fully exercised immediately prior to the Change in Control event; provided, however, that if the amount that would have been payable to a Participant pursuant to such transaction if such Participant’s vested Options and Stock Appreciation Rights had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, the Committee may, in its discretion, cancel any or all such Options for no consideration or payment of any kind.

Unless specifically provided otherwise with respect to Change in Control events in an individual Award Agreement or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change in Control occurs, the Restricted Period applicable to outstanding Restricted Stock Awards, Restricted Stock Unit Awards and all other outstanding Awards subject to forfeiture provisions (other than Awards consisting of Options or Stock Appreciation Rights) shall lapse and such Awards shall become fully vested and settled (subject, in each case, to satisfaction by the affected Participant of the requirements of Section 17).

16. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.

(a) General. In addition to the other terms and conditions of the Plan pursuant to which Awards may be granted, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and, to the extent permissible under Section 409A of the Code, terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that the Committee shall not have any discretion to accelerate or waive any term or condition of an Award that would cause the Participant to incur additional taxes under Section 409A of the Code. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.

(b) Form of Award. Each Award granted under the Plan shall be evidenced by an Award Agreement in such form (which need not be the same for each Participant) as the Committee from time to time approves, but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that Awards satisfy the requirements of Section 409A of the Code to avoid the imposition of excise taxes thereunder and any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code. The Award Agreement shall be delivered to the Participant, with a copy of the Plan and other relevant documents, within a reasonable time after the date of grant. Notwithstanding any other provision of the Plan relating to Award Agreements, an Award and related documents, including the Plan and any prospectus for the Plan, may be delivered to a Participant in electronic format pursuant to such policies and procedures as adopted from time to time by the Company. If an Award or related documents are delivered in an electronic format and the Participant consents to participate in the electronic Award procedures established by the Company to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(c) Date of Grant. The date of grant of an Award shall be the date on which the Committee makes the determination to grant such Award unless a later date is specified by the Committee at the time of such determination.

(d) Awards Criteria; Minimum Vesting. In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Participant as it deems appropriate. Notwithstanding any other provision of the Plan to the contrary, all Awards under the Plan shall be subject to a minimum vesting schedule of at least 12 months following the date of grant of the Award, provided, however, that up to 5% of the shares underlying Awards granted after the Effective Date (including all Bonus Stock Awards) may be subject to vesting schedules of

A-14	CHENIERE

APPENDIX A

less than 12 months. Awards under the Plan granted to Non-Employee Directors in respect of regular annual fees shall be deemed to satisfy the minimum vesting schedule set forth in the preceding sentence regardless of whether the Company’s subsequent regular annual meeting of shareholders is at least 12 months following the date of grant of the Award.

(e) Form and Timing of Payment under Awards. Subject to the terms of the Plan and any applicable Award, payments to be made upon the exercise or settlement of an Award shall be made as soon as administratively practicable following the date on which the amount is payable. The settlement of any Award may, subject to any specific provisions or limitations set forth in the Award, be paid in the form of cash, Common Stock or a combination thereof, as determined by the Committee in connection with such settlement; provided, however, that no Award other than a Cash Award may be paid in cash in lieu of shares of Common Stock if the Committee determines that such action would cause the Participant to be subject to an additional tax under Section 409A of the Code.

(f) Termination of Continuous Service.

(i) Termination for Cause. In the event a Participant’s Continuous Service is terminated for Cause, all outstanding Awards that have then not been settled (whether vested or unvested) shall be forfeited immediately and any shares of Restricted Stock for which the vesting period had not lapsed as of the Participant’s termination of Continuous Service shall be transferred immediately out of the Participant’s name.

(ii) Death; Disability. Except as otherwise provided in an Award Agreement or an employment or other agreement or plan, any Award granted hereunder which is not otherwise vested shall vest in full (with any performance conditions deemed earned at the target level) upon the death or Disability of the Participant.

(iii) Involuntary Termination. Except as otherwise provided in an Award Agreement or an employment or other agreement or plan, in the event that a Participant’s Continuous Service is terminated involuntarily without Cause and subject to the Participant’s execution of a release of claims in the form provided by the Company, (x) any unvested Awards that are not subject to performance-vesting conditions and that were granted at least six (6) months prior to the date of termination shall vest in full, and (y) a pro rata portion (determined based on the number of complete months during the performance period that the Participant was employed or, if longer, the service vesting period in which the Participant was employed divided by the number of months in the performance period or, if longer, the service vesting period) of any unvested Awards that are subject to performance-vesting conditions and that were granted at least six (6) months prior to the date of termination will remain outstanding and shall vest based on the actual performance levels achieved in accordance with the terms of the award. For purposes of this Section 16(f)(iii), the service vesting period shall be the period from the grant date through the date on which (but for any termination-related vesting rights) the Participant is required to remain employed in order to vest in such Award.

(iv) Other Termination. Except as otherwise provided in an Award Agreement or an employment or other agreement or plan, or as otherwise determined by the Committee, in the event that a Participant’s Continuous Service terminates in circumstances not otherwise set forth in this Section 16(f), any unvested Award granted hereunder shall be forfeited immediately and any shares of Restricted Stock for which the vesting period had not lapsed as of the Participant’s termination of Continuous Service shall be transferred immediately out of the Participant’s name.

(g) Transferability of Awards. Except as provided in Section 8(b) with respect to Non-Qualified Stock Options, Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Participant only by the Participant; provided that the Participant may designate persons who or which may exercise or receive his Awards following his death.

(h) Privileges of Stock Ownership. Except as provided in the Plan with respect to Bonus Stock Awards and as provided in Section 12(a)(ii) with respect to Restricted Stock Awards, no Participant will have any of the rights of a shareholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised or settled and the purchased or awarded shares are issued and delivered to the Participant, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided otherwise in the Plan. No Award (or portion thereof) may provide for the payment of dividends or dividend equivalents before the date on which the Award (or portion thereof) vests. With respect to any Award that provides an entitlement to dividends or dividend equivalents, such dividends or dividend equivalents will be retained by the Company for the account of the Participant during the vesting period and will revert back to the Company if for any reason the Award is forfeited or reverts back to the Company prior to vesting. Upon vesting, all dividends or dividend equivalents retained by the Company in respect of such Award will be paid, without interest, to the Participant.

(i) Clawback. Awards under the Plan shall be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time or any clawback or recapture provisions set forth in an Award Agreement or program to the extent provided in such

2020 PROXY STATEMENT	A-15

APPENDIX A

policy, program or agreement and, in accordance with such policy, program or agreement, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Participant.

(j) Section 409A.

(i) Separation from Service. Notwithstanding any provision contained in the Plan to the contrary, no amount shall be paid pursuant to the Plan that is treated as a “nonqualified deferred compensation plan” as described in Section 409A(a)(1) of the Code relating to a Participant’s termination of Continuous Service with the Company or an Affiliate unless such termination of Continuous Service constitutes a “separation from service” as such term is defined under Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(ii) Deferred Payments for Certain Key Employees. Notwithstanding any other provision contained in the Plan or a related Award document to the contrary, if the Company determines that (i) at the time of the Participant’s Separation from Service the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any payments to be provided to the Participant under the Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if paid at the time such payments are otherwise required under the Plan or a related Award document, then such payments shall be delayed until the earlier of (A) the date that is six months after the date of the Participant’s Separation from Service or (B) the Participant’s death. If the amounts delayed are payable in installments, the delayed payments will be paid on the first day of the seventh month following the date of the Participant’s separation from service (or earlier death). The provisions of this Section 16(j)(ii) shall only apply to the minimum extent required to avoid the Participant’s incurrence of any 409A Taxes.

(iii) Section 409A Compliance; Separate Payments. The Plan is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Plan or a related Award document become subject to (A) the gross income inclusion set forth within Section 409A(a)(1) (A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that a Participant may be eligible to receive under the Plan or a related Award document shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

17. WITHHOLDING FOR TAXES.

Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any income and employment tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. In addition, on the occurrence of an event with respect to an Award that requires the Company to withhold taxes, the Participant shall make arrangements satisfactory to the Company whereby such taxes may be paid. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock that otherwise would have been acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an Executive Officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) that otherwise would have been issued in connection with such Award payment or exercise.

18. MISCELLANEOUS.

(a) No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

(c) Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such shares or such other consideration might violate any applicable law.

A-16	CHENIERE

APPENDIX A

(d) Administration. The Plan shall be administered by the Committee. The Committee shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations from time to time. The interpretation by the Committee of any of the provisions of the Plan or any Award granted under the Plan shall be final, binding and conclusive upon the Company and all persons having an interest in any Award or any shares of Common Stock acquired pursuant to an Award. Notwithstanding the authority hereby delegated to the Committee to grant Awards to Employees, Directors and Consultants under the Plan, the Board shall have full authority, subject to the express provisions of the Plan, to grant Awards to Employees, Directors and Consultants under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provision of Awards granted to Employees, Consultants and Directors under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan. The Board or Compensation Committee may delegate any of its powers under the Plan to a subcommittee of the Compensation Committee or one of their respective members, or to one or more officers of the Company designated by the Board or Compensation Committee from time to time, in each case subject to applicable laws and the requirements of any stock exchange or market-quotation system upon which the shares of Common Stock may then be listed or quoted. No member of the Committee or the Board (or their designees) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award granted hereunder.

(e) Effect of Plan. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Award, or in other related documents shall confer upon any Employee, Director or Consultant any right with respect to such person’s Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person’s Continuous Service at any time, with or without cause.

(f) No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(g) Amendment or Termination of Plan. The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of Award, exercise agreement or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with the Code, including Section 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an amendment to the terms of an Award) signed by the Participant and the Company. Notwithstanding the preceding sentence, the Board unilaterally may amend the Plan to the extent necessary or appropriate to prevent the Plan or an Award from being subject to the provisions of Section 409A of the Code; provided that any such amendment is permitted by Section 409A of the Code, Treasury regulations issued thereunder or other guidance issued by the Internal Revenue Service.

(h) Effective Date; Term of Plan. The Plan shall become effective on the date on which the Company’s shareholders approve the Plan. If the Plan is not so approved by the Company’s shareholders, then the Plan will be null and void in its entirety and the Prior Plan will remain in full force and effect. Unless sooner terminated by action of the Board, the Plan shall terminate on the earlier of (i) the tenth (10th) anniversary of the Effective Date or (ii) the date on which no shares of Common Stock subject to the Plan remain available to be granted as Awards under the Plan according to its provisions.

(i) Severability and Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be

2020 PROXY STATEMENT	A-17

APPENDIX A

fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(j) Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.

A-18	CHENIERE

APPENDIX B

Definition of Cumulative Distributable Cash Flow Per Share and Absolute Total Shareholder Return for

2019 LTI Awards

Performance Period: January 1, 2019 through December 31, 2021

Definition of Distributable Cash Flow

Cheniere Energy, Inc. (the “Company”) defines Distributable Cash Flow as net income (loss) (prior to noncontrolling interest), adjusted for certain non-cash items, restructuring and severance payments, litigation settlement payments, subsequent board approved projects that re-invest otherwise distributable cash flow, subsequent board approved capital allocation initiatives related to debt pay down or share buybacks that affect distributable cash flow per share, cash settled share based compensation above or below assumed forecasts, cash settled taxes related to share based compensation above or below assumed forecasts, annual bonus payments above or below assumed targets, changes in subsidiary distribution policies, less maintenance capital expenditures. Non-cash items include, but are not limited to, depreciation, depletion and amortization, non-cash compensation expense, paid-in-kind interest expense, gains and losses on disposals of assets, unrealized gains and losses on commodity, FX and interest rate risk management activities, non-cash restructuring expense, non-cash impairment charges, losses/gains on early extinguishment of debt and associated termination of interest rate hedges, change in income tax valuation allowance and deferred income taxes. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Company’s proportionate share of the investee’s distributable cash flow.

On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of the Company’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among the Company’s subsidiaries, the Distributable Cash Flow is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•

For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the Company includes distributions (including Management Fees and Tax Sharing Payments) to be received by the parent company.

•

For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the Company (including Management Fees and Tax Sharing Payments) is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to the Company, as adjusted, certain transaction-related and non-recurring expenses that are included in net income may be excluded as determined by the Compensation Committee.

Definition of Distributable Cash Flow Per Share

The Company defines Distributable Cash Flow Per Share as Distributable Cash Flow for any given quarter divided by weighted average shares outstanding for that quarter (share count assumption subject to adjustment for variances related to share based compensation).

Definition of Cumulative Distributable Cash Flow Per Share

The Company defines Cumulative Distributable Cash Flow Per Share as the sum of Distributable Cash Flow Per Share for the twelve consecutive quarters ended December 31, 2021.

Definition of Absolute Total Shareholder Return (ATSR)

The Company defines ATSR as the annualized rate of return that Cheniere Energy, Inc. shareholders receive through changes in share price and assumed reinvestment of dividends paid over the performance period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by Cheniere Energy, Inc. to its shareholders for purposes of Federal income taxation. For purposes of determining the ATSR, the change in the price of a share will be based upon (x) the average of the closing share prices on each of the 45 trading days preceding the start of the performance period and (y) the average of the closing share prices on each of the 45 trading days preceding the end of the performance period.

2020 PROXY STATEMENT	B-1

APPENDIX C

Definition of Cumulative Distributable Cash Flow Per Share and Absolute Total Shareholder Return for

2020 LTI Awards

Performance Period: January 1, 2020 through December 31, 2022

Definition of Distributable Cash Flow

Cheniere Energy, Inc. (the “Company”) defines Distributable Cash Flow as net income (loss) (prior to noncontrolling interest), adjusted for certain non-cash items, restructuring and severance payments, litigation settlement payments, subsequent board approved projects that re-invest otherwise distributable cash flow, subsequent board approved capital allocation initiatives related to debt pay down or share buybacks that affect distributable cash flow per share, cash settled share based compensation above or below assumed forecasts, cash settled taxes related to share based compensation above or below assumed forecasts, annual bonus payments above or below assumed targets, changes in subsidiary distribution policies, less maintenance capital expenditures. Non-cash items include, but are not limited to, depreciation, depletion and amortization, non-cash compensation expense, paid-in-kind interest expense, gains and losses on disposals of assets, unrealized gains and losses on commodity, FX and interest rate risk management activities, non-cash restructuring expense, non-cash impairment charges, losses/gains on early extinguishment of debt and associated termination of interest rate hedges, change in income tax valuation allowance and deferred income taxes. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Company’s proportionate share of the investee’s distributable cash flow.

On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of the Company’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among the Company’s subsidiaries, the Distributable Cash Flow is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•

For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the Company includes distributions (including Management Fees and Tax Sharing Payments) to be received by the parent company.

•

For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the Company (including Management Fees and Tax Sharing Payments) is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to the Company, as adjusted, certain transaction-related and non-recurring expenses that are included in net income may be excluded as determined by the Compensation Committee.

Definition of Distributable Cash Flow Per Share

The Company defines Distributable Cash Flow Per Share as Distributable Cash Flow for any given quarter divided by weighted average shares outstanding for that quarter (share count assumption subject to adjustment for variances related to share based compensation).

Definition of Cumulative Distributable Cash Flow Per Share

The Company defines Cumulative Distributable Cash Flow Per Share as the sum of Distributable Cash Flow Per Share for the twelve consecutive quarters ended December 31, 2022.

Definition of Absolute Total Shareholder Return (ATSR)

The Company defines ATSR as the annualized rate of return that Cheniere Energy, Inc. shareholders receive through changes in share price and assumed reinvestment of dividends paid over the performance period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by Cheniere Energy, Inc. to its shareholders for purposes of Federal income taxation. For purposes of determining the ATSR, the change in the price of a share will be based upon (x) the average of the closing share prices on each of the 45 trading days preceding the start of the performance period and (y) the average of the closing share prices on each of the 45 trading days preceding the end of the performance period.

2020 PROXY STATEMENT	C-1

APPENDIX D

Definition and Reconciliation of Non-GAAP Measure

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies. We use Consolidated Adjusted EBITDA as a quantitative performance goal in our annual incentive program.

Consolidated Adjusted EBITDA is calculated by taking net income attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the twelve months ended December 31, 2019 (in millions):

YEAR ENDED DECEMBER 31, 2019
Net income attributable to common stockholders	$648
Net income attributable to non-controlling interest	584
Income tax provision	(517)
Interest expense, net of capitalized interest	1,432
Loss on modification or extinguishment of debt	55
Derivative loss, net	134
Other expense	25

Income from operations	$2,361

Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	794
Gain from changes in fair value of commodity and FX derivatives, net	(355)
Total non-cash compensation expense	123
Impairment expense and loss on disposal of assets	23
Legal Settlement Expense	—

Consolidated Adjusted EBITDA	$2,946

2020 PROXY STATEMENT	D-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000458919_1 R1.0.1.18 CHENIERE ENERGY, INC. 700 MILAM STREET SUITE 1900 HOUSTON, TX 77002 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A G. Andrea Botta 1B Jack A. Fusco 1C Vicky A. Bailey 1D Nuno Brandolini 1E Michele A. Evans 1F David I. Foley 1G David B. Kilpatrick 1H Andrew Langham 1I Courtney R. Mather 1J Donald F. Robillard, Jr 1K Neal A. Shear The Board of Directors recommends you vote FOR proposals 2., 3. and 4.: For Against Abstain 2. Approve, on an advisory and non-binding basis, the compensation of the Company's named executive officers for 2019. 3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2020. 4. Approve the Cheniere Energy, Inc. 2020 Incentive Plan. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 5. Shareholder Proposal regarding climate change risk analysis Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.0000458919_2 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com CHENIERE ENERGY, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2020  The undersigned hereby appoints Michael J. Wortley and Sean N. Markowitz, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the 2020 Annual Meeting of Shareholders to be held at the Company's headquarters at 700 Milam Street, Suite 1900, Houston, Texas 77002 on Thursday, May 14, 2020 at 3:00 p.m. Central Time, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY (IF SIGNED) WILL BE VOTED "FOR" THE ELECTION OF THE ELEVEN DIRECTOR NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND "AGAINST" PROPOSAL 5. WHETHER OR NOT SPECIFICATIONS ARE MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE. Continued and to be signed on reverse side